     As filed with the Securities and Exchange Commission on April 24, 2002


                                                      Registration No. 333-54570

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              APS HEALTHCARE, INC.

             (Exact name of Registrant as specified in its charter)

                           --------------------------

           Delaware                        6324                    54-1602622
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)  Classification Code Number)

                          6705 Rockledge Drive, Suite 200
                              Bethesda, Maryland 20817
                                   (301) 571-0633

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             KENNETH A. KESSLER, MD
                              APS Healthcare, Inc.
                        6705 Rockledge Drive, Suite 200
                            Bethesda, Maryland 20817
                                 (301) 571-0633

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   Copies to:

          SIDNEY TODRES, ESQ.                         FREDERICK W. KANNER, ESQ.
     Epstein Becker & Green, P.C.                       Dewey Ballantine LLP
            250 Park Avenue                          1301 Avenue of the Americas
       New York, New York 10177                       New York, New York 10019
            (212) 351-4500                                 (212) 259-8000

                           --------------------------

Approximate date of commencement of proposed sale to public:

  As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                           --------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS            Subject to completion           April 24, 2002

--------------------------------------------------------------------------------


         Shares


[LOGO]


Common Stock


----------------------------------------------------------------------


This is our initial public offering of shares of common stock. No public market currently exists for our common stock. We expect the public offering price to be
between $    and $    per share.


We intend to apply to have our common stock listed on the Nasdaq National Market under the symbol "APSH."


Before buying any shares you should read the discussion of material risks of investing in our common stock under "Risk factors" beginning on page 11.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              Per share         Total
------------------------------------------------------------------------------------------------
Public offering price                                         $                 $
------------------------------------------------------------------------------------------------
Underwriting discounts and commissions                        $                 $
------------------------------------------------------------------------------------------------
Proceeds, before expenses, to APS                             $                 $
------------------------------------------------------------------------------------------------


The underwriters may also purchase up to         additional shares of common
stock from two of our stockholders identified under "Principal and selling stockholders" and us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus.



The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about              ,
2002.



SOLE BOOK-RUNNER AND CO-LEAD MANAGER       CO-LEAD MANAGER
UBS Warburg                              JPMorgan


                     CIBC World Markets

--------------------------------------------------------------------------------


Through and including       , 2002 (the 25th day after commencement of this
offering), federal securities law requires all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


TABLE OF CONTENTS
--------------------------------------------------------------------------------


Prospectus summary....................    2

The offering..........................    8

Summary consolidated financial and
  operating data......................    9

Risk factors..........................   11

Forward-looking information...........   21

Use of proceeds.......................   22

Dividend policy.......................   23

Capitalization........................   24

Dilution..............................   25

Selected consolidated financial
  data................................   27

Management's discussion and analysis
  of financial condition and results
  of operations.......................   29

Business..............................   40

Management............................   63

Related party transactions............   71

Principal and selling stockholders....   74

Description of capital stock..........   77

Shares eligible for future sale.......   82

Underwriting..........................   84

Legal matters.........................   86

Experts...............................   86

Where you can find more information...   87

Index to consolidated financial
  statements..........................  F-1


--------------------------------------------------------------------------------

Prospectus summary


THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 11.


OUR BUSINESS


We are a comprehensive managed behavioral healthcare company focusing on the management of mental health services and substance abuse treatment, often referred to together as behavioral healthcare, and the operation of employee assistance programs that address current and potential behavioral healthcare problems. We also provide medical management services that target high-cost health conditions and diseases, such as high-risk pregnancy, diabetes and asthma, where we work with our members and their healthcare providers to seek reduced costs and improved outcomes of treatment in both the near and long term.



Disorders covered by our managed behavioral healthcare programs range from routine stress and anxiety, to alcohol and drug abuse, to major mental health disorders, such as schizophrenia and severe depression. The managed behavioral healthcare services we provide include patient eligibility verification, patient assessment and referral, claims processing and payment, management reporting and maintenance of a network of healthcare providers that we contract with to provide necessary treatment. We also develop detailed profiles of our providers and preferentially refer members to a select group of our providers we identify based on their treatment approach, treatment outcomes, costs of care and patient satisfaction.



The medical management services we perform include disease management, predictive modeling, case management, utilization management and maternity management. In both our managed behavioral healthcare and medical management lines of business, we use predictive modeling, a technique that uses statistical formulas we have developed to identify cases we believe are likely to account for a disproportionately high share of medical costs. With the early identification of these cases, we believe the involvement of our case managers can often lead to improvements in the member's health condition, positive changes in their behavior and the possible avoidance of expensive treatments and hospitalization.



By employing the tools and experience we have gained in managing the costs of behavioral healthcare, we believe we can reduce the costs of care for other health conditions and diseases while improving treatment results. As many people with chronic medical conditions and diseases, such as diabetes, also require behavioral healthcare services, we believe a significant opportunity exists for us to manage treatment for both their chronic medical conditions and diseases and their behavioral healthcare needs in an attempt to improve the overall health of the patient, reduce the overall costs of care for our clients and obtain additional revenues for us from new and existing clients. The delivery of medical management services, which we have begun to provide to a greater degree than in the past, can address many of those other conditions and diseases and involves many of the same skills and types of clients as managed behavioral healthcare. With our recent acquisition of Innovative Resource Group, LLC, or IRG, we have expanded our existing expertise and capabilities in medical management.



From December 31, 1997 to December 31, 2001, our revenues grew from
$11.3 million to $126.3 million, a compounded average growth rate of 83% per year. During the same period, the number of our covered lives, or members, increased from approximately 2.2 million covered lives to approximately
9.8 million covered lives, a compounded average growth rate of 45% per year. If we include IRG's revenues and members, we would have had combined revenues of $173.2 million for 2001 and 11.4 million members as of December 31, 2001, with $148.1 million in revenues and 11.2 million members for managed behavioral healthcare services and employee assistance programs and $25.1 million in revenues and 836,000 members for medical management services. Based on our number of members as of December 31, 2001, we believe we are the third largest independent managed behavioral healthcare organization in the United States.


Clients to which we provide services include:


- commercial health plans, such as particular plans offered by Blue Cross Blue Shield organizations, Humana Inc., Kaiser Permanente, Coventry Health
    Care, Inc. and Christiana Care Health Plans;



- employers, such as Motorola, Inc., Pfizer, Inc., Rite Aid Corp., Raytheon Company, AMP Incorporated and the States of Maryland, Montana and South Carolina; and



- public sector programs, such as the non-risk Medicaid programs in the States of Georgia, West Virginia and Wisconsin, as well as an at-risk contract for a program similar to Medicaid in Puerto Rico that we previously served under a contract with two commercial health plans.


We have two general types of payment arrangements for our services:


- a non-risk arrangement, often referred to as an administrative services only contract, in which we agree to provide administrative and management services in return for a fixed fee based on an hourly, monthly, annual, per member or other measurement method, and our clients retain financial responsibility for all costs of treatment; and



- an at-risk arrangement, in which we assume financial responsibility for all costs of treatment and administrative and management services, in return for an all-inclusive fixed fee per member.



As of December 31, 2001, we had 7.5 million members under non-risk arrangements and 2.3 million members under at-risk arrangements, and our subsequent acquisition of IRG has increased the proportion of our members under non-risk arrangements.


OUR INDUSTRY


We target two large and growing areas of healthcare, managed behavioral healthcare and medical management.



Managed behavioral healthcare companies focus on matching an appropriate level of healthcare provider, treatment setting and care with the patient in order to promote better treatment outcomes and minimize costs. Services are generally offered through licensed clinical social workers, psychologists, psychiatrists and other medical professionals. In response to rising healthcare costs, managed behavioral healthcare has become increasingly important for companies seeking to reduce expenditures while improving patients' treatment outcomes.



According to OPEN MINDS, an industry publication, enrollment in managed behavioral healthcare organizations rose by 143% from approximately
86.3 million covered lives in 1993 to approximately 209.2 million covered lives in 2000. These organizations had revenues of approximately $4.4 billion in 1999, according to that publication.



Medical management has become increasingly relied upon to control the rising costs of healthcare. By using such tools as predictive modeling, data analysis, practice guidelines, provider and patient education and patient assessments, medical management aims to improve patient outcomes and reduce overall costs, primarily by seeking to match the appropriate healthcare resources to patients at the appropriate time and to avoid expensive treatments and hospitalization. Disease management refers to a more specific type of medical management that uses those techniques to treat members having a specific condition or disease.



The diseases and conditions that our disease management programs target account for significant healthcare costs. According to Diabetes Care, a magazine produced by the American Diabetes Association, diabetes accounts for $98 billion in medical costs in the United States each year and, according to the American Lung Association, asthma accounts for $8.1 billion in medical costs in the

United States each year. Disease management provides an opportunity to reduce overall healthcare costs while simultaneously improving treatment outcomes.



We expect that demand for managed behavioral healthcare and medical management services will continue to increase in keeping with the general trend in rising healthcare costs and as a result of factors specific to these services. We believe the following factors, among others, are contributing to the increasing demand for managed behavioral healthcare and medical management services:



- legislation mandating comparability of coverage between mental health benefits and other health benefits, often referred to as parity legislation;



- an increase in the awareness and acceptance of treatment for mental health problems;



- the recognition by employers that treating behavioral healthcare disorders can lead to improved productivity, reduced absenteeism, increased employee morale and lower overall healthcare costs;



- the disproportionate healthcare costs caused by the approximately 10% of the United States population that have historically accounted for nearly 70% of the healthcare costs in the United States;



- increased treatment options available through advances in prescription drugs;



- the response by employers to demands from employees for more comprehensive healthcare benefits;



- the increase of chronic diseases in an aging population where 13% of the population in the United States is presently over age 65 and that percentage is expected to grow to 19% by 2025; and



- the recognition that persons with chronic conditions and diseases have a higher likelihood of having behavioral healthcare disorders.



Managed healthcare organizations have responded to the increased demand by attempting to improve member access to healthcare services and by offering clients assistance with the complexity and costs of providing these services. In addition to the increased overall demand for services, managed healthcare organizations must address the growing needs of clients and members. Many clients are requiring more customized solutions, improvements in customer service and access to a national provider network. Many members are demanding access to a broader range of providers, benefits and treatment alternatives, less intrusion in the doctor-patient relationship and more user-friendly procedures.



As a result of industry consolidation, the number of national managed behavioral healthcare organizations that are not subsidiaries of health maintenance organizations, often referred to as captives, is limited. We believe only two other non-captive companies having national scope currently serve the managed behavioral healthcare market, Magellan Behavioral Health and ValueOptions Inc. We believe captives pose reduced competition to us because commercial health plans can be reluctant to use a captive of another commercial health plan, often viewing its parent organization as a competitor. In general, we believe industry consolidation has resulted in fewer choices for clients, as well as less consistent service in the industry.



OUR SOLUTION



In our managed behavioral healthcare line of business, we believe we differentiate ourselves from our competitors by focusing on goal-oriented therapy, quality of service and care and customizing our products and services to the client's individual needs, which we believe results in improved outcomes for both customers and providers. Goal-oriented therapy refers to a process by which a treatment plan is determined between the doctor and the patient with specific milestones and achievements throughout the therapy to monitor the treatment progress and success of the patient. To the extent progress is not made, this is quickly identified and a new course of therapy can be considered and pursued.

We offer clients a comprehensive range of products to meet their individual needs for managed behavioral healthcare and medical management services. We believe our approach to providing these services results in fewer administrative hurdles for members and providers, better treatment outcomes and reduced treatment costs. We use only a few offices, or hubs, across the nation to provide our administrative services, which we believe provides better management focus, decreases the complexity of our systems, lowers our overall costs and promotes a more consistent level of service. We provide our services in accordance with reporting and other standards necessary to satisfy the needs of large employers, as well as commercial health plans seeking to comply with the requirements of the principal accrediting organization in each of the managed behavioral healthcare and medical management industries.



In both our managed behavioral healthcare and medical management lines of business, we implement our solution by targeting both the member and the healthcare provider to maximize our results. For most behavioral or chronic medical diseases like diabetes, we emphasize changing member behavior by, for example, encouraging compliance with treatment programs. For more acute conditions, such as high-risk pregnancy, we focus more attention on provider behavior to monitor compliance with industry practices believed to be best.



Members. We believe we have the ability to prospectively identify the small number of high cost cases that account for a disproportionately high share of behavioral healthcare and medical costs. We then seek to use behavior modification and focused member contact to increase compliance with treatment programs to reduce the overall cost of care during the duration of the disease or condition. When the symptoms of serious health conditions go untreated or treatment plans are not followed, higher medical costs and lower productivity can result. We believe that, based on our behavioral healthcare experience, we have a competitive advantage in the medical management industry through our skills in assessing the readiness of members to change their behavior and creating a positive change in their behavior. We have selectively expanded our provider network, which now allows us to provide our members with greater access to care. In addition, we have recently made significant investments in our infrastructure, including enhancing our customer service capabilities, adding personnel and introducing a single, expandable computer system, to allow us to better service our markets.



Providers. We utilize provider profiling to identify a select group of our providers, based on treatment approach and results, cost of care and patient satisfaction. In our managed behavioral healthcare line of business, these providers generally utilize goal-oriented therapy for behavioral healthcare, which we believe is more effective in achieving positive treatment outcomes for patients in a cost-effective manner. In our medical management line of business, we encourage our providers to use the practices believed to be best in the industry. We seek to control costs and promote quality care and outcomes by preferentially referring members to these providers. We have also designed our operations to be less intrusive in the doctor-patient relationship by, for example, expediting our pre-authorization and subsequent review procedures in many cases.


OUR STRATEGY


We have developed a strategy intended to allow us to capitalize on the market opportunities in the managed behavioral healthcare and medical management industries. The major elements of our strategy include the following:



- Prospectively identify and proactively manage the member population with the highest cost cases to maximize the financial impact of our management programs. Historically, we have analyzed data to help predict members that would require a high amount of behavioral healthcare within twelve to eighteen months. The identification of these high-risk members early in their illnesses allows our case managers to work with them to try to improve their condition and potentially avoid the need for hospitalization. Recently, we have also applied this approach to our medical management programs to help identify the potentially most expensive cases, with the goal of modifying patient behavior through case management. By prospectively identifying complex cases, we believe we can lower the overall costs of providing healthcare while improving the satisfaction and health of the member.



- Pursue selected at-risk contracts with both large national and regional commercial health plans. We intend to pursue selected contracts with both large national and regional commercial health plans, including Blue Cross Blue Shield organizations, where we believe sufficient data exists to properly evaluate and price our program for the risks involved.



- Continue to grow non-risk contracts with large employers and governmental agencies. We intend to continue our focus on administrative services only contracts with large employers and governmental agencies. We tend to avoid at-risk contracts in the public sector because of the difficulty of appropriately pricing benefits and the need for substantial reserves and start-up capital.



- Market new services to attract new clients and offer expanded services to existing clients. The acquisition of IRG has provided us with growth opportunities to sell disease-focused services to new clients and to our current behavioral healthcare service clients, especially since a high percentage of persons with a chronic condition, such as diabetes, also suffer from a behavioral health disorder. Where expected to be profitable, we also intend to selectively add new services to obtain new clients and offer expanded services to existing clients, such as elder care and dependent care services.



- Provide industry leading customer service. We seek to set the industry standard for customer service in the managed behavioral healthcare industry by customizing our products and services to suit each client's needs.



- Acquire selected employee assistance programs and medical and disease management organizations. We seek to make acquisitions of businesses that will be complementary to our business and capable of being easily integrated into our current operations. In addition, we seek to acquire businesses that would benefit from our predictive modeling techniques to increase the quality and efficiency of their programs.



IRG ACQUISITION



In March 2002, we acquired Innovative Resource Group, LLC from Cobalt Corporation, a publicly traded Blue Cross Blue Shield organization, for a purchase price of $27 million, consisting of $17 million in cash and a subordinated promissory note for $10 million. Our acquisition of IRG, a provider of managed behavioral healthcare and medical management services, expands our existing capabilities in various areas of disease management, including high-risk pregnancy, diabetes and asthma. As part of the transaction, Cobalt affiliates have entered into seven-year agreements for us to provide managed behavioral healthcare and related services on an exclusive basis to approximately 500,000 members, primarily located in Wisconsin. For the year ended December 31, 2001, IRG's revenues were $46.9 million and its net income was $937,000. See "Unaudited Pro Forma Consolidated Financial Information" and "Business--Client Contracts--Cobalt."



OTHER CONSIDERATIONS



Investing in our common stock involves material risks. We incurred net losses each year since our inception in 1992, except 2000, and had an accumulated deficit of $27.2 million as of December 31, 2001. Three clients to which we provide managed behavioral healthcare services on an at-risk basis account for a substantial portion of our revenues. We operate in a highly competitive market and compete against companies with greater resources than we have. In addition, most of our contracts are short-term in nature. See "Risk factors" for a discussion of these and other risks.

HOW TO CONTACT US

Our principal executive offices are located at 6705 Rockledge Drive, Suite 200, Bethesda, Maryland 20817. Our telephone number is (301) 571-0633. Our website is http://www.apscare.com. Information found on our website is not a part of this prospectus.


APS Healthcare-TM-, CareConnection-TM- and the APS Healthcare logo are trademarks of ours.

The offering


Common stock offered by us...................  Shares

Common stock to be outstanding after this
  offering...................................  Shares

Proposed Nasdaq National Market symbol.......  APSH

Use of proceeds..............................  We intend to use the net proceeds from this offering to repay a portion of our
                                               outstanding debt and for general corporate
                                               purposes, including possible acquisitions.
                                               See "Use of proceeds."

Risk factors.................................  Investing in our common stock involves significant risks. See "Risk factors."



Unless otherwise indicated, the information contained in this prospectus does not reflect:



-   the contemplated one-for-   reverse stock split of our common stock to occur
    at or prior to the closing of this offering; and



-   any exercise of the underwriters' over-allotment option to purchase up to an
    additional        shares of our common stock.



The information above is based on shares outstanding as of    , 2002, assumes
the conversion of all outstanding shares of our class A common stock and preferred stock into shares of common stock, without classification, at or prior to the closing of this offering and excludes shares of common stock we may issue upon exercise of outstanding options and warrants, including the following as of December 31, 2001:



- 2,217,477 shares issuable upon exercise of options outstanding, which had a weighted average exercise price of $2.42 per share;



- 2,029,382 shares issuable upon exercise of warrants outstanding, which had a weighted average exercise price of $.12 per share; and



- 932,523 additional shares available for future grant under our stock option plan.



We intend to amend, at a later date, the registration statement of which this prospectus forms a part to revise historical information to give effect to the reverse stock split to occur at or prior to the closing of this offering.

Summary consolidated financial and operating data


The following summary consolidated financial data should be read with the consolidated financial statements and the notes to the statements and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The summary consolidated statement of operations data for the years ended December 31, 1999, 2000 and 2001, and the summary consolidated balance sheet data at December 31, 2001, are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The summary consolidated statement of operations data for the years ended December 31, 1997 and 1998 are derived from audited consolidated financial statements that are not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.



The unaudited pro forma statement of operations data gives effect to the acquisition of Innovative Resource Group, LLC as if it had occurred on
January 1, 2001 and the unaudited pro forma balance sheet data gives effect to the acquisition as if it had occurred on December 31, 2001 by consolidating the results of operations and financial position of IRG with our results of operations and financial position as of and for the year ended December 31, 2001. This information is derived from the unaudited pro forma consolidated financial statements that are included elsewhere in this prospectus. The unaudited pro forma as adjusted balance sheet data gives effect to the reclassification to permanent equity of 1,797,877 shares of class A common stock subject to repurchase, the conversion of 10,388,432 shares of preferred stock into common stock, the receipt of the estimated net proceeds from the sale of shares of common stock offered by this prospectus at an assumed initial
offering price of $      per share and the assumed repayment by us of $      of
our outstanding debt.



                                                                       Year ended December 31,
                                                  -----------------------------------------------------------------
                                                                                                   2001        2001
Statement of operations data                          1997       1998       1999       2000      Actual   Pro forma
-------------------------------------------------------------------------------------------------------------------
  (in thousands, except per share data)
  Managed behavioral healthcare revenue.........  $ 9,983    $28,199    $49,359    $68,934    $101,768    $123,604
  Medical management revenue....................       --         --        744      3,651       3,448      25,151
  Employee assistance program revenue...........    1,277      3,345      5,315     13,199      21,104      24,446
                                                  -------    -------    -------    -------    --------    --------
    Total revenues..............................   11,260     31,544     55,418     85,784     126,320     173,201

  Direct service expense........................    8,756     24,045     47,373     73,223     106,373     143,012
  General and administrative expense............    2,844      5,671      6,257      8,972      11,727      17,290
  Depreciation and amortization.................      434      1,373      1,942      3,117       3,874       7,555
                                                  -------    -------    -------    -------    --------    --------
    Total operating expenses....................   12,034     31,089     55,572     85,312     121,974     167,857
                                                  -------    -------    -------    -------    --------    --------
    Operating income (loss).....................     (774)       455       (154)       472       4,346       5,345
                                                  =======    =======    =======    =======    ========    ========
    Income (loss) from continuing operations....   (1,468)      (381)    (2,218)     1,712      (1,521)   $ (2,997)
                                                  =======    =======    =======    =======    ========    ========
    Net income (loss)...........................  $(3,066)   $(4,608)   $(4,659)   $ 1,392    $ (3,153)
                                                  =======    =======    =======    =======    ========
  Diluted net income (loss) per share from
    continuing operations.......................  $ (0.20)   $ (0.04)   $ (0.25)   $  0.08    $  (0.12)   $  (0.24)
                                                  =======    =======    =======    =======    ========    ========
  Diluted net income (loss) per share...........  $ (0.42)   $ (0.49)   $ (0.53)   $  0.06    $  (0.26)
                                                  =======    =======    =======    =======    ========
  Weighted average shares outstanding...........    7,359      9,308      8,866     22,941      12,247      12,247
                                                  =======    =======    =======    =======    ========    ========



Please see Note 2 to our consolidated financial statements for an explanation of the method used to calculate the per share amounts and the number of shares used in the computation of per share amounts.

                                                                      As of December 31,
                                                              ----------------------------------
                                                                              2001          2001
                                                                               Pro     Pro forma
Balance sheet data                                                2001       forma   as adjusted
------------------------------------------------------------------------------------------------
                                                                Actual
                                                              --------
  (in thousands)
  Cash and cash equivalents.................................  $ 5,990    $  3,409
  Working capital (deficit).................................   (3,652)     (6,667)
  Total assets..............................................   45,007      75,406
  Long-term debt, less current portion......................   19,250      44,250
  Common stock subject to repurchase........................    5,125       5,125
  Total stockholders' equity (deficit)......................   (4,458)     (4,458)



                                                                        As of December 31,
                                                 -----------------------------------------------------------------
                                                                                                  2001        2001
Operating data                                       1997       1998       1999        2000     Actual   Pro forma
------------------------------------------------------------------------------------------------------------------
  (in thousands, except percentages)
  Managed behavioral healthcare covered
    lives......................................      684      2,656      4,696       5,607      6,286       7,531
  Medical management covered lives.............       --         --        123         241        277         836
  Employee assistance program covered lives....    1,526        478      1,760       1,990      3,242       3,630
                                                 -------    -------    -------     -------    -------     -------
    Total covered lives........................    2,210      3,134      6,579       7,838      9,805      11,435
                                                 =======    =======    =======     =======    =======     =======
  % growth from previous year in covered
    lives......................................    2,088%        42%       110%         19%        25%         46%

  EBITDA for the year ended....................  $  (340)   $ 1,828    $ 1,788     $ 3,589    $ 8,220     $12,900



The number of covered lives listed above are estimates. We estimate the number of our covered lives based upon numbers reported to us by our clients or, in the case of some public sector clients, made publicly available. Some clients report to us a number of employees participating in our programs and we multiply that number by a factor, intended to account for the number of dependents, to estimate the number of our covered lives for these clients. The total covered lives as of December 31, 2001 on a pro forma basis represents the combined estimated number of our members that we and IRG had as of that date and is less than the total number of covered lives by each line of business because some members are covered in more than one line of business.



EBITDA, as presented above, represents income (loss) from continuing operations before interest expense, minority interest, other income, other expense, income taxes and depreciation and amortization. EBITDA is presented, not as an alternative measure of operating results or cash flows from operations, determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted financial indicator of a company's ability to finance its growth and service its debt. Our EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

--------------------------------------------------------------------------------

Risk factors

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND/OR RESULTS OF OPERATIONS COULD BE HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS


Three of our clients account for a substantial portion of our revenues, the loss of any of which would significantly reduce our revenues.



Our contract with Coventry accounted for 24% and 18% of our revenues for the years ended December 31, 2000 and 2001 and expires in 2007. In October 2001, we entered into a nine-month managed behavioral healthcare contract with the Puerto Rico Health Insurance Administration under which we expect to receive revenues of approximately $14 million in the first half of 2002. We will respond to the request for proposal for the renewal of this contract, which expires June 30, 2002, but cannot assure that we can renew this contract on satisfactory terms or at all. As part of our acquisition of Innovative Resource Group, LLC in March 2002, we entered into seven-year contracts with affiliates of Cobalt Corporation under which we expect to receive revenues of approximately
$18.0 million annually. The loss of any of these agreements could significantly harm our business. From time to time, we have had contractual disputes with Coventry, including those that have led to arbitration.



We have a history of net losses, which could continue.



We have incurred net losses each year from our inception in 1992 through December 31, 2001, except for the year ended December 31, 2000 in which we had net income of $1.4 million. For the years ended December 31, 1997, 1998, 1999 and 2001, our net losses were $3.1 million, $4.6 million, $4.7 million and $3.2 million. As of December 31, 2001, our accumulated deficit was $27.2 million.



Most of our contracts with clients are short term in nature and may be terminated without cause.



Our contracts with clients generally provide for initial terms of one to three years. After the initial term, many of these contracts are terminable without cause by the client upon notice, typically between 60 and 120 days. The termination of, or our inability to renew or extend, contracts with our clients could lead to decreased revenues and profitability.


We realize most of our revenues from contracts under which we assume significant financial risks.


Revenues under at-risk contracts accounted for approximately 70% and 71% of our revenues for the years ended December 31, 2000 and 2001, relating to approximately 19% and 24% of our covered lives in those periods. Under an at-risk contract, we assume all or a portion of the responsibility for the cost of providing a full or specified range of behavioral healthcare services to a specified member population in exchange, generally, for a fixed fee per member per month. For these contracts to be profitable, we must accurately estimate the rate of use of the covered services by the members and control the unit cost of these services. If the total costs of treatment services provided to members and related administrative services in a particular period exceeds the total per member per month fees


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                                                                              11

Risk factors
--------------------------------------------------------------------------------


received by us for those members for that period, we will incur a loss as to those members for that period. We cannot assure:



- that our assumptions as to service usage rates and costs will accurately and adequately reflect actual usage rates and costs; or



- that increases in the costs of providing behavioral healthcare services, or higher-than-anticipated usage rates, significant aspects of which we do not control, will not result in our expenses related to at-risk contracts exceeding our revenues from those contracts.



We operate in a highly competitive industry and our competitors include large, well established companies with substantial market share.



The managed behavioral healthcare industry is highly competitive. Many of our competitors in both the managed behavioral healthcare and medical management industries have greater financial, marketing and other resources and offer a broader range of services than we do. According to OPEN MINDS, an industry publication, two of our competitors, Magellan Behavioral Health and ValueOptions Inc., accounted for 33% and 11% of the market for managed behavioral healthcare services at July 2000. These two companies already have contracts with many of our potential clients. In addition, two of our three largest clients and many of our other clients are managed healthcare companies that may decide to provide managed behavioral healthcare services directly to their members in the future, rather than contracting with us for these services. In addition, we also compete with commercial health plans that offer managed behavioral healthcare services through their subsidiaries. Many of these subsidiaries also have greater market share than us.



Recently, together with our competitors, we have experienced competition based on price in negotiating contracts with HMOs and governmental agencies. Employer groups are also increasingly negotiating reductions in the rate of growth of premiums for their employees' health benefits, while demanding higher accountability for measurable accessibility, quality and service. If these trends continue, the cost of providing behavioral health care services could increase with the level of reimbursement increasing at a lower rate, or decreasing.



Our contracts with government agencies are obtained through a complicated bidding process, may be terminated at the convenience of the agencies, are subject to the availability of government funding and require us to comply with governmental regulations and policies.



We currently have contracts in the public sector with the Medicaid programs in the States of Georgia, West Virginia and Wisconsin and a similar program in Puerto Rico. For the year ended December 31, 2001, our public sector contracts accounted for approximately 11% of our revenues. Contracts with governmental agencies are obtained primarily through a competitive bidding process which often is time consuming and complex and typically may be modified or terminated for the convenience of the government agency at any time. New or renewed contracts with governmental agencies are dependent upon the availability of government funding. Further, contracting with government agencies requires that we comply with various governmental regulations and policies; failure to comply could result in our being barred from obtaining future contracts with the applicable agency and substantial fines.


If our clients do not maintain the number of members for which we receive payment, our revenues may decline and our business may suffer.

Our fees under many of our commercial health plan and employer client contracts are calculated on a per member per month basis. For these contracts, we rely on our clients' ability to maintain the number of members for which we receive payment. If our commercial health plan clients do not

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12
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Risk factors
--------------------------------------------------------------------------------

maintain enrollment of members or if our employer clients do not sustain their current workforce, our revenues may decline and our business may suffer.


We may be unable to successfully or efficiently integrate Innovative Resource Group, LLC into our operations and realize the full cost savings we anticipate to result from the acquisition.



In March 2002, we acquired Innovative Resource Group, LLC, a company that had previously operated as a subsidiary of another corporation. The difficulties of combining our and IRG's operations include the need to coordinate organizations with facilities in differing states and integrating personnel. We and IRG also have a number of differing information systems. Many of IRG's systems will have to be integrated with our systems or replaced.



The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our businesses and the loss of key personnel. Integration could also divert management's attention from operating the business as a whole or cause delays or difficulties that would harm our business.



The potential for cost savings and efficiencies that could result from the merger may not be realized within the time periods initially contemplated or at all.



We have realized a significant portion of our historical growth through acquisitions and intend to pursue additional acquisitions, but cannot assure that future acquisitions will yield the anticipated benefits.



We intend to pursue additional opportunities to expand our business through acquisitions. Our acquisition strategy involves numerous risks, including:



-   the inability to successfully identify appropriate acquisition candidates;



- the inability to successfully complete acquisitions or integrate acquired businesses;



-   the inability to obtain any necessary financing;



- adverse effects on our operating results from amortization of the intangible assets acquired; and



-   unanticipated liabilities and expenses.



We may not realize the benefits or strategic objectives anticipated for an acquisition.



Because the disease management industry is a relatively new segment of the overall healthcare industry, the demand for these services is uncertain and we may experience a lengthened process to obtain new contracts in this area.



Disease management, which is a type of medical management service that we offer, is a relatively new segment of the overall healthcare industry and has many entrants marketing various services and products labeled as disease management. The generic label of disease management has been utilized to characterize a wide range of activities. Because the industry is relatively new, the level of demand for these services is uncertain and purchasers of these services have not had significant experience purchasing, evaluating or monitoring these services, which generally results in a lengthened process to obtain new contracts.



Our rapid growth and expansion may continue to significantly strain our resources.



As our business has developed and expanded, we have had to hire additional employees and implement and maintain enhanced operational systems and financial controls. This has placed significant strain on our resources. If we are unable to hire more employees, maintain existing systems and controls or acquire and maintain new systems and controls, we may be unable to implement our growth strategy successfully and manage our expanded operations effectively and profitably.


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                                                                              13
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Risk factors
--------------------------------------------------------------------------------


We may underestimate our incurred but not reported medical and clinical expenses.



Our direct service expenses under our at-risk contracts include estimates of medical and clinical expenses for healthcare providers and facilities incurred by our members but not yet reported to us. Our internal accounting staff uses financial models developed by experts in insurance statistics to make these estimates based on a number of factors, including our prior claims experience and pre-authorizations of treatment, but we do not maintain our own staff of these experts. Adjustments, if necessary, are made to our direct service expenses in the period the actual claims costs are ultimately determined. In 1999, we recognized $966,000 in additional medical claims expense as a result of the actual claims for 1998 exceeding our estimates for those claims at December 31, 1998. Amounts recognized in 2000 and 2001 related to prior year claims were not material. We cannot assure that actual medical claims costs in future periods will not exceed our estimates. If these costs exceed our estimates, our profitability in future periods will be reduced.



Our annual and quarterly operating results have fluctuated in the past and may fluctuate in the future.



Our annual and quarterly operating results have historically fluctuated, and may continue to fluctuate, as a result of a variety of factors, including:


-   the loss or addition of clients;

-   the type of contractual payment arrangements we have with our clients;

-   the addition of new services;


-   increases in operating expenses;


-   increases in selling, general and administrative expenses;


- charges to earnings resulting from adjustments to estimates of expenses for healthcare providers and facilities, impairment of intangible assets, litigation or other factors;


-   regulatory changes; and

-   conditions in the healthcare industry.

Demand for behavioral healthcare services historically increases during the first calendar quarter and decreases during the third calendar quarter. The seasonal variability of demand for behavioral healthcare services significantly affects, and we believe will continue to affect, our quarterly operating results.


A reduction, or elimination, of our intangible assets could hurt our results of operations.



As of December 31, 2001, we had net intangible assets of approximately
$19.3 million, which constituted 43% of our total assets. These intangible assets include net goodwill of approximately $16.9 million. We periodically evaluate our goodwill based on a number of factors, including the prospects of the acquired companies to which the goodwill relates and whether changed circumstances indicate that all or a portion of the carrying value of our intangible assets may no longer be recoverable. Any determination requiring a significant reduction, or the elimination, of our intangible assets could hurt our results of operations.



We depend on our ability to retain and expand our network of contracting providers and on our discounted fee arrangements with those providers.



We rely on our network of contracting providers, without which we could not obtain or fulfill client contracts, to provide the necessary patient treatment under our programs. In order to grow, we must retain our existing network of approximately 29,000 contracting providers and attract additional


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14

Risk factors
--------------------------------------------------------------------------------


contracting providers. Typically, our contracts with hospitals and other facility providers are terminable without cause by either party upon 90 days' notice, and our contracts with psychiatrists, psychologists, social workers and other third party providers are terminable without cause by either party after the first year upon 90 days' notice. The loss of contracting providers or our inability to retain or improve our discounted fee arrangements with contracting providers could hamper our growth and operating results.



A limited number of consulting firms control access to many large employer clients and can restrict our access to this market.



Many large national employers rely on outside consulting firms to recommend healthcare programs like the ones we offer. Since five consulting firms service the majority of the large employer market, our access to this market depends on our ability to maintain good relations with these consulting firms.



The loss of our chairman and chief executive officer would hurt our business.



Kenneth A. Kessler, MD, founded APS and has served as its chairman and chief executive officer since its inception. We depend on Dr. Kessler for his strategic and management decisions and his loss would harm our business. We have an employment agreement with Dr. Kessler that expires on the earlier of June 30, 2004 and the repayment in full of our subordinated credit facility with Canpartners Investments IV, LLC, which we anticipate repaying upon the closing of this offering. We anticipate entering into an extension of Dr. Kessler's employment agreement, but cannot assure we will be able to do so on favorable terms, or at all. We currently have approximately $9.0 million of insurance coverage on his life.



A problem with our information systems or software could prevent us from operating our business.



We depend on our information systems and software for all of our principal operating functions, including claims authorization and payment, client and management reporting and billing. These systems and software can suffer unexpected interruptions from various events, including hardware failures, program modifications and power failures, that may compromise data and affect the systems' performance of critical functions. Much of the key software we rely upon for our operations has been specially designed for our use, which may lead us to experience problems and difficulties not experienced by users of commercially available software. Any failure or interruption of service of these systems or software could affect our ability to fulfill our obligations to provide services. We maintain business interruption insurance of up to $500,000 for our corporate headquarters and make daily backup copies of data on our information systems, but we cannot assure that our insurance or backup plans will be sufficient in the event of a failure or interruption of service.



We intend to rely on a single contractor to process and pay claims for healthcare services, and its failure to perform properly could affect our expenses and hurt our relations with clients, members and providers.



We recently entered into a five-year contract with a single contractor to process and pay almost all healthcare claims submitted to us, which we expect to start in September 2002 and become fully implemented over the next twelve months. The failure of this contractor to perform these services correctly and timely could cause our expenses to be understated or overstated and hurt our relations with clients, members and providers. In addition, in the event of the termination of this arrangement, we may be obligated to pay an early termination fee and may encounter technical difficulties and expense in moving this function back to us or to another contractor.


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                                                                              15

Risk factors
--------------------------------------------------------------------------------


We may incur losses from legal proceedings.



From time to time, we and our third party providers have and may continue to become involved in legal proceedings.



Representatives of the federal Department of Health and Human Services have claimed that approximately $1.2 million, including interest and penalties, is due from us as a result of amounts allegedly overpaid from 1995 to 1999 to now defunct subsidiaries of us that had provided healthcare services under a since discontinued mental health treatment program. We are currently negotiating with these intermediaries to reach a settlement. We cannot assure, however, we will be able to ultimately settle this matter or, if settled, that the amount of the final settlement will be favorable to us.



We cannot assure that any proceedings that we may become involved in will not negatively affect our ability to conduct our business or that we will not become subject to lawsuits arising from the provision of, or failure to provide, medical services by our contracting providers or our failure to authorize medical services.



We maintain managed care errors and omissions insurance of up to $3 million per claim and $5 million in the aggregate in the United States and $1 million per claim and in the aggregate for our operations in Puerto Rico, general liability insurance of $10 million per occurrence and $11 million in the aggregate and other coverage that we deem necessary. However, certain types of risks and liabilities are not covered by our insurance, and we cannot assure that the limits of coverage in the insurance we do have will be adequate to cover our losses in all instances. See "Business--Insurance."



We face various restrictions under state and federal laws, which may change to our disadvantage.



Our industry faces extensive and changing state and federal regulation. State laws that may affect us include licensure requirements for, and the regulation of, insurance and healthcare companies and restrictions on business corporations practicing medicine or exercising undue influence over, or sharing fees with, physicians and other healthcare professionals. In addition, we may be subject to laws and regulations directed to HMO's, prepaid limited health service plans, utilization review agents, preferred provider organizations or third party administrators including laws and regulations relating to timeliness of claims payment, issuance of denial letters and timeliness of appeal determinations. We are subject to periodic review by state regulators and violations may subject us to possible fines, penalties and civil claims. Federal laws that may affect us include restrictions on disclosure of patient health information, requirements for participation in federally funded healthcare programs and requirements for providing services to employee benefit plans. Existing United States laws governing Medicare and Medicaid and other similar state laws impose a variety of broad restrictions on financial relationships among healthcare providers. Federal anti-kickback laws prohibit healthcare providers from, among other things, making payments or furnishing other benefits intended to induce the referral of patients for services billed to Medicare, Medicaid or other federally funded programs. The Stark Laws prohibit physician referrals to entities with which physicians or their immediate family members have a financial relationship. Federal laws also contain anti-markup and direct billing rules that may apply to our relationships with patients. A number of proposals for healthcare reform have been made at the federal and state levels, including proposals to provide greater government control of healthcare spending, reduce fraud and abuse, broaden access to healthcare services and change the operating environment for healthcare providers and payors. The enactment of new legislation, or changes in existing laws or in their interpretation or enforcement, could require significant changes in our business operations, delay expansion of our business or require us to forego business opportunities. We believe we currently comply in all material respects with applicable federal and state laws and regulations.


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16

Risk factors
--------------------------------------------------------------------------------

State and federal laws that protect patient health information may increase our costs and limit our right to collect and use that information.


Numerous federal and state laws and regulations govern collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996, referred to as HIPAA, and related rules. HIPAA regulations establishing standards for the electronic transmission of certain health information became effective in 2000. HIPAA regulations establishing standards for privacy of individually identifiable health information became effective on April 14, 2001 and the compliance date for most entities, including ours, is April 14, 2003. These regulations restrict the use and disclosure of individually identifiable health information and provide patients with significant new rights to understand and control how their health information is used. Further, the U.S. Congress has been considering proposed legislation that would establish new federal standards for protection of personal information, such as medical information maintained and transmitted over the Internet, and the Federal Trade Commission has announced that it will also investigate Internet privacy issues. As part of our claims administration, utilization management and employee assistance program services, we collect and maintain patient-identifiable health information. Although we believe we comply in all material respects with laws and regulations regarding patient health information, failure to comply with existing or new laws or regulations, or incurring the costs necessary to comply with any new laws or regulations, relating to the collection, dissemination, use and confidentiality of patient health information could harm our business. In addition, failure to comply with existing or new laws or regulations that apply to us could subject us to civil or criminal penalties.



Some states require that we obtain licenses that can be costly and restrictive before conducting our business in those states.



In nearly all states, regulators require insurance licenses for companies that assume financial risk under contracts with employers and unions and, in California, New Jersey and Texas, regulators require insurance licenses for companies that assume financial risk under contracts with companies licensed as health maintenance organizations. We have generally sought to avoid these types of arrangements in those states, rather than obtain the required insurance licenses, which limits the degree to which we may expand our at-risk business. If a regulator in a state determines that we have entered into an impermissible arrangement, we could face significant fines or other penalties as a result of that arrangement. We cannot assure that states in which we assume risk that do not currently require licenses will not change their requirements and oblige us to become licensed or change the nature of our arrangements with our clients. Once licensed, in addition to annual fees, generally we would be required to maintain minimum levels of deposits, net worth, capital and surplus or reserves, and the right of our licensed subsidiaries to pay dividends, make investments and repay indebtedness would be limited. If we are unable to raise any capital required in a state, our ability to maintain or expand our at-risk business in that state would be impaired.


Recent types of legislation may make it harder to control our costs.

Emerging state and federal parity legislation, which requires comparable coverage for mental healthcare and other healthcare benefits, may limit our ability to control costs under our at-risk contracts. In addition, certain states have adopted or are considering any willing provider or patient protection access laws, which require various healthcare organizations to contract with or pay for the services of any healthcare provider willing to meet the terms of the organization's contracts. The potential expansion of our provider network as a result of these laws could also adversely affect our ability to control costs.

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                                                                              17
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Risk factors
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RISKS RELATED TO THIS OFFERING

Concentration of ownership of our common stock among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.


Upon completion of this offering, our executive officers, directors and current beneficial owners of 5% or more of our common stock and their affiliates will
beneficially own, in the aggregate, approximately   % of our outstanding common
stock, or   % if the underwriters' over-allotment option is exercised in full.
As a result, these persons, acting together, may have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors, mergers, consolidations or the sale of our assets. In addition, these persons, acting together, may have the ability to control our management and affairs. Accordingly, this concentration of ownership may harm the market price of our common stock by:


-   delaying, deferring or preventing a change in control;

-   impeding a merger, consolidation, takeover or other business combination; or

- discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control.

Please see "Principal stockholders" for additional information on the concentration of ownership of our common stock.


Our incorporation documents and Delaware law may delay or prevent a change of control that you may consider favorable or the removal of our current management.



Our amended and restated certificate of incorporation and bylaws and Delaware law contain provisions that could delay or prevent a change of control that you may consider favorable or the removal of our current management. Some of these provisions:



- authorize the issuance of preferred stock that can be created and issued by the board of directors without prior stockholder approval, commonly referred to as blank check preferred stock, with rights senior to those of common stock; and



-   provide for a classified board of directors.



These provisions allow the board of directors to affect your rights as a stockholder, since the board of directors can make it more difficult for common stockholders to replace members of the board. Because the board of directors is responsible for appointing the members of our management, these provisions could in turn affect any attempt to replace current management by the common stockholders. In addition, these provisions could delay or prevent an unsolicited takeover effort to acquire our company, which could inhibit your ability to receive an acquisition premium for your shares.


Our stock price could be volatile and your investment could suffer a decline in value.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:


-   changes in financial estimates by securities analysts;


-   contract acquisitions, renewals, expirations or terminations;

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18
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Risk factors
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-   conditions or trends in the managed healthcare or managed behavioral healthcare industries;


-   additions or departures of key personnel; and


-   sales of our common stock.

In addition, the stock market in general, and the Nasdaq National Market and the market for managed healthcare companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the companies involved. These broad market and industry factors may negatively impact the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs, potential liabilities and the diversion of management's attention and resources.

Future sales of our common stock may depress our stock price.


After this offering, we will have approximately               shares of common
stock outstanding, or              shares if the underwriters' over-allotment
option is exercised in full. The              shares sold in this offering, or
              shares if the underwriters' over-allotment option is exercised in full, will be freely tradable without restriction or further registration under the federal securities laws, unless purchased by one of our affiliates. The
remaining              shares of common stock outstanding after this offering
will be available for sale in the public market after the date of this prospectus, subject in some cases to volume and other limitations and subject to
lock-up agreements under which holders of              shares of our common
stock have agreed with the underwriters not to sell or otherwise dispose of their shares of common stock for a period of 180 days after the date of this prospectus. UBS Warburg LLC may, at its discretion, waive these lock-up restrictions prior to the expiration of the 180-day period without notice.



If our common stockholders sell substantial amounts of common stock in the public market, or the market perceives that these sales may occur, the market price of our common stock could fall. In addition, after this offering, the
holders of approximately              shares of our common stock will have
rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Sales by these stockholders, or the possibility that those sales could occur, may depress the price of our common stock. See "Shares eligible for future sale."


We may invest or spend the proceeds of this offering in ways with which you may not agree.

We intend to use a majority of the proceeds from this offering to repay debt and for general corporate purposes, including possible acquisitions. Because of the number and variability of factors that determine this use, the uses may vary substantially from those currently planned. Accordingly, we have broad discretion over the use of proceeds and we may invest or spend the proceeds of this offering in ways with which you may not agree.

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                                                                              19
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Risk factors
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We have a negative net tangible book value, and you will experience immediate and substantial dilution.


We currently have a negative net tangible book value. Assuming an initial public
offering price of $     , investors purchasing shares of common stock in this
offering will:



- pay a price per share that substantially exceeds the current per share value of our assets after subtracting liabilities; and



-   contribute   % of the total amount invested in us to date, but will own only
          % of the shares of common stock outstanding.



To the extent holders of outstanding stock options or warrants exercise their options or warrants, investors in this offering will experience further dilution. Please see "Dilution" for further information.


Because we do not expect to pay dividends, you will benefit from holding our stock only if the stock price appreciates.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. The Board of Directors has broad discretion to pay future dividends. Because we do not expect to pay dividends, you will benefit from holding our stock only if the stock price appreciates.

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20

--------------------------------------------------------------------------------

Forward-looking information


This prospectus contains forward-looking statements. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "should," "plan," "potential," "anticipate," "predict," "intend," "expect" and similar expressions or the negative of these terms identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in any such forward-looking statements are reasonable, these plans, intentions or expectations may not ultimately be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied, by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the heading "Risk factors" and elsewhere in this prospectus.


You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of proceeds


We estimate that we will receive net proceeds of approximately $      million
from our sale of the shares of common stock in this offering, assuming an
initial public offering price of $    per share and after deducting the
estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we
estimate that the net proceeds to us will be approximately $      million,
assuming the sale by the selling stockholders of all shares proposed to be sold by them.



We currently intend to use the net proceeds to repay a portion of our outstanding debt, as follows:



- our outstanding subordinated debt of $10 million incurred in March 2002 as partial payment of the purchase price for IRG, which currently bears interest at approximately 9.25% per year and matures upon the closing of this offering;



- our other outstanding subordinated debt to Canpartners Investments IV, LLC of approximately $7.75 million incurred in September 2000 to fund expansion of our information systems infrastructure, which bears interest at 15% per year, and matures June 2004;



- our senior bridge loan from Capital Source Finance LLC of approximately $5 million incurred in March 2002 in connection with our acquisition of IRG, which currently bears interest at 16% per year and matures upon the closing of this offering, which closing also requires our payment of a fee of approximately $1.3 million;



- two promissory notes in the aggregate amount of $706,000 we issued in August 2001 as partial payment of the purchase price for certain assets of Sheppard Pratt Health Plan, which bear interest at a weighted average rate of 8.4% per year and mature upon the closing of this offering; and



- a portion of our $30 million term loan from CapitalSource, which bears interest at the prime rate plus 4.5% currently and at the prime rate plus 1% upon the closing of this offering and matures in March 2005; and



We intend to apply the remainder of the net proceeds for general corporate purposes, including possible acquisitions, to which we have not yet specifically allocated funds. Until we use the net proceeds, we intend to invest the funds in short-term, investment grade, interest-bearing securities or money market funds. We have not entered into any agreements or letters of intent for any future acquisitions.



The timing and amount of our actual expenditures will be based on many factors, including our cash flows from operations and the growth of our business.


--------------------------------------------------------------------------------
22

--------------------------------------------------------------------------------

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support our operations and finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and other factors our board of directors may deem relevant.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Capitalization


The following table sets forth our actual capitalization as of December 31, 2001.



It also sets forth our capitalization on a pro forma basis giving effect to the following events that will occur upon the sale of the shares of common stock in this offering:



- the reclassification to permanent equity of 1,797,877 shares of our outstanding class A common stock subject to repurchase; and



- the conversion of the 10,388,432 shares of our preferred stock and 14,083,363 shares of our class A common stock outstanding into 10,388,432 shares and 14,083,363 shares of our common stock, without classification.


It also sets forth our capitalization on a pro forma as adjusted basis giving effect to:


-   the pro forma adjustments described above;



-   the receipt of the estimated net proceeds from the sale of shares of common stock offered by this prospectus at an assumed initial
    public offering price of $      per share; and the assumed repayment by us
    of $      of our outstanding debt.



                                                                         As of December 31, 2001
                                                              ---------------------------------------------
                                                                                                  Pro forma
                                                                Actual         Pro forma        as adjusted
-----------------------------------------------------------------------------------------------------------
(in millions, except share amounts)
Long term debt, net of current portion.                       $   19.3      $       19.3      $
Class A common stock subject to repurchase, 1,797,877 shares issued and outstanding actual, no shares issued and
  outstanding pro forma and pro forma as adjusted...........       5.1                --                 --
Warrant redemption obligation...............................       1.8               1.8
Shareholders' equity (deficit):
  Series I convertible preferred stock, $.001 par value,
    8,227,050 shares authorized, 7,877,545 issued actual, no
    shares issued and outstanding pro forma and pro forma as
    adjusted................................................        --                --                 --
  Series II convertible preferred stock, $.001 par value,
    2,600,000 shares authorized, 2,500,887 issued and
    outstanding actual, no shares issued and outstanding pro
    forma and pro forma as adjusted.........................        --                --                 --
  Series A preferred stock, $.001 par value, 1 share
    authorized; no shares issued and outstanding actual, pro
    forma and pro forma as adjusted.........................        --                --                 --
  Class A common stock, $.001 par value, 37,500,000 shares
    authorized; 13,086,805 issued and 12,285,486 outstanding
    actual, no shares issued and outstanding pro forma and
    pro forma as adjusted...................................        --                --                 --
  Class B common stock, $.001 par value, 2,000,000 shares
    authorized; no shares issued and outstanding actual, pro
    forma and pro forma as adjusted.........................        --                --                 --
  Common stock, $.001 par value, no shares issued and
    outstanding actual, 75,000,000 shares authorized pro
    forma; 25,273,114 and        issued pro forma and pro
    forma as adjusted; and 24,471,795 and        outstanding
    pro forma and pro forma as adjusted.....................        --                --                 --
  Additional paid-in capital................................      25.1              30.2                 --
  Accumulated deficit.......................................    (27.2)            (27.2)                 --
  Note receivable for purchase of common stock..............     (1.0)             (1.0)                 --
  Unearned compensation.....................................     (0.1)             (0.1)
  Common stock held in treasury, at cost, 801,319 shares
    actual, pro forma and pro forma as adjusted.............     (1.3)             (1.3)                 --
                                                               -------         ---------          ---------
  Total shareholders' equity (deficit)......................     (4.5)               0.6                 --
                                                               -------         ---------          ---------
  Total capitalization......................................   $  21.7         $    21.7                 --
                                                               =======         =========          =========



The table above does not include the following as of December 31, 2001:



- 2,217,477 shares of common stock issuable upon exercise of options outstanding, which have a weighted average exercise price of $2.42 per share;



- 136,263 shares of common stock issuable upon exercise of unit purchase options outstanding which have a weighted average exercise price of $1.10 per share;



- 2,029,382 shares of common stock issuable upon exercise of warrants outstanding which have a weighted average exercise price of $.12 per share; and



- 932,523 additional shares available for future grant under our stock option plan.


--------------------------------------------------------------------------------
24

--------------------------------------------------------------------------------

Dilution

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.


Our pro forma net tangible book value (deficit) as of December 31, 2001 was approximately $(19.4) million, or $(0.79) per share, based on the pro forma number of shares outstanding as of December 31, 2001 of 24,471,795, calculated, after giving effect to the conversion of the 10,388,432 shares of our preferred stock and 14,083,363 shares of our class A common stock outstanding into 10,388,432 shares and 14,083,363 shares of our common stock, without classification. Our pro forma net tangible book value per share is equal to the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding as of December 31, 2001, after giving effect to those conversions.



After giving effect to our sale of        shares of common stock offered by this
prospectus and after deducting the underwriting discount and estimated offering expenses, our pro forma as adjusted net tangible book value will increase to
$   per share and will result in an immediate dilution in pro forma as adjusted
net tangible book value of $    per share to new investors. The following table
illustrates this per share dilution:



Assumed initial public offering price per share.............
  Historical net tangible book value (deficit) per share as
    of December 31, 2001....................................   $(1.38)
  Increase attributable to conversion of preferred stock....     0.59
                                                               ------
Pro forma net tangible book value (deficit) per share as of
  December 31, 2001.........................................    (0.79)
Increase attributable to the offering.......................
                                                               ------
Pro forma as adjusted net tangible book value per share.....
                                                                          ------
Dilution per share to new investors.........................
                                                                          ======



The following table summarizes, on a pro forma basis as of December 31, 2001, the total number of shares of common stock purchased from us and the total consideration and average price per share paid by existing stockholders and by new investors, after giving effect to the preferred stock and class A common stock conversions, the reverse stock split and this offering:



                                     Shares Purchased        Total consideration
                                   ---------------------   ------------------------   Average Price
                                      Number     Percent         Amount     Percent       per share
---------------------------------------------------------------------------------------------------
Existing stockholders............
New investors....................
                                   ---------   --------    -----------    --------      ----------
  Total..........................
                                   =========   ========    ===========    ========      ==========


--------------------------------------------------------------------------------

Dilution
--------------------------------------------------------------------------------


The tables and calculations above assume no exercise of the options or warrants outstanding as of December 31, 2001 described below:



- 2,217,477 shares of common stock issuable upon exercise of outstanding options, which have a weighted average exercise price of $2.42 per share



- 136,263 shares of common stock issuable upon exercise of outstanding unit purchase options, which have a weighted average exercise price of $1.10 per share.



- 2,029,382 shares of common stock issuable upon exercise of outstanding warrants, which have a weighted average exercise price of $.12 per share; and



- 932,523 additional shares available for future grant under our stock option plan.


To the extent that outstanding options or warrants are exercised, there will be further dilution to new investors. See "Management--Employee benefit plans" for further information regarding our stock option plan.

If the underwriters exercise their over-allotment option in full, the following will occur:


-   the percentage of shares of our common stock held by existing stockholders
    will decrease to approximately    % of the total number of shares of our
    common stock outstanding after this offering;



-   the number of shares of our common stock held by new investors will increase
    to              , or approximately    % of the total number of shares of our
    common stock outstanding after this offering; and


-   our pro forma net tangible book value will be $      per share, representing
    an increase of $      per share to existing stockholders and dilution of
    $      per share to new investors.

--------------------------------------------------------------------------------
26

--------------------------------------------------------------------------------


Selected consolidated financial data



The following selected consolidated financial data should be read with the consolidated financial statements and the notes to the statements and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1999, 2000 and 2001, and the consolidated balance sheet data at December 31, 2000 and 2001, are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997 and 1998, and the consolidated balance sheet data as of December 31, 1997, 1998 and 1999, are derived from audited consolidated financial statements that are not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.



The unaudited pro forma statement of operations data gives effect to the acquisition of Innovative Resource Group, LLC as if it had occurred on January 1, 2001 and the unaudited pro forma balance sheet data gives effect to the acquisition as if it had occurred on December 31, 2001 by consolidating the results of operations and financial position of IRG with our results of operations and financial position as of and for the year ended December 31, 2001. This information is derived from the unaudited pro forma consolidated financial statements that are included elsewhere in this prospectus.



                                                                 Year ended December 31,
                                            -----------------------------------------------------------------
                                                                                                         2001
Statement of operations data                    1997       1998       1999       2000        2001   Pro forma
-------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
  Managed behavioral healthcare revenue...   $9,983    $28,199    $49,359    $68,934    $101,768    $123,604
  Medical management revenue..............       --         --        744      3,651       3,448      25,151
  Employee assistance program revenue.....    1,277      3,345      5,315     13,199      21,104      24,446
                                            -------    -------    -------    -------    --------    --------
    Total revenues........................   11,260     31,544     55,418     85,784     126,320     173,201
  Direct service expense..................    8,756     24,045     47,373     73,223     106,373     143,012
  General and administrative expense......    2,844      5,671      6,257      8,972      11,727      17,290
  Depreciation and amortization...........      434      1,373      1,942      3,117       3,874       7,555
                                            -------    -------    -------    -------    --------    --------
    Total operating expenses..............   12,034     31,089     55,572     85,312     121,974     167,857
                                            -------    -------    -------    -------    --------    --------
    Operating income (loss)...............     (774)       455       (154)       472       4,346       5,345
  Other income............................       --        904      1,268        528          --          75
  Interest and other expense..............     (723)    (1,733)    (1,331)    (2,164)     (2,791)     (5,341)
  Write-off of deferred offering costs....       --         --         --         --      (1,783)     (1,783)
  Minority interest.......................       38         68         --         --          --          --
  Change in fair value attributed to
    derivative instrument.................       --         --     (1,828)     2,942        (596)       (596)
  Provision for income tax expense........        9         75        173         66         697         697
                                            -------    -------    -------    -------    --------    --------
    Income (loss) from continuing
      operations..........................   (1,468)      (381)    (2,218)     1,712      (1,521)    $(2,997)
                                                                                                    ========
  Discontinued operations.................   (1,598)    (2,948)    (2,031)      (320)         --
  Extraordinary loss on early
    extinguishment........................       --     (1,279)        --         --      (1,632)
  Cumulative effect of an accounting
    change................................       --         --       (410)        --          --
                                            -------    -------    -------    -------    --------
    Net income (loss).....................  $(3,066)   $(4,608)   $(4,659)    $1,392     $(3,153)
                                            =======    =======    =======    =======    ========
  Diluted net income (loss) per share from
    continuing operations.................   $(0.20)    $(0.04)    $(0.25)     $0.08      $(0.12)     $(0.24)
                                            =======    =======    =======    =======    ========    ========
  Diluted net income (loss) per share.....   $(0.42)    $(0.49)    $(0.53)     $0.06      $(0.26)
                                            =======    =======    =======    =======    ========
  Weighted average shares outstanding.....    7,359      9,308      8,866     22,941      12,247      12,247
                                            =======    =======    =======    =======    ========    ========



Please see Note 2 to our consolidated financial statements for an explanation of the method used to calculate the per share amounts and the number of shares used in the computation of per share amounts.


--------------------------------------------------------------------------------

Selected consolidated financial data
--------------------------------------------------------------------------------


                                                                   As of December 31,
                                            ----------------------------------------------------------------
                                                                                                        2001
Balance sheet data                              1997       1998       1999       2000       2001   Pro forma
------------------------------------------------------------------------------------------------------------
(in thousands)
  Cash and cash equivalents...............  $ 1,651    $ 3,024    $ 3,293    $ 7,210    $ 5,990     $ 3,409
  Working capital (deficit)...............   (1,533)    (4,178)    (8,823)    (4,248)    (3,652)     (6,667)
  Total assets............................   18,180     18,045     30,033     37,066     45,007      75,406
  Long-term debt, less current portion....    6,168      6,096     10,099     16,290     19,250      44,250
  Common stock subject to repurchase......       --         --      5,100      5,111      5,125       5,125
  Total stockholders' equity (deficit)....    4,521       (343)    (4,840)    (2,317)    (4,458)      4,458

Operating data
------------------------------------------------------------------------------------------------------------
(in thousands, except percentages)
Managed behavioral healthcare covered lives.       684      2,656      4,696      5,607      6,286       7,531
Medical management covered lives...........        --         --        123        241        277         836
Employee assistance program covered lives...    1,526        478      1,760      1,990      3,242       3,630
                                              -------    -------    -------    -------    -------
    Total covered lives....................     2,210      3,134      6,579      7,838      9,805      11,435
                                              =======    =======    =======    =======    =======
  % growth from previous year..............     2,088%        42%       110%        19%        25%         46%

  EBITDA for the year ended................     $(340)    $1,828     $1,788     $3,589     $8,220     $12,900



The number of covered lives listed above are estimates. We estimate the number of our covered lives based upon numbers reported to us by our clients or, in the case of some public sector clients, made publicly available. Some clients report to us a number of employees participating in our programs and we multiply that number by a factor, intended to account for the number of dependents, to estimate the number of our covered lives for these clients. The total covered lives as of December 31, 2001 on a pro forma basis represents the combined estimated number of our members that we and IRG had as of that date and is less than the total number of covered lives by each line of business because some members are covered in more than one line of business.



EBITDA, as presented above, represents income (loss) from continuing operations before interest expense, minority interest, other income, other expense, income taxes and depreciation and amortization. EBITDA is presented, not as an alternative measure of operating results or cash flows from operations, determined in accordance with generally accepted accounting principles, but because we believe it is a widely accepted financial indicator of a company's ability to finance its growth and service its debt. Our EBITDA, as presented, may not be comparable to similarly titled measures of other companies.


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28

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. AS A RESULT OF MANY FACTORS, INCLUDING THOSE DESCRIBED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, OUR RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS.

OVERVIEW

General


We are a comprehensive managed behavioral healthcare company focusing on the management of mental health services and substance abuse treatment, often referred to together as behavioral healthcare, and the operation of employee assistance programs that address current and potential behavioral healthcare problems. We also provide medical management services that target high-cost health conditions and diseases, such as high-risk pregnancy, diabetes and asthma, where we work with our members and their healthcare providers to seek reduced costs and improved outcomes of treatment in both the near and long term.



The managed behavioral healthcare services we provide include patient eligibility verification, patient assessment and referral, claims processing and payment, management reporting and maintenance of a network of healthcare providers that we contract with to provide all necessary treatment. Specific medical management services we perform include disease management, predictive modeling, case management, utilization management and maternity management. We provide our services to commercial health plans, employers and public sector programs.


We have two general types of payment arrangements for our services:


- a non-risk arrangement, often referred to as an administrative services only contract, in which we agree to provide administrative and management services in return for a fixed fee based on an hourly, monthly, annual, per member or other measurement method, and our clients retain financial responsibility for all costs of treatment; and



- an at-risk arrangement, in which we assume financial responsibility for all costs of treatment and administrative and management services, regardless of the amount of those costs, in return for an all-inclusive fixed fee, calculated on a per member per month basis.



As of December 31, 2001, we had 7.5 million members under non-risk arrangements and 2.3 million lives under at-risk arangements. We provide management behavioral healthcare services on either a non-risk or at-risk basis and medical management and employee assistance program services on a non-risk basis.



We were founded in 1992 as a provider of direct patient care through partial hospitalization programs, a type of day treatment program for patients who require intensive, but not 24-hour, behavioral healthcare services. In 1995, we expanded our business strategy to include managing the delivery of behavioral healthcare services. During 1997, we changed our business strategy to make managed behavioral healthcare our core business and started divesting our partial hospitalization program business. As a result, our financial statements and the discussion below treat the partial hospitalization


--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


program business as a discontinued operation. By December 31, 1999, we had sold or closed all of our partial hospitalization operations.


Acquisition history


Consistent with our current business strategy, we have made the following acquisitions in the last three years:



- In March 2002, we acquired Innovative Resource Group, LLC, which operated specialty healthcare management programs, primarily in Wisconsin and Texas. The acquisition increased the number of our covered lives by approximately
    1.6 million. In 2001, IRG had annual revenues of approximately
    $46.9 million. The purchase price consisted of $27 million, which we financed through borrowings under our credit facility of $17 million and our issuance to the seller of a $10 million subordinate promissory note.



- In August 2001, we purchased certain assets of Sheppard Pratt Health Plan, which operated employee assistance and other programs for corporate clients, primarily in Maryland. The acquisition increased the number of our covered lives by approximately 500,000. In 2000, Sheppard Pratt had revenues of approximately $4.0 million. The purchase price was approximately
    $2.2 million, which we satisfied through $1.2 million in borrowings under our term loan facility, our issuance of two promissory notes totaling $706,000 and our assumption of $288,000 in liabilities. In addition, we may be required to pay up to $235,000 in additional consideration based on the attainment of certain future earnings levels.



- In October 1999, we acquired Vydas Resources, Inc., which operated employee assistance and other programs for corporate clients, primarily in Montana, Utah, Idaho, Washington, South Dakota and North Dakota. The acquisition increased the number of our covered lives by approximately 1.1 million. In 1998, VRI had revenues of approximately $13.7 million. The purchase price consisted of $6.5 million in cash, which we financed through borrowings under our revolving line of credit, and approximately 1.8 million shares of our common stock.


--------------------------------------------------------------------------------
30

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

General


                                                                              Year ended December 31,
                                                                ---------------------------------------------------
                                                                                                2001           2001
                                                                  1999          2000          Actual      Pro forma
-------------------------------------------------------------------------------------------------------------------
Managed behavioral healthcare revenue.....................         89 %          81 %          81 %           72 %
Medical management revenue................................          1             4             3             14
Employee assistance program revenue.......................         10            15            16             14
                                                                  ---           ---           ---            ---
 Total revenues...........................................        100           100           100            100
                                                                  ---           ---           ---            ---

Direct service expenses...................................         85            85            84             83
General and administrative expenses.......................         11            10            10             10
Depreciation and amortization.............................          4             4             3              4
                                                                  ---           ---           ---            ---
 Total operating expenses.................................        100            99            97             97
                                                                  ---           ---           ---            ---
 Income (loss) from operations............................         --             1             3              3
Other income..............................................          2             1            --             --
Write-off of deferred offering costs......................         --            --            (1)            (1)
Change in fair value of derivative instrument.............         (3)            3            --             --
Interest and other expense................................         (2)           (3)           (2)            (3)
                                                                  ---           ---           ---            ---
 Income (loss) before income taxes, discontinued
  operations, extraordinary items and cumulative effect of
  accounting change.......................................         (3)            2             -             (1)
Provision for income tax..................................          -             -            (1)            (1)
Discontinued operations...................................         (4)            -             -              -
Extraordinary items.......................................          -             -            (1)             -
Cumulative effect of accounting change....................         (1)            -             -              -
                                                                  ---           ---           ---            ---
Net income (loss).........................................         (8)%           2%           (2)%           (2)%
                                                                  ===           ===           ===            ===



We generate our revenues from contracts with commercial health plans, employers and public sector programs. We typically receive a fixed per member per month fee from commercial health plans and employers and a fixed annual fee from public sector programs other than the Puerto Rico Health Insurance Administration from which we receive a fixed per member per month fee.



Revenues under at-risk contracts with commercial health plans accounted for approximately 70% and 66% of our revenues for the years ended December 31, 2000 and 2001 and for approximately 19% and 18% of our covered lives in those years. Revenues from at-risk arrangements include payments by clients for the costs of behavioral healthcare treatment for which we are ultimately financially responsible and, accordingly, are disproportionately large compared to administrative services only arrangements, the revenues from which only include payment by clients for administrative and management services.



Our direct service expenses generally consist of our costs for the services performed by healthcare providers and facilities with which we contract under our at-risk arrangements to provide the necessary treatment, including estimates for the costs of these services incurred by our members but not yet reported to us. Our direct service expenses consist also of the costs of salaries and other expenses we incur for case management, utilization management, provider network development, credentialing, quality assurance, claims administration, contract management and other service functions. We generally pay our providers and facilities on a discounted fee for service or per day basis. Our costs for services performed by healthcare providers and facilities generally increase as our


--------------------------------------------------------------------------------
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membership under at-risk arrangements increases, and we anticipate these costs will continue to increase as we expand this aspect of our business. Since we have a relatively centralized operating structure, we expect that the other components of our direct service expense generally will not increase as rapidly as our membership.



Our providers and facilities typically bill us for their services to our members in a period after the services have been provided. We estimate our liability for the costs of these services incurred but not yet reported to us, commonly referred to as IBNR, based on our historical experience, patient census and authorization data, claims inventory and other available information, and adjust these estimates as more information becomes available. The time lag between incurring the IBNR cost and receiving the claim for payment currently averages approximately 2.7 months for our at-risk contracts.



In early 1999, we adopted a more objective, statistical model that uses past claims experience to predict our IBNR liability. During the early stages of new at-risk contracts, uncertainties as to frequency of use of services by members and of submission of claims for payment by providers hinders our ability to estimate the related IBNR. While these uncertainties could result in our direct service expenses differing materially from accrued amounts, we believe our accrued claims liability is adequate to cover our IBNR claims.



Our general and administrative expenses consist of salaries and other expenses incurred to maintain our corporate functions, such as oversight by senior management, information systems management, sales and marketing, accounting and human resources. In 2000, we added sales force and operational personnel for our employer division and anticipate our costs in this area will increase as we continue to expand into the large employer market.



Years ended December 31, 2000 and 2001



Revenues



Revenues increased 47% from $85.8 million in 2000 to $126.3 million in 2001. This reflected growth of 48% in managed behavioral healthcare revenue, a 6% decrease in medical management revenue and a 60% increase in employee assistance program revenue. Managed behavioral healthcare revenue increased from $68.9 million to $101.8 million, primarily due to four new at-risk contracts, the substitution of an at-risk contract with the Puerto Rico Health Insurance Administration for two contracts we had with commercial health plans in Puerto Rico and the inclusion of a full year of revenue on two non-risk public sector contracts. Medical management revenue decreased slightly from $3.7 million to $3.5 million. Employee assistance program revenue increased from $13.2 million to $21.1 million, primarily due to the addition of several new contracts and the Sheppard Pratt acquisition.



Direct service expenses



Direct service expenses increased 45% from $73.2 million in 2000 to $106.4 million in 2001, but decreased slightly as a percentage of revenues from 85% in 2000 to 84% in 2001. The increase resulted from approximately $30 million in added costs associated with supporting new contracts and membership growth under existing contracts and approximately $3.2 million primarily due to the inclusion of full year of expenses on contracts awarded to us during 2000.


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General and administrative expenses



General and administrative expense increased 30% from $9.0 million in 2000 to $11.7 million in 2001, primarily due to supporting new contracts and membership growth under existing contracts, but remained constant at 10% as a percentage of revenues.



Depreciation and amortization



Depreciation and amortization increased 26% from $3.1 million in 2000 to $3.9 million in 2001, but decreased as a percentage of revenues from 4% to 3%. The increase primarily resulted from the amortization of internally developed software.



Interest expense



Interest expense increased 27% from $2.2 million in 2000 to $2.8 million in 2001, primarily due to a full year of expense being recognized on the subordinated note with Canpartners Investments IV, LLC and to the increase in our credit facility with CapitalSource Finance LLC, but decreased as a percentage of revenues from 3% in 2000 to 2% in 2001.



Other



During 2000 and 2001, we incurred approximately $1.8 million in expenses associated with our initial public stock offering. These expenses had been deferred until we decided to postpone the planned offering. Upon postponement in 2001, they were written off as other expense.



Other income of $528,000 in 2000 represented a settlement received by us for a breach of contract suit against a provider.



We have a potential obligation to redeem outstanding common stock warrants for cash at fair market value in December 2003 at the option of the warrant holders. We record this obligation as a liability in our consolidated balance sheets. The value of our warrant obligation increased by $596,000 due to the increase in the fair value of our stock from $0.58 per share at December 31, 2000 to $1.04 per share at December 31, 2001.



The provision for income taxes primarily represents taxes incurred on the income of our operations in Puerto Rico that is not available to offset operating losses for tax purposes in the United States.



Years ended December 31, 1999 and 2000



Revenues



Revenues increased 55% from $55.4 million in 1999 to $85.8 million in 2000. This reflected growth of 40% in managed behavioral healthcare revenue, 391% in medical management revenue and 148% in employee assistance program revenue. Managed behavioral healthcare revenue increased from $49.4 million to $68.9 million, primarily due to inclusion of a full year of revenue on one large contract and the addition of two new public sector contracts. Medical management revenue increased from $744,000 to $3.7 million, and employee assistance program revenue increased from $5.3 million to $13.2 million, primarily due to the Vydas acquisition.



Direct service expenses



Direct service expenses increased 55% from $47.4 million in 1999 to $73.2 million in 2000, but remained constant as a percentage of revenues at 85%. The increase resulted from $10.0 million attributable to the Vydas operations, $6.9 million in clinical management expenses incurred in


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establishing our operations in Puerto Rico, and $8.9 million in added costs associated with supporting new contracts and membership growth under existing contracts.



General and administrative expenses



General and administrative expense increased 45% from $6.2 million in 1999 to $9.0 million in 2000, primarily as a result of the expansion of our capacity to market managed behavioral health care services to large employers, but decreased as a percentage of revenues, from 11% in 1999 to 10% in 2000, primarily due to the capacity of our infrastructure to support a larger revenue base.



Depreciation and amortization



Depreciation and amortization increased 63% from $1.9 million in 1999 to $3.1 million in 2000, but remained constant at 4% as a percentage of revenues. The increase primarily resulted from assets acquired from Vydas and capital expenditures for the operations we established in Puerto Rico.



Interest expense



Interest expense increased 69% from $1.3 million in 1999 to $2.2 million in 2000, primarily as a result of higher borrowings under our credit facility, and increased as a percentage of revenues from 2% in 1999 to 3% in 2000.



Other



Other income decreased from $1.3 million in 1999 to $528,000 in 2000. The amount recorded in 1999 resulted from the receipt of a cash settlement from Coventry related to the sale by Coventry of certain health plans with which we had entered into managed care contracts. Other income in 2000 represented a settlement received by us for a breach of contract suit against a provider.



We have a potential obligation to redeem outstanding common stock warrants for cash at fair market value in December 2003 at the option of the warrant holders. We record this obligation as a liability in our consolidated balance sheets. The value of our warrant obligation decreased by $2.9 million due to the decrease in the fair value of our stock from $2.85 per share at December 31, 1999 to $0.58 per share at December 31, 2000.



Effective January 1, 1999, we adopted AICPA Statement of Position No. 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES, which requires us to expense start-up costs, including organizational costs, as incurred. Upon adoption of this Statement of Position, we wrote off, as a cumulative effect of a change in accounting principle, $410,000 of previously capitalized start-up costs.



IRG Acquisition Pro Forma Results



On March 29, 2002, we acquired IRG from Cobalt Corporation. The total acquisition cost of $27.8 million was allocated primarily to purchased managed care contracts ($11.2 million) and goodwill ($14.4 million). Our revenues on a pro forma basis for the year ended December 31, 2001, assuming the acquisition had taken place at the beginning of the year, were $173.2 million, an increase of $46.9 million, or 37.1%, over our historical revenues of $126.3 million. Of the increase, $21.8 million (17.3%) was from managed behavioral healthcare revenues, $21.7 million (17.3%) from medical management revenue and $3.4 million (2.5%) from employee assistance program revenue.



Our operating expenses on a pro forma basis were $167.9 million, an increase of $45.9 million, or 37.6%, over our historical operating expenses of $122.0 million. Of the increase, $36.6 million (30%) was due to increased direct service expenses to support the IRG revenues, $5.6 million (4.6%) was due


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to increased general and administrative expenses and $3.7 million (3%) was due to additional depreciation and amortization.



On a pro forma basis, income from operations increased by $1.0 million. Our pro forma results of operations also included $2.6 million in additional interest expense, which resulted from the financing obtained for the acquisition.



LIQUIDITY AND CAPITAL RESOURCES



We have incurred operating losses each year except 2000 and, at December 31, 2001, had an accumulated deficit of $27.2 million and a working capital deficit of $3.7 million. We have relied principally on cash flows from operating activities, private placements of equity and debt securities and bank financing to finance our operations and growth. We intend to promote profitability by expanding existing membership under current contracts, successfully negotiating additional contracts and implementing further administrative cost reductions.



Cash provided by operating activities was $2.0 million, $4.0 million and $7.9 million for the years ended December 31, 1999, 2000 and 2001. Cash used in investing activities was $7.4 million, $4.0 million and $4.9 million for the years ended December 31, 1999 and 2000 and 2001. Cash expended for acquisitions was $6.2 million, $155,000 and $3.1 million for the years ended December 31, 1999, 2000 and 2001. Property and equipment additions were $1.3 million, $3.1 million and $1.7 million for the years ended December 31, 1999, 2000 and 2001.



On July 20, 2001, Bank of America assigned our existing credit facility to CapitalSource Finance LLC, which restructured the credit facility into a $20.0 million term loan, including a letter of credit sub-facility. In connection with our acquisition of IRG on March 29, 2002, this facility was amended to increase the term loan to $30 million and to provide for a $5 million bridge loan. Amounts outstanding under the term loan bear interest at the prime rate plus 4.5% per annum, or plus 7.5% per annum during an event of default. Amounts outstanding under the bridge loan bear interest at the greater of 16% per annum and the prime rate plus 3.5% per annum and under the letters of credit at 6% per annum. Upon the closing of this offering, the interest rate under the term loan decreases to the prime rate plus 1% per annum. Amounts outstanding under the term loan and the letters of credit become due and payable in March 2005 and under the bridge loan upon the earlier of the closing of this offering and September 2003. Payment of amounts outstanding under the credit facility are subject to acceleration upon our change of control, the sale of our material assets, and upon our incurring certain types of indebtedness. We are also obligated to pay 50% of our excess cash flow, as defined in the credit facility, towards repayment of amounts outstanding under the term loan.



Under the credit facility, we must repay the outstanding balance of the bridge loan and a fee of approximately $1.3 million upon the closing of this offering. In the event the outstanding balance under our term loan falls below $10 million, we are required to pay a fee equal to the additional interest to which CapitalSource would be entitled if the balance were $10 million. The credit facility restricts or prohibits us from incurring additional indebtedness, incurring liens, modifying our charter documents, disposing of our assets, making acquisitions, paying dividends, entering into transactions with affiliates, and limits the amount of our capital expenditures and requires us to maintain various financial ratios on an ongoing basis. In addition, CapitalSource has the right to attend our Board of Directors' meetings. Our borrowings under the credit facility are secured by a lien on our equipment and assets. In connection with the assignment of the credit facility to CapitalSource, Bank of America transferred to CapitalSource warrants to acquire 859,409 shares of our common stock. We had previously recognized the estimated fair value of these warrants as debt discount, which we are amortizing as additional interest expense over the life of the debt. At December 31, 2001, our


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outstanding borrowings under the facility were approximately $17.9 million, including $4.7 million in letters of credit.



In August 2000, Kenneth A. Kessler, MD, our chairman and chief executive officer, loaned us $750,000. This loan was incurred during the negotiations of the Canpartners financing discussed below and served to increase our working capital, which had been decreased by significant capital expenditures we made in 2000. The $750,000 principal bore interest at a stated rate of 15% per year, payable monthly, in addition to a fee of $37,500 payable upon our repayment of the principal. As additional consideration for the loan, we issued Dr. Kessler warrants to purchase 75,000 shares of our common stock at $0.01 per share. We initially recorded the estimated fair market value of the warrants of $42,750 as debt discount, which we then treated as interest expense upon our repayment of the loan in September 2000.



In September 2000, we issued subordinated secured notes to Canpartners Investments IV, LLC in the aggregate principal amount of $7.5 million, for a loan of approximately $7.1 million. The $7.5 million principal, since amended to $7.75 million in March 2002, bears interest at a stated rate of 15% per year, payable monthly, or 17.5% per annum during an event of default. This debt is subordinated to the CapitalSource credit facility, is secured by a second priority lien on our equipment and assets and is payable in June 2004. As additional consideration for the loan, we issued to Canpartners 750,000 shares of our common stock and waived the $3.50 exercise price per share of outstanding warrants previously issued to them to purchase an additional 273,214 shares of our common stock, which shares were then issued to Canpartners. We recognized the estimated fair market value of the shares issued and waiver of the warrant exercise price as debt discount which, together with the original issue discount, we are amortizing as additional interest expense over the life of the debt. At December 31, 2001, the full principal amount of this debt remained outstanding. Upon the repayment following the closing of this offering of our subordinated debt to Canpartners, we will incur charges to earnings for a pre-payment penalty of $187,500 and the write-off of the then unamortized portion of the debt discount estimated to be approximately $585,000 as of April 1, 2002.



In August 2001, we purchased certain assets of Sheppard Pratt Health Plan. The purchase price was approximately $2.2 million, which we satisfied through $1.2 million in borrowings under our term loan facility, our issuance of two promissory notes totaling $706,000 at a weighted average interest rate of 8.4% per year and our assumption of $288,000 in liabilities.



In March 2002, we acquired Innovative Resource Group, LLC. The purchase price was $27 million, which we financed through borrowings of $17 million under our credit facility with CapitalSource and our issuance to the seller of a $10 million subordinated promissory note.



In some cases, we may be required by contract or applicable law to fund or secure reserves under our client contracts. For example, we are required under our at-risk contracts in certain states to obtain surety bonds, letters of credit or other security, which aggregated $5.1 million in restricted cash and $4.7 million in letters of credit as of December 31, 2001.



We believe we have sufficient available resources to meet our obligations and fund our growth strategy. We anticipate our existing cash, together with the net proceeds from this offering and cash from operations, will be sufficient to fund our operating expenses and capital equipment requirements through at least the next 24 months, excluding any acquisitions we may make.



CRITICAL ACCOUNTING POLICIES



We have prepared our financial statements in conformity with accounting principles generally accepted in the United States and these statements necessarily include some amounts that are based on


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judgments and estimates of management. Our significant accounting policies are discussed in Note 2 of the notes to our consolidated financial statements. As discussed below, our financial position or results of operations may be materially affected when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.



Accrued Claims Liability



Our direct service expenses under our at-risk contracts include estimates of medical and clinical expenses for healthcare providers and facilities incurred by our members but not yet reported to us. Our internal accounting staff uses financial models developed by experts in insurance statistics to make these estimates based on a number of factors, including our prior claims experience and pre-authorizations of treatment, but we do not maintain our own staff of these experts. Adjustments, if necessary, are made to our direct service expenses in the period the actual claims costs are ultimately determined. In 1999, we recognized $966,000 in additional medical claims expense as a result of the actual claims for 1998 exceeding our estimates for those claims at December 31, 1998. Amounts recognized in 2000 and 2001 related to prior year claims were not material. We cannot assure that actual medical claims costs in future periods will not exceed our estimates. If these costs exceed our estimates, our profitability in future periods will be reduced.



Valuation of Equity Securities



We have estimated the fair value of our common stock and warrants that have been issued in connection with certain acquisitions, financing transactions and service arrangements. We have estimated the value of our securities based on arm's length transactions in similar securities or by obtaining independent appraisals from qualified valuation specialists. These estimates have affected the recorded purchase price of our acquisitions, the discounts recorded in our financing transactions and the recorded value of our warrant obligation.



Premiums Receivable



Our ability to collect outstanding receivables from our clients is critical to our operating performance and cash flows. Typically, our client agreements require monthly payments to mitigate such risk. We record an allowance for uncollectible accounts based on our ongoing monitoring of our clients' credit and on the aging of the receivables. If the financial condition of our clients were to deteriorate, resulting in an impairment of their ability to make payments, the recorded allowance of doubtful accounts may not be sufficient.



Goodwill and Intangible Assets Impairment



In connection with our acquisitions of Sheppard Pratt, Vydas and Principal Behavioral Health Care, Inc., we recorded purchased managed care and employee assistance contracts and goodwill that are being amortized on a straight-line basis over their estimated useful lives. At December 31, 2000 and 2001, the unamortized portion of these intangibles was $17.6 million and $19.3 million, which represented 47% and 43% of our total assets. We valued the acquired managed care and employee assistance contracts at the net present value of the estimated future cash flows from these contracts as of the date of purchase, which value we are amortizing over the approximately ten and four year lives of these contracts. Goodwill primarily represents the amounts that we paid to Sheppard Pratt, Vydas and Principal in excess of the fair value of the acquired tangible and separately measurable intangible


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net assets, which were $1.2 million, $10.9 million and $7.7 million at the date of the acquisitions. We had been amortizing the Vydas and Principal goodwill amounts over their estimated useful lives of 20 and 25 years. At December 31, 2000 and 2001, the combined unamortized portion of our goodwill was $16.4 million and $16.9 million. Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Under the new standard, goodwill will no longer be amortized, but will be subject to annual impairment tests in accordance with the Statement. Other intangible assets will continue to be amortized over their expected useful lives. We will apply the new standards on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortization provisions of the Statement is expected to result in a decrease in amortization expense and an increase in income of $778,000 per year.



In addition to the annual impairment tests described above, we periodically review the carrying value and recoverability of our unamortized goodwill and other intangible assets for impairment. If the facts and circumstances suggest that the goodwill or other intangible assets may be impaired, the carrying value will be adjusted by an immediate charge against operations in the period of the adjustment. The length of the remaining amortization period for our amortizable intangibles may also be shortened, which will result in an increase in the amount of amortization of the intangible assets for the period when adjusted and for each subsequent period until fully amortized. Once adjusted, we cannot assure that there will not be further adjustments for recoverability and impairment in future periods. In determining the existence of an impairment, we believe the most significant factor to be changes in forecasted operating results that may indicate that future cash flows will not be sufficient to recover the recorded intangible asset values.



During 1998 and 1999, we recorded impairment charges of $237,000 and $61,000 to reflect the estimated loss in value of the managed care contracts we purchased from Principal due to the loss of some of these contracts. We further recorded reductions of $503,000 and $187,000 in 1998 and 1999 for the portion of the contract cancellation payment penalties that we received in the form of shares of our common stock returned to us.


INCOME TAXES


As of December 31, 2001, we had net operating loss carryforwards of approximately $28.0 million. These net operating loss carryforwards are available to reduce future taxable income and expire from 2007 through 2021. As of December 31, 2001, we had a valuation allowance for the full amount of our net deferred tax assets due to uncertainties regarding the realization of these assets. Under the provisions of the Internal Revenue Code, certain substantial changes in our equity ownership may limit the amount of net operating loss carryforwards that could be used in each year to offset future taxable income.


SEASONALITY


Our revenues and direct service expenses are affected to a certain degree by seasonality in our business. Our existing revenue base is relatively consistent due to the nature of our contracts. However, new revenues generated through increases in membership and client plans vary each month. The greatest fluctuations typically occur in January and, to a lesser extent, July, as these are the primary enrollment periods for most health care benefit plans. A significant number of our new client programs commence in January as managed healthcare companies typically contract for health care services on a calendar year basis. However, managed behavioral health care programs for new clients may begin during any month of the year. Direct service expenses generally vary with revenues, but are also affected by


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seasonality. The use of services by members and, accordingly, direct service expenses have historically been higher in the first quarter and lower in the third quarter.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are exposed to market risk from changes in interest rates that could affect our future results of operations and financial condition. We manage our exposure to these risks through our regular operating and financing activities.


The fair value of our cash and cash equivalents would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due to the short-term nature of our portfolio. At December 31, 2001, our investment in interest bearing securities was not material.



Our CapitalSource credit facility bears interest at variable rates, and the fair values of these debt instruments are not significantly affected by changes in market interest rates. A hypothetical 100 basis point increase in interest rates for one year would increase interest expense by approximately $300,000.


RECENT ACCOUNTING PRONOUNCEMENTS


The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which we adopted on January 1, 2001. SFAS No. 133 requires entities to recognize derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies new methods of accounting for derivatives used in risk management strategies, or hedging activities, prescribes the items and transactions that may be hedged, and specifies detailed criteria required to qualify for hedge accounting. Other than our warrant obligation which has been recorded at the estimated fair value in our financial statements, we have no derivative instruments and, therefore, the adoption of SFAS No. 133 had no effect on our financial statements.



In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. The requirements of SFAS No. 141 are effective for any business combination that is completed after June 30, 2001 (see Note 3 of our consolidated financial statements). Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the amortization and impairment provisions will be adopted by us on January 1, 2002. We expect application of the non-amortization provisions of SFAS No. 142 to result in an increase in net income of $778,000, or $0.60 per share, per year. Prior to June 30, 2002, we will perform the first of the required impairment tests of goodwill as of January 1, 2002. We do not expect these tests to result in any impairment charge.



In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, ACCOUNTING FOR IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121 and APB Opinion No. 30. We will adopt SFAS No. 144 on January 1, 2002 and do not expect the adoption to have a material effect on our financial condition, results of operations or liquidity.


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Business


GENERAL



We are a comprehensive managed behavioral healthcare company focusing on the management of mental health services and substance abuse treatment, often referred to together as behavioral healthcare, and the operation of employee assistance programs that address current and potential behavioral healthcare problems. We also provide medical management services that target high-cost health conditions and diseases, such as high-risk pregnancy, diabetes and asthma, where we work with our members and their healthcare providers to seek reduced costs and improved outcomes of treatment in both the near and long term.



Disorders covered by our managed behavioral healthcare programs range from routine stress and anxiety, to alcohol and drug abuse, to major mental health disorders, such as schizophrenia and severe depression. The managed behavioral healthcare services we provide include patient eligibility verification, patient assessment and referral, claims processing and payment, management reporting and maintenance of a network of healthcare providers that we contract with to provide necessary treatment. We also develop detailed profiles of our providers and preferentially refer members to a select group of our providers we identify based on their treatment approach, treatment outcomes, costs of care and patient satisfaction.



The medical management services we perform include disease management, predictive modeling, case management, utilization management and maternity management. In both our managed behavioral healthcare and medical management lines of business, we use predictive modeling, a technique that uses statistical formulas we have developed to identify cases we believe are likely to account for a disproportionately high share of medical costs. With the early identification of these cases, we believe the involvement of our case managers can often lead to improvements in the member's health condition, including positive changes in their behavior and the possible avoidance of expensive treatments and hospitalization.



By employing the tools and experience we have gained in managing the costs of behavioral healthcare, we believe we can reduce the costs of care for other health conditions and diseases while improving treatment results. As many people with chronic medical conditions and diseases, such as diabetes, also require behavioral healthcare services, we believe a significant opportunity exists for us to manage treatment for both their chronic medical conditions and diseases and their behavioral healthcare needs in an attempt to improve the overall health of the patient, reduce the overall costs of care for our clients and obtain additional revenues for us from new and existing clients. The delivery of medical management services, which we have begun to provide to a greater degree than in the past, can address many of those other conditions and diseases and involves many of the same skills and types of clients as managed behavioral healthcare. With our recent acquisition of Innovative Resource Group, LLC, or IRG, we have expanded our existing expertise and capabilities in medical management.



From December 31, 1997 to December 31, 2001, our revenues grew from
$11.3 million to $126.3 million, a compounded average growth rate of 83% per year. During the same period, the number of our covered lives, or members, increased from approximately 2.2 million covered lives to approximately
9.8 million covered lives, a compounded average growth rate of 45% per year. If we include IRG's revenues and members, we would have had combined revenues of $173.2 million for 2001 and 11.4 million members as of December 31, 2001, with $148.1 million in revenues and 11.2 million members for managed behavioral healthcare services and employee assistance programs and $25.1 million in revenues and 836,000 members for medical management services. Based on our


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number of members as of December 31, 2001, we believe we are the third largest independent managed behavioral healthcare organization in the United States.



In our managed behavioral healthcare line of business, we believe we differentiate ourselves from our competitors by focusing on goal-oriented therapy, quality of service and care and by customizing our products and services to the client's individual needs, which we believe results in improved outcomes for both customers and providers. Goal oriented therapy refers to a process by which a treatment plan is determined between the doctor and the patient with specific milestones and achievements throughout the therapy to monitor progress and success of the patient. To the extent progress is not made, this is quickly identified and a new course of therapy can be considered and pursued.


Clients to which we provide services include:


- commercial health plans, such as particular plans offered by Blue Cross Blue Shield organizations, Humana Inc., Kaiser Permanente, Coventry Health
    Care, Inc. and Christiana Care Health Plans;



- employers, such as Motorola, Inc., Pfizer, Inc., Rite Aid Corp., Raytheon Company, AMP Incorporated and the States of Maryland, Montana, and South Carolina; and



- public sector programs, such as the non-risk Medicaid programs in the States of Georgia, West Virginia and Wisconsin, as well as an at-risk contract for a program similar to Medicaid in Puerto Rico that we previously served under a contract with two commercial health plans.


We have two general types of payment arrangements for our services:


- a non-risk arrangement, often referred to as an administrative services only contract, in which we agree to provide administrative and management services in return for a fixed fee based on an hourly, monthly, annual, per member or other measurement method, and our clients retain financial responsibility for all costs of treatment; and



- an at-risk arrangement, in which we assume financial responsibility for all costs of treatment and administrative and management services, in return for an all-inclusive fixed fee per member.



As of December 31, 2001, we had 7.5 million members under non-risk arrangements and 2.3 million members under at-risk arrangements, and our subsequent acquisition of IRG has increased the proportion of our members under non-risk arrangements. For the year ended December 31, 2001, we had revenues of $36.3 million from non-risk arrangements and $90.0 million from at-risk arrangements.


INDUSTRY OVERVIEW


According to the federal Centers for Medicare and Medicaid Services, healthcare expenditures in the United States grew at an average annual rate of 9.6% from 2000 to 2001, were expected to exceed $1.4 trillion in 2001 and are expected to continue to increase.



We target two large and growing areas of healthcare, managed behavioral healthcare and medical management.



Managed behavioral healthcare companies focus on matching an appropriate level of healthcare provider, treatment setting and care with the patient in order to promote better treatment outcomes and minimize costs. Services are generally offered through licensed clinical social workers, psychologists, psychiatrists and other medical professionals. In response to rising healthcare costs, managed behavioral healthcare has become increasingly important for companies seeking to reduce expenditures while improving patients' treatment outcomes.


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According to OPEN MINDS, an industry publication, enrollment in managed behavioral healthcare organizations rose by 143% from approximately
86.3 million covered lives in 1993 to approximately 209.2 million covered lives in 2000. These organizations had revenues of approximately $4.4 billion in 1999, according to that publication.



Medical management has become increasingly relied upon to control the rising costs of healthcare. By using such tools as predictive modeling, data analysis, practice guidelines, provider and patient education and patient assessments, medical management aims to improve patient outcomes and reduce overall costs, primarily by seeking to match the appropriate healthcare resources to patients at the appropriate time and to avoid expensive treatments and hospitalization. Disease management refers to a more specific type of medical management that uses those techniques to treat members having a specific condition or disease.



The diseases and conditions that our disease management programs target account for significant healthcare costs. According to Diabetes Care, a magazine produced by the American Diabetes Association, diabetes accounts for $98 billion in medical costs in the United States each year and, according to the American Lung Association, asthma accounts for $8.1 billion in medical costs in the United States each year. Disease management provides an opportunity to reduce overall healthcare costs while simultaneously improving treatment outcomes. According to the American Diabetes Association, depression is present in 18% of men with diabetes and 28% of women with diabetes, double the rates in the general population. By combining treatments for related diseases and conditions, we believe we can improve the ultimate outcome for the patient.



We expect that demand for managed behavioral healthcare and medical management services will continue to increase in keeping with the general trend in rising healthcare costs and as a result of factors specific to these services. We believe the following factors, among others, are contributing to the increasing demand for managed behavioral healthcare and medical management services:



- legislation mandating comparability of coverage between mental health benefits and other health benefits, often referred to as parity legislation;



- an increase in the awareness and acceptance of treatment for mental health problems;



- the recognition by employers that treating behavioral healthcare disorders can lead to improved productivity, reduced absenteeism, increased employee morale and lower overall healthcare costs;



- the disproportionate healthcare costs caused by the approximately 10% of the United States population that have historically accounted for nearly 70% of the healthcare costs in the United States;



- increased treatment options available through advances in prescription drugs;



- the response by employers to demands from employees for more comprehensive healthcare benefits;



- the increase of chronic diseases, such as diabetes, in an aging population, where 13% of the population in the United States is presently over age 65 and that percentage is expected to grow to 19% by 2025; and



- the recognition that persons with chronic conditions and diseases have a higher chance of having behavioral healthcare disorders.



Managed healthcare organizations have responded to the increased demand by attempting to improve member access to healthcare services and by offering clients assistance with the complexity and costs of providing these services.


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Society has begun to recognize and address behavioral health concerns and employers have realized that rehabilitating employees suffering from substance abuse and relatively mild mental health problems can reduce absenteeism and improve productivity. By utilizing managed behavioral healthcare organizations, clients seek to reduce rapidly escalating behavioral healthcare costs and to limit their risk associated with these costs, while continuing to provide access to high quality care. Employee assistance programs have grown in popularity as a relatively inexpensive way to help workers and reduce turnover.


Parity legislation presents a significant growth opportunity for the managed behavioral healthcare industry. The federal government mandated, effective January 1, 2001, that all health maintenance organizations and insurers providing healthcare coverage to federal employees offer these employees comparable benefits for mental healthcare as for medical care. In addition, over 30 states have already enacted some form of parity legislation covering either state residents generally or state employees. We believe parity legislation will likely increase spending on mental health due to the increased level of mental health benefits provided and the increased number of persons receiving coverage.


INDUSTRY CHALLENGES


In addition to the increased overall demand for services, managed behavioral healthcare companies must address the needs of clients and members.


Clients typically seek many or all of the following:

- more customized solutions, such as multiple and made-to-order benefit packages, client-specific provider networks and tailored management reports, and an expanded product offering, all of which increase considerably the complexity and cost of delivering managed behavioral healthcare services;

-   a national provider network and continuous updating of provider credentials;

-   detailed reporting on cost, quality, patient satisfaction and outcome data;

- operations and reporting capabilities that meet the standards of the National Committee For Quality Assurance, a managed healthcare industry association; and

-   more timely, and often electronic, billing and claims processing.


Managed behavioral healthcare organizations also experience demands from members, including demands for:


- less intrusion in the doctor-patient relationship and more user-friendly procedures;

-   access to a broader range of providers and treatment alternatives;


- broader benefits, often outside of the traditional behavioral healthcare benefit package, such as elder care and dependent care services; and


- increased involvement in their own healthcare due to greater access to information as well as the media's focus on health benefits.


The managed behavioral healthcare industry has also recently experienced significant consolidation, which has created additional challenges for the industry. National HMOs have been acquiring previously independent managed behavioral healthcare organizations, and larger managed behavioral healthcare organizations have been purchasing regional organizations. As a result of industry consolidation, the number of national managed behavioral healthcare organizations that are not


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subsidiaries of health maintenance organizations, often referred to as captives, is limited. We believe only two other significant companies serving the national managed behavioral healthcare market exist and that captives pose reduced competition to us because commercial health plans can be reluctant to use a captive of another commercial health plan, often viewing the captive's parent organization as a competitor.



In general, we believe industry consolidation has resulted in:



-   fewer choices for clients;



- less consistent service due to integration problems with operating and information systems;



- decentralized operations that often limit flexibility and increase administrative costs;



- a focus by the larger managed behavioral healthcare organizations on revenue growth, often through the pursuit of large at-risk public sector contracts that in some cases have adversely affected their profitability; and



-   inattention to smaller clients due to the focus on revenue growth.


THE APS SOLUTION


In our managed behavioral healthcare line of business, we believe we differentiate ourselves from our competitors by focusing on goal-oriented therapy, quality of service and care and customizing our products and services to the client's individual needs, which we believe results in improved outcomes for both customers and providers. Goal-oriented therapy refers to a process by which a treatment plan is determined between the doctor and the patient with specific milestones and achievements throughout the therapy to monitor the treatment progress and success of the patient. To the extent progress is not made, this is quickly identified and a new course of therapy can be considered and pursued.



We offer clients a comprehensive range of products to meet their individual needs for managed behavioral healthcare and medical management services. We believe our approach to providing these services results in fewer administrative hurdles for members and providers, better treatment outcomes and reduced treatment costs. We use only a few offices, or hubs, across the nation to provide our services, which we believe provides better management focus, decreases the complexity of our systems, lowers our overall costs and promotes a more consistent level of service. We provide our services in accordance with reporting and other standards necessary to satisfy the needs of large employers, as well as commercial health plans seeking to comply with the requirements of the principal accrediting organization in each of the managed behavioral healthcare and medical management industries.



In both our managed behavioral healthcare and medical management lines of business, we implement our solution by targeting both the member and the healthcare provider to maximize our results. For most behavioral or chronic medical diseases like diabetes, we emphasize changing member behavior by, for example, encouraging compliance with treatment programs. For more acute conditions, such as high-risk pregnancy, we focus more attention on provider behavior to monitor compliance with industry practices believed to be best.



Members. We believe we have the ability to prospectively identify the small number of high cost cases that account for a disproportionately high share of behavioral healthcare and medical costs. We then seek to use behavior modification and focused member contact to increase compliance with treatment programs to reduce the overall cost of care during the duration of the disease or condition. When the symptoms of serious health conditions go untreated or treatment plans are not followed, higher medical costs and lower productivity can result. We believe that, based on our behavioral


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healthcare experience, we have a competitive advantage in the medical management industry through our skills in assessing the readiness of members to change their behavior and creating a positive change in their behavior. We have selectively expanded our provider network, which now allows us to provide our members with greater access to care. In addition, we have recently made significant investments in our infrastructure, including enhancing our customer service capabilities, adding personnel and introducing a single, expandable computer system, to allow us to better service our markets.



Providers. We utilize provider profiling to identify a select group of our providers, based on treatment approach and results, cost of care and patient satisfaction. In our managed behavioral healthcare line of business, these providers generally utilize goal-oriented therapy for behavioral healthcare, which we believe is more effective in achieving positive treatment outcomes for patients in a cost effective manner. In our medical management line of business, we encourage our providers to use the practices believed to be best in the industry. We seek to control costs and promote quality care and outcomes by preferentially referring members to these providers. We have also designed our operations to be less intrusive in the doctor-patient relationship by, for example, expediting our pre-authorization and subsequent review procedures in many cases.


STRATEGY


We have developed a strategy intended to allow us to capitalize on the market opportunities in the managed behavioral health and medical and disease management industries. The major elements of our strategy include the following:



Prospectively identify and proactively manage the member population with the highest cost cases to maximize the financial impact of our programs



Historically, we have analyzed data to help predict members that would require a high amount of behavioral healthcare within twelve to eighteen months. The identification of these high-risk members early in their illnesses allows our case managers to work with them to try to improve their condition and potentially avoid the need for hospitalization. Recently, we have also applied this approach to our medical management programs to help identify the potentially most expensive cases, with the goal of modifying patient behavior through case management. By prospectively identifying complex cases, we believe we can lower the overall costs of providing healthcare while improving the satisfaction and health of the member. Currently, we are commencing a project with Blue Cross Blue Shield of Hawaii in which we will use the predictive modeling tools we have developed to manage all behavioral healthcare cases, without using traditional utilization management tools.



Pursue selected at-risk contracts with both large national and regional commercial health plans



We intend to pursue selected at-risk contracts with both large national and regional commercial health plans, including Blue Cross Blue Shield organizations, where we believe sufficient data exists to properly evaluate and price our program for the risks involved. We will pursue these contracts through the focused efforts of our sales force dedicated to commercial health plans. As of December 31, 2001, we had 17 at-risk contracts with commercial health plans covering approximately 1.8 million lives, or approximately 18% of our covered lives at that date. We believe opportunities exist for us with both commercial health plans affiliated with national health plans that may be dissatisfied with their current managed behavioral healthcare organization and with local, independent plans that may have been neglected because of their relatively small size. We intend to avoid markets or contracts where we


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perceive that pricing or other market characteristics present significant obstacles to profitability or estimation of costs.



Continue to grow administrative services only, non-risk contracts with large employers and governmental agencies



We intend to continue our focus on administrative services only contracts with large employers and governmental agencies. Large employers present an attractive opportunity, because we believe they generally place greater emphasis on receiving higher quality service, consider more than cost alone and prefer administrative services only contracts. We tend to avoid at-risk contracts in the public sector because of the difficulty of appropriately pricing benefits and the need for substantial reserves and start-up capital. Public sector at-risk contracts have generally proven to be more difficult to price than commercial at-risk contracts because of a lack of historical data and difficulty in tracking the members entitled to services. Administrative services only contracts with large employers and in the public sector, on the other hand, generally offer higher operating margins and require minimal start-up capital. Three out of our existing four public sector contracts, consisting of contracts with Medicaid programs in the States of Georgia, West Virginia and Wisconsin, are on an administrative services only basis. We also have one at-risk contract with Puerto Rico, obtained in October 2001, for a program similar to Medicaid in Puerto Rico that we previously served under a contract with two commercial health plans. We believe we are well positioned to expand our administrative services only arrangements with government agencies due to, among other reasons, our focus on and experience with this type of contract for public sector programs and our information systems relating to these arrangements. We have developed CareConnection our proprietary outpatient authorization system that we currently use in Georgia, to allow providers to electronically submit and receive authorization for outpatient treatment plans.



Marketing new services to attract new clients and offer expanded services to existing clients



The acquisition of IRG has provided us with growth opportunities to sell disease-focused services to new clients and to our current behavioral healthcare service clients, especially since a high percentage of persons with a chronic condition, such as diabetes, also suffer from a behavioral health disorder. Where expected to be profitable, we also intend to selectively add new services to obtain new clients and offer expanded services to existing clients, such as elder care and dependent care services. We believe management of behavioral healthcare-related pharmacy costs may present another opportunity to expand our services to existing health plan clients. We offer an administrative services only product that focuses on the management of these costs, an area we believe is neglected by many health plans and pharmacy benefit management companies.


Provide industry leading customer service


We seek to set the industry standard for customer service in the managed behavioral healthcare industry by customizing our products and services to suit each client's needs. Our national provider network currently consists of approximately 29,000 providers in the 48 contiguous states, Hawaii and Puerto Rico, which we believe now provides our clients with national coverage. In addition, we have recently made significant investments in expanding our telephone response, reporting and other customer service capabilities, adding customer service and other personnel and improving the functions and capacity of our proprietary computer support systems. We dedicate teams to each large client, train our employees to the specific goals and culture of the client and develop a comprehensive awareness program suitable to the client's needs. We customize each program with regard to


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appropriate service levels, coverage needs and billing requirements and maintain a flexible infrastructure so our services can be adapted as the client's needs evolve. We believe the quality and flexibility of our products and services differentiates us from our competitors.



Acquire selected employee assistance programs and managed behavioral healthcare organizations and medical and disease management organizations



We seek to make acquisitions of businesses that will be complementary to our business and capable of being easily integrated into our current operations. We believe the employee assistance program industry is still highly fragmented and that many organizations providing these programs cannot afford the cost of creating the infrastructure necessary to remain competitive and are potential acquisition candidates. In addition, we may also seek to acquire managed behavioral healthcare organizations that are subsidiaries, or captives, of HMOs where there is an opportunity to acquire a long-term service contract with the parent HMO. These captive organizations historically have had difficulty obtaining business from HMOs that compete with their parent HMO. In addition, we seek to acquire businesses that would benefit from our predictive modeling techniques to increase the quality and efficiency of their programs.


PRODUCTS AND SERVICES


Under our at-risk behavioral healthcare programs, we arrange for the provision of a full range of behavioral healthcare services for our clients and members of their health plans and assume full responsibility for the cost of providing these services and the related administrative services. In exchange for these services, we receive a fixed per member per month fee. Under our non-risk, administrative services only programs, for managed behavioral healthcare and medical management, we offer clients similar types of services we provide in our at-risk programs, but do not assume financial responsibility for the cost of treatment. Clients purchase only those services they desire and we receive a fixed fee, based on an hourly, per member, per year or other measurement method, for the services selected.


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The following table sets forth, by line of business, the number of members and percentage of total membership as of December 31, 2001 and the revenues and percentage of total revenues for the year then ended.



                                                                                               Year ended
                                                       As of December 31, 2001              December 31, 2001
                                                   -------------------------------   -------------------------------
                                                                     Percentage of                     Percentage of
Market                                                    Members       Membership         Revenues         Revenues
--------------------------------------------------------------------------------------------------------------------
                                                   (in thousands)                    (in thousands)
Managed behavioral healthcare....................           6,286              64%         $101,768              81%
Medical management...............................             277               3%            3,448               3%
Employee assistance programs.....................           3,242              33%           21,104              16%
                                                   --------------   --------------   --------------   --------------
Total............................................           9,805             100%         $126,320             100%
                                                   ==============   ==============   ==============   ==============



Managed behavioral healthcare



Behavioral health disorders covered by our programs range from routine stress and anxiety, to alcohol and drug abuse, to major mental health disorders, such as schizophrenia and severe depression. The managed behavioral healthcare services we provide include:



- Provider network development and profiling. We maintain a network of providers, which included approximately 29,000 individual providers and approximately 636 facility providers as of December 31, 2001. We verify the credentials of our network providers in accordance with standards of the National Committee for Quality Assurance and applicable law and monitor the quality and efficiency of the treatment they provide through various methods, including provider profiling. Provider profiling refers to our collection and review of data regarding a provider from various sources, including member comments, complaints and satisfaction surveys, quality review and case management activities, treatment record reviews and site visits. Through our provider profiling, we are able to identify providers that practice goal-oriented care. We share the profile we develop with our clinical staff for their consideration in referring providers to members.



- Patient eligibility verification. For each of our clients, we develop a customized arrangement for the transmission of data to us for use in our information systems that verifies the eligibility of a particular member for services. When a member calls for service, our staff typically confirms eligibility and benefit information on the call. If we are unable to immediately confirm eligibility, the member is not denied services, but is advised that coverage for services is dependent on confirmation of eligibility.



- Patient/provider matching. We match the member-patient with an appropriate provider for treatment, based on our understanding of the patient's individual needs and preferences. Using our provider database, our staff has information easily accessible regarding our providers, including specialties, location and languages spoken. We also offer members the ability to find providers through our web sites.



- Claims processing and payment. We electronically process and pay submitted claims. Our information systems automatically access the necessary membership, benefits, authorization and provider files and require manual intervention in only limited cases. To monitor our claims processing performance, we audit claims on a random basis for correct payment and data processing information. We expect to gradually outsource our claims processing and payment functions, commencing in the fourth quarter of 2002, to seek cost savings and to avoid the capital


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   commitment continually required to customize information systems to comply with varying state regulations.



- Management reporting. We create and deliver customized management reports to clients, increasingly in an electronic format. We own the source code for the software that generates these reports, allowing us to readily customize the reports to our client's individual preferences and needs.



Medical management



Medical management services refer to cost-saving techniques used to coordinate medical treatment on a near and long term basis. We have a particular focus on disease management, a specialty that applies those types of techniques, as well as patient education and coaching, to a group having a specific, high-cost health condition or disease. We believe medical management services provide a benefit to the patient in both the near and long term, because they address both the early stage symptoms of the disease or condition and potentially avoid the later, more serious stages and complications of the disease or condition that could result from the continued absence of these services. The medical management services we perform include:



- Case management. We review and, when appropriate, suggest changes to patient treatment plans to assure that appropriate care is being provided. We believe that a member's care cannot be planned based only on symptoms and intensity of illness, but that a more complete picture of the member's level of functioning, history, support group and other factors must be used to develop a treatment plan that is realistic and clinically sound. We attempt to customize treatment plans to meet the individual member's needs and periodically monitor progress and outcomes.



- Disease management. We concentrate on certain health conditions and diseases to identify and manage the relatively small number of cases that account for a disproportionately high amount of healthcare costs. These health conditions and diseases include high-risk pregnancy, diabetes and asthma. We have developed specific care strategies for numerous diseases and conditions and periodically update these disease management tools based upon input from practicing physicians and an extensive review of current medical literature.



- Predictive Modeling. Predictive modeling is a statistical analysis of members' claim history and pharmaceutical data that attempts to identify members that will be at high risk. These members are then referred to our case management or disease management programs. Through our experience analyzing medical and behavioral health data, we believe we are able to identify high-risk members that cannot be identified by examination of a single diagnosis. By using predictive claims analysis to make targeted referrals for case management, we proactively identify and manage high-risk cases in an effort to reduce overall healthcare costs.



- Utilization management. We evaluate the necessity, appropriateness and efficiency of the use of health care services, procedures and facilities. We screen all cases to identify the approximately 20% of cases that require more intensive management, who are referred for case management. The review process involves registered nurses, who use nationally recognized standards and procedures to approve treatment plans.



- Maternity management. Our maternity management services are prevention-focused services intended to improve the health of mothers and their babies and reduce the short-term and long-term costs arising from birth complications. We assess health risks at certain stages of pregnancy using a method we developed. We have designed our maternity care management


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   program to reach all pregnant members within the first trimester and to identify individuals at risk for prenatal complications or pre-term labor.



Employee assistance programs



Our employee assistance programs, for which we receive a fixed monthly fee per member or per employee and do not assume financial risk for costs of treatment, are intended to assist in the early identification and resolution of potential mental health and substance abuse problems. Through these programs for employees and their dependents, we provide workplace consultation, management/union consultation and training and wellness seminars as well as assessment and provider referral services. We also provide consultation and referrals for childcare and eldercare though our WorkLife Solutions program and offer legal and financial information and referral services. We provide many of these features through a 24 hour toll-free telephone service that provides confidential access to a trained clinician.



In many cases, we also offer outpatient therapy through our employee assistance programs, typically limited to eight or fewer sessions, to individuals requiring treatment. If further treatment is necessary, we refer the individual to an appropriate provider or facility, the costs for which are paid out of the client's mental health and substance abuse benefits.



Employee assistance programs provide a benefit to both employers and employees. Through education, early intervention and short-term problem resolution, the programs seek to avoid unnecessary costs and preventable workplace accidents, as well as to improve workplace productivity. We market our employee assistance program as a stand-alone product or combined with our mental health and substance abuse services. We believe that, as employers curtail insured healthcare benefits and shift healthcare costs to employees, employee assistance programs have emerged as a cost-effective means of enhancing employee benefits in tight labor markets. We believe the addition of new features, such as Worklife-Solutions, which are being marketed as add-on services to existing clients and make our services potentially more attractive to new clients, will increase the demand for our employee assistance programs.



CLIENTS



We serve clients in all markets, but target large employers, selected at-risk commercial health plan opportunities and public sector administrative services only programs. Historically, our services had been limited to particular regions of the United States, but we now have the ability to provide services to members located in the 48 contiguous states and Puerto Rico. Revenues from at-risk arrangements include payments by clients for the costs of behavioral healthcare treatment for which we are ultimately financially responsible and, accordingly, are disproportionately large compared to administrative services only arrangements, the revenues from which only include payment by clients for administrative and management services.


Our clients consist of:

Commercial health plans


While some large HMOs provide behavioral healthcare services directly or through affiliates, the majority subcontract the behavioral healthcare component of their healthcare services to managed behavioral healthcare companies, generally on an at-risk basis. Other third party payors, such as preferred provider organizations and traditional indemnity plans, have typically managed behavioral healthcare costs by passing costs on to employees through the use of higher co-payments and


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deductibles and by limiting the number of covered overnight hospital stays, rather than subcontracting the care to managed behavioral healthcare companies. As a result of consumer dissatisfaction with HMOs, these other third party healthcare payors recently have been increasing their market share. This growth, together with parity legislation, has led these other third party payors to reconsider their approach to behavioral healthcare, thereby creating new growth opportunities for independent national managed behavioral healthcare companies.


Employers


Employers with self-funded healthcare plans typically contract with managed behavioral healthcare organizations on a non-risk administrative services only basis to provide mental healthcare, substance abuse treatment and employee assistance program services to employees and their families. OPEN MINDS, an industry publication, reported in 1999 that employers with self-funded plans provided the behavioral healthcare services to approximately 56 million persons and that the managed behavioral healthcare industry generated annual revenues of $774 million from these plans. Based on our experience, large employers are often willing to pay higher prices for prompt, user-friendly service and comprehensive reporting packages. Historically, our services to employers have been employee assistance programs. However, in early 2000, we expanded our capability to provide managed behavioral healthcare services to large employers and are now aggressively pursuing this market.



In selecting employee health plans, large employers typically rely on one of approximately five consulting firms to assist in the selection process. As the number of these consulting firms is limited and the number of consultants devoted to mental health benefits within the consulting firms is also limited, well-developed contacts by the managed behavioral healthcare organization with these consultants are important. In order to compete effectively for contracts with large employers, the managed behavioral healthcare organization must also possess a national provider network and good reporting capabilities. As a result, we now have a national provider network, extensive reporting capabilities and sales and operational personnel knowledgeable in servicing large employers.


Public sector


Medicaid is a joint federal and state program designed to provide medical assistance to the indigent. The Congressional Budget Office estimates that Medicaid spending will increase from $92 billion in 1996 to a projected
$144 billion in 2002. To control Medicaid costs, many states are requiring their Medicaid recipients to enroll in a managed healthcare program and 56% of all Medicaid recipients in 2000 were enrolled in such a program. Many states contract for mental health and substance abuse services for their Medicaid recipients directly with managed behavioral healthcare organizations on an at-risk or administrative only basis, an approach that we believe is likely to continue.



IRG ACQUISITION



In March 2002, we acquired Innovative Resource Group, LLC from Cobalt Corporation, a publicly traded Blue Cross Blue Shield organization, for a purchase price of $27 million, consisting of $17 million in cash and a subordinated promissory note for $10 million. Our acquisition of IRG, a provider of managed behavioral healthcare and medical management services, expands our existing capabilities in various areas of disease management, including high-risk pregnancy, diabetes and asthma. As part of the transaction, Cobalt affiliates have entered into seven-year agreements for us to provide managed behavioral healthcare and related services on an exclusive basis to approximately 500,000 members, primarily located in Wisconsin. For the year ended December 31, 2001, IRG's


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revenues were $46.9 million and its net income was $937,000. See "Unaudited Pro
Forma Consolidated Financial Information" and "-- Client Contracts -- Cobalt."


OPERATIONS

General

We service most of our clients through a centralized organizational structure that addresses our core administrative functions, such as maintenance of our provider network, verification of patient eligibility, patient assessment and referral, case management, claims processing and payment and management reporting. Our corporate headquarters and national service center are located in Bethesda and Silver Spring, Maryland. While we believe that centralizing our managed behavioral healthcare operations has and will continue to provide us with a pricing advantage, localizing some functions, such as account management and provider relations, are critical to acquiring and retaining clients.


At December 31, 2001, we employed 105 administrative and 527 clinical management and staff personnel. Our national network has approximately 29,000 providers, and we currently serve members located in the 48 contiguous states, Hawaii and Puerto Rico.



Management of clinical care


We work with our providers to improve patient accessibility. Members generally have 24-hour access to care, including face-to-face evaluation with a provider. Our clinical philosophy is centered on ensuring that patients have continual access to evaluation and treatment, with rapid assessment, early intervention and treatment targeted to the patient's unique situation. Case managers work proactively with both providers and patients to build consensus as to the appropriate level of care, relying on our utilization management guidelines and written medical necessity criteria consistent with national practice standards. Clinical outcomes are analyzed in terms of improvement or decline measured, utilizing an industry standard clinical assessment scale, at the outset of treatment and after treatment is concluded. We maintain confidentiality of patient records.

We believe patients desire less intrusion from managed care companies in the doctor-patient relationship, especially during the process of authorizing care. It is our goal to significantly reduce this intrusion by evolving the traditional managed behavioral healthcare model. Our system generates provider profiles on a monthly basis, including for each clinician within a provider group, and focuses on treatment results, costs of care and patient satisfaction. We use provider profiling to ensure that providers are practicing within acceptable clinical guidelines and standards of the National Committee for Quality Assurance and to identify high quality, efficient providers. We refer approximately 50% to 55% of all outpatient cases in each market to a select group of providers identified by our profiling. In general, we do not conduct prospective utilization review or case management on these select providers, but do monitor them retrospectively for quality and clinical outcomes.


Many of this select group of providers utilize goal-oriented behavioral healthcare, where the provider and patient set specific milestones for progress during a scheduled treatment plan. By setting goals, we believe progress can be more easily monitored. Patients meeting these goals can complete their programs and return to full productivity, and patients missing goals can have their treatment plans reviewed and modified. Goal-oriented care attempts to avoid situations where patients remain in unsuccessful treatment plans, costing time and money, while achieving little progress. We believe this is a cost effective method to provide quality treatment that achieves positive results for our members. Through our provider profiling, we are able to identify providers that practice goal-oriented care.


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Quality improvement


Our quality improvement staff is responsible for assisting our HMO clients in the National Committee for Quality Assurance accreditation process relating to behavioral healthcare services and for providing clients with a wide range of standard reports to aid them in meeting quality-improvement reporting requirements. The staff also analyzes clinical outcome data and other internally developed quality measures to reduce inefficiency and increase quality of care. The staff is headed by a member of the American Managed Behavioral Healthcare Association Quality Committee that assists the National Committee for Quality Assurance with the formulation of new criteria. We have received accreditation from the National Committee for Quality Assurance. We also have medical management programs that have received accreditation from the American Accreditation HealthCare Commission, also known as URAC.


The quality improvement staff tracks our performance against service standards on a weekly basis. Our service standards include attaining 85% member and 85% provider satisfaction based on surveys performed by third parties, answering at least 95% of our telephone calls within 30 seconds with less than a 5% call abandonment rate and a maximum complaint response time of 24 hours. In addition, the quality improvement staff measures a variety of other quality indicators, such as clinical service, member access and adverse occurrences, as well as auditing medical records, to promote system-wide quality improvement.

Underwriting


For sales proposals involving at-risk arrangements, our underwriting staff reviews various operational and other information regarding the proposed client and its benefit plans, including information regarding historical claims and utilization, numbers and types of members, deductibles, co-payments, co-insurance and coverage maximums. We attempt to avoid markets or contracts where we perceive that pricing or other market characteristics present significant obstacles to profitability or estimation of costs. As a risk management tool, we may propose risk sharing arrangements with the client on high risk populations or services to limit our loss or gain on the medical claims for which we would be financially responsible. In special cases, we may also consider use of stop-loss insurance, although we have not utilized insurance on any existing contracts. We also evaluate our clients' financial condition to make an assessment of their ability to meet their financial obligations to us.


NETWORK CONTRACTS

Network providers


At December 31, 2001, we had direct or indirect contractual arrangements with approximately 29,000 network providers and are continuing to expand our network by contracting with additional providers. Network providers treat patients in their own offices and include psychiatrists, psychologists, licensed clinical social workers, nurse practitioners and licensed professional counselors. We typically pay network providers on a fee-for-service basis. Our contracts with network providers typically provide for an initial one- year term and provide for termination by either party without cause upon the delivery of requisite notice. In accordance with the standards of the National Committee for Quality Assurance, we review the credentials of our providers at least every two years.


Network facilities


At December 31, 2001, we had direct or indirect contractual arrangements with hospitals and treatment facilities, including general and psychiatric hospitals, residential treatment centers and partial hospitalization facilities. We generally contract with facilities on a per diem or fee-for-service basis.


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Our contracts with facilities typically provide for initial one-year terms, and generally are terminable without cause by us or the facility upon the delivery of requisite notice.


Staff providers


At December 31, 2001, we employed psychiatrists, psychologists and clinical social workers on a full-time or part-time basis, who deliver counseling services for our employee assistance programs or, in certain parts of Puerto Rico, provide behavioral healthcare.


CLIENT CONTRACTS

General

Our client contracts generally extend from one to three years. Many of our agreements include performance standards to ensure appropriate delivery of services and contain provisions for possible rate adjustments. Most of our contracts are terminable only for cause during their initial term and generally are terminable without cause upon the delivery of requisite notice after the initial term has expired. Government contracts and client contracts under which funding is provided to the client through government agencies are generally terminable without cause in the event government funding is not available or legislative changes terminate the applicable program.


Cobalt



In connection with our acquisition of IRG, affiliates of Cobalt Corporation entered into seven-year agreements for us to provide managed behavioral healthcare and related services on an exclusive basis to approximately 500,000 members, primarily located in Wisconsin. Cobalt has guaranteed minimum amounts of revenues to us under the services agreements for the first five years, and we have agreed to pay a commission to Cobalt ranging from 1.5% to 5% of that portion of our annual revenues under the agreements that exceed certain specified amounts. We receive fees under the agreements on either a per member per month, per employee per month, hourly or case rate basis and bear financial risk only for behavioral healthcare services paid for on a per member per month basis. The agreements can be terminated only upon the occurrence of specific circumstances, including our failure to meet certain performance based standards, or upon a material breach by us. Upon payment of a substantial termination fee to us that varies based on the term remaining under the agreement and the percentage of total revenues under the agreements represented by the agreement being terminated, the Cobalt affiliates also have the right to terminate one or more of the agreements if Cobalt or the respective Cobalt affiliate experiences a change of control. The agreements allow for renegotiation of our fees, if, during the term, there is a significant change in the services that we are required to provide.


Coventry


In September 1997, we purchased all of the outstanding stock of Principal Behavioral Health Care, Inc. from Principal Health Care, Inc. In connection with the acquisition, Principal Health Care entered into a long-term at-risk managed behavioral healthcare contract with us. In April 1998, Principal Health Care combined various health plan operations with Coventry Health Care, Inc., which succeeded Principal Health Care under the agreement and thereby became one of our two largest clients. Under the agreement, we provide managed behavioral healthcare services to Coventry members located in eight markets in the eastern and mid-western United States, for which we receive a per member per month fee. In consideration of our payment to Coventry of approximately $2.0 million and a fee reduction, this agreement was recently extended and now can be terminated by Coventry prior to September 2007 only for cause, which includes our failure to
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failure to meet performance criteria or upon certain changes of control. In addition, we are required to pay certain monetary penalties if we fail to meet performance criteria. Coventry's right to terminate the agreement with us requires notice and, in most cases, payment of a termination fee, which varies in amount primarily based upon the length of the then remaining term of the contract, the reason for termination and the number of lives covered under the agreement at the time of termination. The agreement allows for the renegotiation of our fees if, during the term, there is a significant change in circumstances that results in our fees not reflecting prevailing industry rates. The agreement also specifies that disputes are to be settled by binding arbitration.



Puerto Rico Health Insurance Administration



In October 2001, we entered into an at-risk agreement with the Puerto Rico Health Insurance Administration to provide managed behavioral healthcare and related pharmacy management services for which we receive a per member per month fee. This agreement has an initial term of nine months and may be extended by the Administration for a term of up to twelve months. We will respond to the request for proposal for the renewal of this agreement, which expires June 30, 2002, but cannot assure that we can renew this contract on satisfactory terms or at all. Under this agreement we now cover directly many of the same members who we previously served under a contract with two commercial health plans. The agreement may be terminated by the Administration prior to July 2002 for cause upon certain events of default including our failure to provide payment for medically necessary services, our failure to perform certain administrative functions, we become insolvent, our failure to comply with federal laws, our exclusion from Medicare or Medicaid, our failure to make payments to providers, our failure to monitor providers, placing beneficiaries in jeopardy and our failure to meet certain contractual benchmarks. The Administration's right to terminate the agreement requires notice and in most cases, the creation of a transition plan and the payment to us of monetary penalties and sanctions. The agreement allows the Administration to modify the contract with advance written notice to us.


INFORMATION SYSTEMS


We are committed to using technology to provide superior service to our clients and our network providers. Our information system, which we have primarily developed internally, is client server-based and utilizes a sophisticated combination of software technologies. Our system is scalable, allowing us to accommodate new business at minimal incremental cost. Since we exclusively own or license the rights to the software for our systems, we are able to customize reporting packages to individual client needs, a service that we believe cannot be readily done with commercially available software utilized by many managed health care companies.


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SALES AND MARKETING

Commercial health plans


Historically, our sales force has called directly on HMOs located primarily in the Mid-Atlantic, Southeastern and Midwestern United States. As a result of the recent expansion of our provider network, we have expanded our marketing efforts to HMOs in the 48 contiguous states, Hawaii and Puerto Rico, excluding markets in which we believe prevailing rates are insufficient. At December 31, 2001, we had 27 contracts to manage behavioral healthcare services and employee assistance programs for commercial health plans covering 4.1 million members.


Employers


In early 2000, we hired two senior sales and marketing executives to focus on business development opportunities for managed behavioral healthcare services in the large employer market. These executives are experienced in selling to large employers, a market we had not actively pursued previously. Relationship driven, the sales process begins with direct approaches to key consultants at the limited number of consulting firms, approximately 5, which assist large employers in selecting employee health plans. Due to the limited number of these consulting firms and the limited number of consultants devoted to mental health benefits within the consulting firms, well-developed relationships with these consultants is important in the sales process. At December 31,2001, we had 700 contracts to manage behavioral healthcare services for employers covering 3.4 million members, primarily for employee assistance programs.


Public sector


We solicit contracts from federal, state and local governments and agencies to provide our managed behavioral healthcare services under Medicaid, Medicare, and other government programs, predominantly on a non-risk, administrative services only basis. At December 31, 2001, we had non-risk contracts with the Medicaid programs in three states and an at-risk contract for a similar program in Puerto Rico covering 2.2 million members.


COMPETITION


We face competition in both the managed behavioral healthcare and medical management services industries.



Our competitors in the managed behavioral healthcare industry can be classified into three distinct groups:


-   large national independent managed behavioral healthcare organizations;

-   smaller regional independent managed behavioral healthcare organizations;
    and

- captive managed behavioral healthcare organizations owned by large national HMOs.


Magellan Behavioral Health, a subsidiary of publicly-traded Magellan Health Services, Inc., is our largest independent competitor. Magellan has led the industry consolidation trend, directly or indirectly acquiring at least five competitors in recent years. According to OPEN MINDS, an industry publication, Magellan and ValueOptions Inc., a subsidiary of a privately-held company, accounted for 33% and 11% of the market for managed behavioral healthcare services as of July 2000.


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We also compete with smaller managed behavioral healthcare organizations which typically only market to local HMOs and possibly regional employers. However, such organizations generally are not accredited by the National Committee for Quality Assurance, an increasing requirement of HMOs. Developing an infrastructure, including qualified personnel and the reporting capabilities to support the accreditation requirements, is becoming a progressively greater barrier to entry in our industry, and is placing increasing competitive pressure on existing local managed behavioral healthcare organizations with limited resources.


Our remaining competitors in the managed behavioral healthcare industry are captive subsidiaries of large national HMOs, which tend to focus on servicing health plans operated by their parent. However, HMOs are often reluctant to purchase services from a subsidiary of a national HMO with which they compete. These captive subsidiaries also have had limited success in winning direct contracts with large employers.



In our medical management line of business, our competitors include national, regional and local home health agencies, hospitals and physicians and healthcare companies offering one or more of the medical management services we provide. Many of our competitors in both the managed behavioral healthcare and medical management industries have greater financial, marketing and other resources and offer a broader range of services than we do.


REGULATION


The federal government mandated, effective January 1, 2001, that all health maintenance organizations and insurers providing healthcare coverage to federal employees offer comparable coverage to these employees for mental healthcare and medical care. In addition, a majority of states have enacted some form of this parity legislation covering either state residents generally or state employees. We believe parity legislation will likely increase spending on mental health benefits due to the increased level of mental health benefits provided and the increased number of persons receiving coverage.



In general, our industry faces numerous laws and regulations, which are rapidly changing and developing. Depending on the state in which we operate, we may be subject to laws and regulations directed to HMOs, prepaid limited health service plans, utilization review agents, preferred provider organizations or third party administrators including laws and regulations relating to timeliness of claims payment, issuance of denial letters and timeliness of appeal determinations. We are subject to periodic review by state regulators and violations may subject us to possible fines, penalties and civil claims. In addition, in those states in which we operate employee assistance programs, we may be subject to laws pertaining to the corporate practice of medicine, the maintenance of healthcare facilities and the professional licensing of staff providers.



Although in some states companies that assume financial risk for services under contracts with licensed insurance companies or HMOs are not required to obtain a license as an insurance company or HMO, some states require these licenses, for which we have decided not to apply. As a result, we do not solicit or enter into such contracts in such states, such as California which requires managed behavioral healthcare organizations assuming financial risks to be licensed by its Department of Managed Health Care. We cannot assure, however, that in jurisdictions where we assume some financial risk, we will not be required to become licensed as a result of changes to existing laws or changes in their interpretation or enforcement. If required, the cost of obtaining a license and complying with related laws and regulations, including the need to maintain substantial capital and investment assets as reserves, could have a material adverse effect on us. We understand that the National Association of Insurance Commissioners has undertaken a comprehensive review of entities


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arranging for the provision of healthcare services through a network of providers that, like us, may assume risk for the cost and quality of healthcare services, but that are not currently licensed as an HMO or similar entity. This review could result in the creation of model regulation in this area, which could be adopted by individual states.


The laws of some states limit the ability of a business corporation to directly provide, control or exercise excessive influence over behavioral healthcare services through the direct employment of psychiatrists, psychologists or other behavioral healthcare professionals. In addition, the laws of some states prohibit psychiatrists, psychologists, or other healthcare professionals from splitting fees with other persons or companies. These laws vary from state to state and their interpretation and enforcement by the courts and regulatory authorities may vary from state to state and change over time.

Several states have adopted, or are considering the adoption of, any willing provider or patient protection access laws, which require insurance companies, HMOs and other third party payors to contract with or pay for the services of any healthcare provider willing to meet the terms of the payor's contractual conditions.


By virtue of our contractual obligations to provide behavioral healthcare services to Medicaid and Medicare beneficiaries, we must comply with federal and state laws that regulate fraud and abuse, kickbacks, false claims and false billings. The federal anti-kickback law prohibits the knowing and willful solicitation, payment, receipt or offering of any direct or indirect compensation for the referral of federal healthcare program patients or business, including Medicare or Medicaid patients, or for the ordering or providing of services, items or equipment paid for by federal healthcare programs. Violations of the federal anti-kickback statute constitute a felony and can result in imprisonment or fines, civil penalties up to $50,000, damage up to three times the total amount of remuneration and exclusion from participation in federal healthcare programs, including Medicare and Medicaid. As authorized by Congress, the Office of the Inspector General at the Department of Health and Human Services has published final safe harbor regulations that outline categories of activities that are deemed protected from prosectution under the anti-kickback statute. There are safe harbors for certain managed care arrangements, including but not limited to increased coverage, reduced cost-sharing amounts or reduced premium amounts offered by health plans, price reductions offered to health plans, price reductions offered to eligible managed care organizations, and price reductions offered by contractors with substantial financial risk to managed care organizations. Although all of our current arrangements may not fall within the scope of a safe harbor, failure to meet a safe harbor does not automatically render the conduct or business arrangement illegal under the anti-kickback statute. Arrangements falling outside of safe harbors would be reviewed by the government on their facts and circumstances to determine if a violation has occurred. Although there is a process available by which requests for an advisory opinion can be made to the Office of Inspector General, we currently do not anticipate seeking such an advisory opinion with regard to any aspect of our arrangements.



Another law known as the Stark Law prohibits physicians from referring Medicare and Medicaid patients to entities with which they or any of their immediate family members have a financial relationship if these entities provide certain designated health services that are reimbursable by Medicare, including inpatient and outpatient hospital services. Sanctions for violating the Stark Law include denial of payment, refunds of amounts collected in violations, civil money penalties up to $15,000 per prohibited service provided, and civil money penalties of up to $100,000 for each arrangement or scheme for the purposes of assuring referrals which the physician or entity knows or should know would violate the statute if the referrals were made directly. There are a number of exceptions to the self-referral prohibition, including an exception for services
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prepaid health plan enrollees, for compensation arrangement for personal services and for certain bona fide risk-sharing arrangements, as long as certain requirements are met.



On January 4, 2001, the Centers for Medicare and Medicaid Services issued final regulations, subject to a sixty day comment period, which are intended to clarify parts of the Stark Law and some of the exceptions to it. These regulations are considered the first phase of a two-phase process, with the remaining regulations to be published at an unknown future date. In
December 2001, the Centers for Medicare and Medicaid Services delayed from January 4, 2002 to January 6, 2003 the effective date of a provision of the regulations governing percentage compensation arrangements under the federal physician self-referral law. The phase one regulations generally are to be effective January 4, 2002. Generally, a managed care organization is not considered to be an entity that furnished designated health services under the Stark Law unless it is the entity to which the government makes payment for the designated health services directly, for example, through an employee or owned facility, or upon assignment on a patient's behalf of or pursuant to a valid reassignment under Medicare requirements. We cannot predict the effect these regulations or that last change will have on us.



Many of the states in which we operate also have adopted laws that prohibit payments in exhange for referrals similar to the federal anti-kickback statute, some of which apply regardless of the source of payment for care. These statues typically provide criminal and civil penalties as well as loss of licensure. Many states also have passed self-referral legislation similar to the Stark Law, prohibiting the referral of patients to entities with which the physician has a financial relationship, regardless of the source of payment for care. Little precedent exists for the interpretation or enforcement of these state laws.


A portion of our revenues is derived, directly or indirectly, from federal, state and local governmental agencies, including Medicare and state Medicaid programs. Under Medicaid programs, reimbursement rates vary from state to state and are subject to periodic negotiation, and our ability to maintain or increase rates may be limited. We are unable to predict the impact on our operations of future regulations or legislation affecting Medicaid or Medicare programs, or the healthcare industry in general. In addition, any reduction in government spending for these programs could also have a material adverse effect on us.


The federal Health Insurance Portability and Accountability Act of 1996, commonly known as HIPAA, authorized the Secretary of the federal Department of Health and Human Services, or HHS, to issue standards for the privacy and security of medical records and other individually identifiable patient data. HIPAA requirements apply to health plans, health care providers, and health care clearinghouses that maintain or transmit health information electronically. Regulations adopted to implement HIPAA also require that business associates that act for or on behalf of these HIPAA-covered entities be contractually obligated to meet HIPAA standards. Regulations setting standards for the format of electronic transactions became effective in October 2000. We will be required to comply with these regulations as either a covered entity or a business associate performing functions for a covered entity. Compliance with these regulations is required by October 2002, unless an extension is obtained, and we cannot predict the impact that these final regulations will have on us.



HIPAA also requires HHS to adopt standards to protect the security and privacy of health-related information. Regulations were proposed on August 12, 1998, but have not yet been finalized. However, as proposed, these regulations would require healthcare providers to implement organizational and technical practices to protect the security of electronically maintained or transmitted health-related information. In addition, HHS released final regulations containing privacy standards in December 2000. This rule establishes a set of basic national privacy standards and fair information practices for the protection of individually identifiable health information by health plans, healthcare


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clearinghouses, healthcare providers and their business associates. On
March 27, 2002, HHS released a set of proposed modifications to the privacy regulations.



In general, these regulations and the proposed modifications restrict the use and disclosure of medical records and other individually identifiable health information held or disclosed by health care providers and other affected entities in any form, whether communicated electronically, on paper, or orally, subject only to limited exceptions. In addition, the regulations provide patients with significant new rights to understand and control how their health information is used. These regulations do not preempt more stringent state laws and regulations that may apply to us. Most health care providers and other affected entities have until April 2003 to come into compliance with the federal regulations. Although the regulations are currently in effect, the Office of Civil Rights will not begin enforcing them until April 2003. However, it is possible that these regulations will establish a common law standard of care prior to that date.


We believe we will be deemed a business associate of covered entities for purposes of HIPAA's regulation of the confidentiality and security of patient identifiable health information, referred to as protected health information, and that our clients will contractually require us to adhere to these rigorous new standards in our use and disclosure of protected health information. These standards may require us to institute physical, technological and administrative measures to address the security of protected health information that, in the aggregate, may be onerous and costly. Several states are considering the adoption of similar legislation.


The security regulations, as proposed, and the privacy regulations, if they become effective, could impose significant costs on us in order to comply with these standards. Moreover, for those function for which we are a covered entity, violations of the administrative simplification provisions of HIPAA could result in civil penalties of up to $25,000 per type of violation in each calendar year and criminal penalties of up to $250,000 per violation.



We believe our operations comply with applicable laws and regulations and that we have, or have made application for, all licenses and approvals material to our business. However, the regulatory authorities administering and enforcing these laws and regulations have broad discretionary powers and may interpret these laws and regulations differently than we do, or change their interpretation or enforcement practices, or the applicable laws and regulations may change or new laws and regulations enacted. Accordingly, we may need additional licenses or approvals or may be required to alter certain of our procedures and practices, any of which could materially adversely affect us.


In the last five years, legislation has periodically been introduced at the state and federal level providing for new healthcare regulatory programs and materially revising the existing programs, including Medicaid. This legislation, if enacted, could materially adversely affect us. This legislation could include proposals for national health insurance and other forms of federal regulation of health insurance and healthcare delivery.


On November 20, 2001, the Department of Labor issued final regulations setting standards for health plans in the processing of claims for benefits by health plan members. Compliance with these regulations is required for any claim filed by a health plan member on or after the first day of the first plan year beginning on or after July 1, 2002, but in no event later than January 1, 2003. As we perform these utilization management services for some health plans, we must comply with these regulations. We cannot predict the impact that compliance with these new procedures will have on us.


The U.S. Congress has been considering several versions of a Patient Bill of Rights. This legislation, if enacted, would likely place limits on healthcare plans' methods of operations, limit employers' and healthcare plans' ability to define medical necessity and permit patients to sue employers and

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healthcare plans in state courts for coverage determinations. We may not be able to recoup, through higher premiums or other measures, the increased costs of federally mandated benefits or other increased costs caused by that type of legislation.


Our contracts with state and local governmental agencies, under both direct contract and subcontract arrangements, generally are conditioned upon financial appropriations by one or more governmental agencies and generally can be terminated or modified by the client if the appropriations are not made. Some of our contracts with federal, state, and local governmental agencies, under both direct contract and subcontract arrangements, require us to perform additional services to comply with federal, state or local laws or regulations enacted after the contract is signed, which could have a material adverse effect on us.



Our contracts with commercial health plan and employer clients may also impose obligations upon us to comply with laws and regulations applicable to these clients.


PROPERTIES


Our principal executive offices and national service center, which contain approximately 47,000 square feet, are located in Bethesda and Silver Spring, Maryland. We lease these facilities under leases expiring in November 2006 and April 2005. As of December 31, 2001, we also maintained 43 offices, approximately 35 of which are for our staff providers, in 11 other states, Washington, D.C. and Puerto Rico under leases that have terms up to 6 years and range in size from 187 square feet to 12,840 square feet. We believe our offices and other properties are adequate for our current needs and that suitable additional space will be available as required.


EMPLOYEES


As of December 31, 2001, we had approximately 630 employees, consisting of executives, professionals, clinicians and clerical workers, none of whom is covered by a collective bargaining agreement. We consider our employee relationships to be good.


INSURANCE


We maintain healthcare consultants' and managed care errors and omissions insurance with annual coverage limits of $3.0 million per claim and $5.0 million in the aggregate, which cover the services provided by our staff providers for our employee assistance programs and by our administrative and clinical staff who provide managed behavioral healthcare and employee assistance program services. We also maintain a separate managed care errors and omissions policy for our managed behavioral healthcare operations in Puerto Rico with annual coverage limits of $1.0 million per claim and in the aggregate and a professional liability policy for our clinical operations in Puerto Rico with annual coverage limits of $1.0 million per claim and $3.0 million in the aggregate.



We require each network facility provider to carry professional liability insurance of at least $1.0 million per claim and $3.0 million in the aggregate and each non-facility network provider to carry at least $1.0 million of professional liability coverage per claim and in the aggregate. Some exceptions apply, for example, where a state has imposed a limit on malpractice liability claims.


We also maintain general liability, property, automobile, directors' and officers', and workers' compensation insurance. We do not maintain reinsurance or stop-loss insurance. We believe that the lines and amounts of insurance coverage maintained by us and required by us of our providers are

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customary in our industry and adequate for the risks insured. We cannot assure, however, that we will not become subject to claims not covered or that exceed our insurance coverage amounts.

LEGAL PROCEEDINGS


Representatives of the federal Department of Health and Human Services have claimed that approximately $1.2 million is due from us as a result of amounts allegedly overpaid by that agency from 1995 to 1999 to now defunct subsidiaries of us that had provided healthcare services under a since discontinued mental health treatment program. We are currently negotiating with these intermediaries to reach a settlement. We cannot assure, however, we will be able to ultimately settle this matter or, if settled, the amount we might be required to pay under the final settlement.


We are also party to legal actions arising in the ordinary course of our business. In the opinion of our management, based in part on consultation with legal counsel, the liability, if any, under these claims is either adequately covered by insurance or would not have a material adverse effect on us.

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Management

EXECUTIVE OFFICERS AND DIRECTORS


Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors.



NAME                                         AGE       TITLE
---------------------------------------------------------------------------------------------------------
Kenneth A. Kessler, MD.................          59    Chairman and Chief Executive Officer
Paul D. Barnes, PhD....................          46    President and Chief Operating Officer
Vincent M. Achilarre...................          53    Executive Vice President, Chief Financial Officer
                                                       and Treasurer
Laura F. Tarantino.....................          35    Vice President, General Counsel and Secretary
Leslie M. Young........................          41    President of Health Plan Division
Richard J. Kodora......................          41    Executive Vice President of National Sales and
                                                       Marketing
Peter J. Babin(2)......................          58    Director
Robert J. Becker, MD(1)................          79    Director
Steven B. Epstein(1)...................          58    Director
Jeffrey M. Krauss(1)(2)................          45    Director
Marlene R. Krauss, MD(2)...............          57    Director
Wayne B. Lowell(2).....................          47    Director


---------

(1) Member of Stock Option and Compensation Committee


(2) Member of Audit Committee



KENNETH A. KESSLER, MD. Dr. Kessler founded APS in 1992 and has served as our chief executive officer and chairman of our board of directors since our inception. In 1983, Dr. Kessler founded American Psych Management, Inc., a managed behavioral healthcare company, where he served as its president and chairman of the board from inception to 1991. Dr. Kessler previously served as director of outpatient services for the Metropolitan Psychiatric Group, a medical group practice specializing in psychiatry, from 1979 to 1983.
Dr. Kessler was a lecturer in the Department of Psychiatry at the Harvard University Medical School from 1995 to 2001. Dr. Kessler attended the University of Pennsylvania from 1961 to 1963. Dr Kessler received his BA in 1965, and an MD in 1969, from Temple University.



PAUL D. BARNES, PHD. Dr. Barnes joined us in October 2000 as our president and chief operating officer. From June 1999 to October 2000, Dr. Barnes held several senior management roles at Magellan Behavioral Health, Inc., a managed behavioral healthcare company, including serving as executive vice president of sales and marketing from June 1999 to October 2000, senior vice president of program management from September 1996 to June 1999 and executive vice president of regional operations from October 1995 to September 1996. Dr. Barnes earned a BA from Wheaton College in 1977 and a PhD in clinical psychology from Florida State University in 1985.



VINCENT M. ACHILARRE. Mr. Achilarre joined us in March 2001 as our executive vice president, chief financial officer and treasurer. Prior to joining us, Mr. Achilarre worked as a consultant from April 2000 to March 2001 providing advice to senior management of private entities regarding capital fund raising, and strategic and operating activities. From May 1996 to April 2000, Mr. Achilarre served as the chief financial officer, secretary and treasurer and a director of MEDecision, Inc., a developer and licensor of clinical software solutions. Previously, from January 1994 to May 1996, Mr. Achilarre served as the chief financial officer and treasurer and a director of CareAdvantage, Inc.,


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a medical utilization review company. Mr. Achilarre received a BS in accounting from St. John's University in June 1969 and an MBA in management from Baruch College in February 1977.



LAURA F. TARANTINO. Ms. Tarantino joined us in February 2000 as our vice president, general counsel and secretary and is responsible for regulatory and corporate compliance, risk management, and other general counseling and operational functions. Previously, from 1998 to 2000, Ms. Tarantino served as the vice president and general counsel for Psychiatric Solutions, Inc., a behavioral healthcare provider company. From 1996 until 1998 she served as the general counsel of ASC Network Corporation, an independent operator of surgery centers. From 1994 to 1996, Ms. Tarantino was an attorney with the firm of Pierce & Bizal, a general practice law firm. Ms. Tarantino earned a BS from Louisiana State University in 1988 and a JD from Loyola Law School of New Orleans in 1992 and has been a certified public accountant since 1989.



LESLIE M. YOUNG. Ms. Young joined us in March 2002 as the president of our health plan division. Ms. Young served as the senior vice president of Aon Healthcare Alliance, a division of Aon Corporation, an insurance company, from September 2000 until March 2002. From June 1996 until September 2000, Ms. Young was the president and chief operating officer of HCC Risk Management, Inc., a specialty risk management company. Ms. Young received a BS in 1983 from Indiana University and an MBA from Indiana University in 1984.



RICHARD J. KODORA. Since 2002, Mr. Kodora has served as our executive vice president of national sales and marketing. Mr. Kodora joined us in February 2000 as our senior vice president of employer sales. Prior to joining us, Mr. Kodora was the senior vice president of national sales for ValueOptions, Inc., a managed behavioral healthcare company, from March 1993 to January 2000.
Mr. Kodora received a BA from Lynchburg College in 1981 and an MBA from Tulane University in 1987.



PETER J. BABIN. Mr. Babin has been a member of our board of directors and our audit committee since 2001 and chairman of our audit committee since 2002. Since 2002, Mr. Babin has served as the chairman of the board of directors of Combined Benefits Management, Inc., a managed behavioral healthcare company that is a holding company of Blue Cross Blue Shield of Montana, Inc. Since January 2002, Mr. Babin has served as the president, chief executive officer and chairman of the board of Blue Cross Blue Shield of Montana, Inc. Previously, from 2001 to 2002, Mr. Babin also served as that company's chief operating officer and from 1999 to 2001 as that company's executive vice president. From 1995 to 1999, Mr. Babin served as the executive director of Health Plus of Louisiana, Inc., a for-profit health maintenance organization. From 1991 to 1995, Mr. Babin served as the executive vice president and co-chief executive officer of Western Ohio Healthcare Corporation, a health maintenance organization. From 1987 to 1989, Mr. Babin served as the president and chief executive officer of MetLife Healthcare of Colorado, a health maintenance organization. Mr. Babin serves on the board of directors of several privately held companies including the Blue Cross Blue Shield Association, a health maintenance organization, and the Western Conference of Prepaid Medical Service Plans. Mr. Babin earned his BA from Wesleyan University in 1965 and a JD from the University of Connecticut School of Law in 1968.



ROBERT J. BECKER, MD. Dr. Becker has been a member of our board of directors since 1995 and a member of our stock option and compensation committee since October 2000. Dr. Becker has been the president of the Becker Consulting Group, a managed care consulting business, since 1991. Since 1995 Dr. Becker has served as a director of IMPAC Medical Systems Corp., an oncology software company, and from 1996 to the present as director and vice chairman of Madison Information Technologies, a company that provides information technology services and products. Previously, in 1982, Dr. Becker founded First Health Group Corp., a managed healthcare utilization company, where he served as a director and its chairman emeritus from 1990 to 1998. Dr. Becker earned a BS from the University of


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Wisconsin in 1943 and received an MD from Marquette University School of
Medicine (now Medical College of Wisconsin) in 1949.



STEVEN B. EPSTEIN. Mr. Epstein has been a member of our board of directors since 1992 and a member of our stock option and compensation committee since October 2000. Mr. Epstein is a founding partner of the national law firm of Epstein Becker & Green, P.C., where he has specialized in health care law since founding the firm in 1973. Mr. Epstein received a BA from Tufts University in 1965 and a JD from Columbia University Law School in 1968.



JEFFREY M. KRAUSS. Mr. Krauss has been a member of our board of directors since 1995, a member of our stock option and compensation committee since
October 2000 and a member of our audit committee since October 2000. Mr. Krauss has been a general partner of Psilos Group Managers, a venture capital firm specializing in healthcare services and healthcare technology investments, since March, 2000. From 1990 until March 2000 Mr. Krauss served as a general partner of Nazem & Company IV, LP, a venture capital fund. Since March 1997, Mr. Krauss has served as the chairman of the board of directors of Quovadx, Inc., a publicly traded healthcare information technology company. Mr. Krauss is a director of Tegal Corporation, a publicly traded semi-conductor capital equipment company, and is also a director of several private companies.
Mr. Krauss has been a certified public accountant since 1979, earned a BS from the State University of New York at Albany, magna cum laude, in 1978 and a JD from Harvard Law School, cum laude, in 1982.



MARLENE R. KRAUSS, MD. Dr. Krauss has been a member of our board of directors since 1994 and a member of our audit committee since October 2000. Dr. Krauss founded KBL Healthcare Ventures, a health care venture capital fund, in 1999 and serves as its managing director. Dr. Krauss founded KBL Healthcare, Inc., a venture capital company, in 1991 and serves as its chairperson and chief executive officer. Dr. Krauss founded Lumenos, Inc., formerly Direct
Healthcare, Inc., an Internet-based healthcare insurance company, in 1999 and serves as one of its directors and also serves as a director of several privately held companies. Dr. Krauss co-founded and, until 1997, served as chairperson of the board of directors of Cambridge Heart, Inc., a publicly traded cardiovascular device company. Dr. Krauss was the vice chairperson of Concord Health Group, Inc., a longterm healthcare company, from 1994 to 1996. Dr. Krauss received a BA in 1965 from Cornell University, an MBA from Harvard Graduate School of Business Administration in 1967 and an MD from Harvard Medical School in 1979.



WAYNE B. LOWELL. Mr. Lowell has been a member of our board of directors and a member of our audit committee since January 2001. In 1998, Mr. Lowell established Jonchra Associates, LLC, which provides strategic and operating advice to senior management of venture capital-funded and publicly held entities. From 1986 to 1998, Mr. Lowell held several senior management roles at PacifiCare Health System, Inc., a managed healthcare company, including serving as its chief financial officer during that period. Mr. Lowell earned a BS from the University of Maryland in 1977 and an MBA with honors in 1986 from the University of California, Irvine.



BOARD COMPOSITION



We currently have 8 directors. We will amend our certificate of incorporation and bylaws at or prior to the closing of this offering to provide that the terms of office of the directors will be divided into the following three classes:



- Class I, Robert J. Becker, MD and Marlene R. Krauss, MD, whose term will expire at the annual meeting of stockholders to be held in 2003;


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-   Class II, Jeffrey M. Krauss, Peter J. Babin and Wayne B. Lowell, whose term will expire at the annual meeting of stockholders to be held in 2004; and



- Class III, Kenneth A. Kessler, MD and Steven B. Epstein, whose term will expire at the annual meeting of stockholders to be held in 2005.



Messrs. Krauss and Babin and Dr. Krauss were nominated to serve as members of our board of directors under the terms of agreements that we entered into with certain of our shareholders. We contemplate that these agreements will be terminated effective upon the closing of this offering and that these individuals will no longer have a contractual right to be nominated to our board of directors. See "Related party transactions-Other transactions".


At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. The authorized number of directors may be changed only by resolution of the board of directors or a two-thirds majority vote of the stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

BOARD COMMITTEES

Audit committee


The audit committee of the board of directors was established in October 2000 and reviews, acts on and reports to the board of directors on various auditing and accounting matters, including the recommendation of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The members of our audit committee are Peter J. Babin, Marlene R. Krauss, MD, Jeffrey M. Krauss and Wayne B. Lowell, each of whom is an independent director.


Stock option and compensation committee


The stock option and compensation committee of the board of directors was established in October 2000 and determines the salaries and benefits for our employees, consultants, directors and other individuals compensated by us. The stock option and compensation committee also administers our stock option plans, including determining the stock option grants for our employees, consultants, directors and other individuals. The members of the stock option and compensation committee are Robert J. Becker, MD, Steven B. Epstein and Jeffrey
M. Krauss, each of whom is an independent director.


DIRECTOR COMPENSATION


Non-employee members of our board of directors are paid the sum of $2,500 plus travel expenses for attending each regular meeting of the board of directors. We have retained Wayne B. Lowell, a non-employee director, as a financial and management consultant and pay Mr. Lowell fees at an hourly rate. We have granted non-employee directors options to purchase our common stock pursuant to our 1993 Stock Option Plan, and our board continues to have discretion to grant options to our non-employee directors.


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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation and stock option committee. Prior to the formation of the compensation and stock option committee, the board of directors as a whole made decisions relating to compensation of our executive officers.

EXECUTIVE COMPENSATION

Summary of cash and other compensation


The following table shows all compensation for the year ended December 31, 2001 earned by our chief executive officer and our four other highest-paid executive officers whose compensation exceeded $100,000 for services rendered in all capacities to us. "Other Annual Compensation" consists of sales commissions, payment of benefits and payment of office rental expenses. "All other compensation" consists of matching payments made under our 401(k) employee savings plan, payment of term life insurance premiums and telephone expenses.



Summary compensation table



------------------------------------------------------------------------------------------------
                                                                    Long-term
                                                                  Compensation
                                                                     awards
                                       2001 compensation          -------------
                              -----------------------------------   securities
Name and                                             Other annual   underlying         All other
Principal Position              Salary    Bonus      compensation      options      compensation
------------------------------------------------------------------------------------------------
Kenneth A. Kessler, MD ...... $268,031  $    --  $             --      115,877  $          7,741
  Chairman and Chief
  Executive Officer
Paul D. Barnes, PhD .........  251,534   12,237                --      250,000             6,235
  President and Chief
  Operating Officer
Vincent M. Achilarre ........  151,538       --                --      200,000            25,111
  Executive Vice President,
  Chief
  Financial Officer and
  Treasurer
Laura F. Tarantino ..........  139,803    3,750                --       55,000             3,167
  Vice President, General
  Counsel and Secretary
Richard J. Kodora ...........  222,019       --            70,428      150,000             8,565
  Executive Vice President
  of National Sales and
  Marketing


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Options


The following table shows information regarding options granted to the executive officers listed in the summary compensation table above during the fiscal year ended December 31, 2001. We have not granted any stock appreciation rights. Each option represents the right to purchase one share of our common stock. Twenty percent of the total number of options granted vest per year and all of the options granted expire on the fifth anniversary of the date of grant of the options. The exercise price for options is equal to the fair market value of a share of common stock on the date of grant as determined by our board of directors.



The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the exercise price per share, representing the estimated fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.



The following table relates to option grants by us in the prior fiscal year to our named executive officers, in connection with services rendered to us.



Option grants in last fiscal year



                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                          NUMBER OF       % OF TOTAL                               ANNUAL RATES OF STOCK
                         SECURITIES          OPTIONS                              PRICE APPRECIATION FOR
                         UNDERLYING          GRANTED     EXERCISE                       OPTION TERM
                            OPTIONS     TO EMPLOYEES        PRICE    EXPIRATION   -----------------------
NAME                        GRANTED   IN FISCAL YEAR    PER SHARE          DATE           5%          10%
---------------------------------------------------------------------------------------------------------
Kenneth A. Kessler,
  MD..................         --            --             --             --            --           --
Paul D. Barnes, PhD...         --            --             --             --            --           --
Vincent M.
  Achilarre...........    200,000            48%         $2.85       03/09/06      $157,480     $347,991
Laura F. Tarantino....     20,000             4.8         2.85       12/14/06        15,748       34,799
Richard J. Kodora.....         --            --             --             --            --           --



None of our named executive officers exercised options during the year ended December 31, 2001.



The following table shows information as of December 31, 2001 concerning the number and value of unexercised options held by each of the executive officers listed in the summary compensation table above. Options shown as exercisable are immediately exercisable. There was no public trading market for the common stock as of December 31, 2001. Accordingly, the value of unexercised in-the-money options listed below has been calculated on the basis of the assumed initial
public offering price of $    per share, less the applicable exercise price per
share, multiplied by the number of shares underlying such options. The exercise price per share of options granted represents the estimated fair market value of one share of our common stock on the date of grant.


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Option values at December 31, 2001



---------------------------------------------------------------------------------------
                                                                  VALUE OF UNEXERCISED
                                            NUMBER OF UNEXERCISED IN-THE-MONEY OPTIONS
                                                   OPTIONS                 AT
                                            AT DECEMBER 31, 2001    DECEMBER 31, 2001
                                            --------------------- ---------------------
NAME                                        EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
---------------------------------------------------------------------------------------
Kenneth A. Kessler, MD.....................  115,877          0
Paul D. Barnes, PhD........................   50,000    200,000
Vincent M. Achilarre.......................   40,000    160,000
Laura F. Tarantino.........................   14,000     41,000
Richard J. Kodora..........................   30,000    120,000


EMPLOYMENT AND SEVERANCE AGREEMENTS


Kenneth A. Kessler, MD has entered into an employment agreement pursuant to which we have agreed to pay him a base salary that is subject to periodic discretionary increases by the stock option and compensation committee of our board of directors. Our agreement with Dr. Kessler also provides for an annual discretionary bonus to be awarded by the stock option and compensation committee. Dr. Kessler's agreement commenced as of April 1995 and expires on the earlier of June 30, 2004 and the repayment in full of our subordinated credit facility with Canpartners Investments IV, LLC, which we anticipate repaying upon the closing of this offering. We anticipate entering into an extension of Dr. Kessler's employment agreement, but cannot assure we will be able to do so on favorable terms, or at all. Our agreement with Dr. Kessler also contains certain restrictions on his ability to compete with us if he is no longer employed by us and confidentiality provisions for the protection of our confidential information. In the event that Dr. Kessler is terminated due to a disability, he is entitled to a severance payment equal to three months of his then current salary.



Each of our other named executive officers signed an offer letter and related confidentiality and non-competition agreement before commencing employment with us. The offer letters and confidentiality and non-competition agreements set forth each officer's:



-   position and title;



-   salary and other compensation;



-   certain benefits;



-   restrictions on post-employment competition with us; and



- severance benefits in the event that we terminate his or her employment without cause.



Additionally, each offer letter states that employment with us is at-will and may be terminated by either party at any time for any reason, with or without cause.



All of our employees have entered into employee confidentiality agreements relating to patients' medical records and confidentiality agreements that contain provisions for the protection of our confidential information.


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EMPLOYEE BENEFIT PLANS

1993 Stock Option Plan


Our 1993 Stock Option Plan was adopted in April 1993 and subsequently approved by our stockholders. Under the terms of the plan, 3,200,000 shares of common stock are reserved for issuance upon exercise of stock options. As of December 31, 2001, we had options to purchase 2,217,477 shares of common stock under this plan outstanding held by employees, directors and consultants with a weighted average exercise price of $2.42 per share. Our stock option and compensation committee determines the type of awards to be granted, the persons to whom, and the time or times at which, awards are granted, and the terms, conditions and provisions of, and restrictions relating to, each award, including vesting provisions and applicable performance criteria. Incentive stock options are granted at exercise prices equal to at least 100% of the fair market value of our common stock on the date of grant, and expire one year from the date of the holder's termination of employment with us by reason of disability or death. Upon termination of employment for any other reason, the incentive stock options expire three months from the date of the holder's termination of employment. Non-incentive stock options may be exercised at any time prior to an expiration date established for such option by our stock option and compensation committee.


401(k) Savings Plan


We sponsor a retirement plan designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. All employees who complete 90 days of service are eligible to contribute to the plan. In addition, all employees who have been employed by us for at least 12 months and have worked 1,000 hours in that year are eligible for matching contributions by us at the rate of 25% of the amount contributed by the employee up to a maximum of 6% of the employee's compensation. The employer contributions vest at the rate of 20% per annum commencing upon completion of the first year of employment. Employer matching contributions totaled $48,873 and $97,764 for the years ended December 31, 2000 and 2001.


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Related party transactions

SALES OF SECURITIES


Since January 1, 1999, we have issued the following securities in private placement transactions involving executive officers, directors and holders of more than 5% of our outstanding stock and their affiliates:



- On October 18, 1999, we issued 1,789,473 shares of our common stock to Combined Benefits Management, Inc. in connection with our acquisition of all of the outstanding capital stock of Vydas Resources, Inc.



- On February 1, 2000, we issued 21,930 shares of our common stock to Richard J. Kodora, our executive vice president of national sales and marketing, in connection with his employment with us.



- On March 31, 2000, we issued to Kenneth A. Kessler, MD, our chairman and chief executive officer, 1,041,647 shares of our common stock upon his exercise of warrants at an average weighted exercise price of $0.95 per share. The warrants were issued prior to January 1, 1999 in connection with certain loan guarantees made by Dr. Kessler for us and in connection with his employment as our chairman and chief executive officer.



- On April 12, 2000, we granted Steven B. Epstein, a member of our board of directors, options to purchase 150,000 shares of our common stock at an exercise price of $2.85 per share. These options were issued to Mr. Epstein in consideration of his efforts in connection with this offering.



- On April 20, 2000, we issued 25,000 shares of our common stock to Robert J. Becker, MD, a member of our board of directors, upon his exercise of options at an exercise price of $1.22 per share. The options were issued prior to January 1, 1999 in connection with his service as a member of our board of directors.



- On August 21, 2000, we issued warrants to purchase 75,000 shares of our common stock at an exercise price of $0.01 per share to Dr. Kessler, as partial consideration for a $750,000 loan made to us by Dr. Kessler.



- On September 15, 2000, we issued subordinated secured notes to Canpartners Investments IV, LLC in the principal amount of $7.5 million for a loan of approximately $7.1 million. As part of this transaction, we issued to Canpartners 750,000 shares of our common stock for an aggregate purchase price of $750 and an aggregate of 1,183,928 shares of our common stock upon exercise of previously issued warrants for an aggregate exercise price of approximately $9,100.



- On December 28, 2000, we issued 25,000 shares of our common stock to Mr. Epstein, upon his exercise of options at an exercise price of $1.00 per share. The options were issued prior to January 1, 1999 in connection with his service as a member of our board of directors.



- On January 25, 2001, we granted to Wayne B. Lowell, a member of our board of directors, options to purchase 50,000 shares of our common stock at an exercise price of $2.85 per share. These options were granted to Mr. Lowell in connection with his service as a member of our board of directors.



- On June 1, 2001, we issued 351,596 shares of our Series I Preferred Stock to Oxford Health Plans, Inc. upon the exercise of warrants. The warrants had an exercise price of $1.22 per share. The warrants were issued prior to January 1, 1999 to investors who participated in an equity financing round.


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                                                                              71
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--------------------------------------------------------------------------------


- On June 1, 2001, we issued 41,019 shares of our Series I Preferred Stock to Wheatley Partners II, LP upon the exercise of warrants at a weighted average exercise price of $1.22 per share. The warrants were issued prior to January 1, 1999 to investors who participated in an equity financing round.



- On June 1, 2001, we issued 409,836 shares of our Series I Preferred Stock to Nazem & Company IV, LP upon the exercise of warrants at a weighted average exercise price of $1.22 per share. The warrants were issued prior to January 1, 1999 to investors who participated in an equity financing round.



- On June 1, 2001, we issued 7,032 shares of our Series I Preferred Stock to Woodland Venture Fund upon the exercise of warrants at a weighted average exercise price of $1.22 per share. The warrants were issued prior to January 1, 1999 to investors who participated in an equity financing round.



- On June 1, 2001, we issued 5,860 shares of our Series I Preferred Stock to Woodland Partners upon the exercise of warrants at a weighted average exercise price of $1.22 per share. The warrants were issued prior to January 1, 1999 to investors who participated in an equity financing round.



- On June 1, 2001, we issued 4,688 shares of our Series I Preferred Stock to Seneca Ventures upon the exercise of warrants at a weighted average exercise price of $1.22 per share. The warrants were issued prior to January 1, 1999 to investors who participated in an equity financing round.



- On March 8, 2002, we issued 100,000 shares of our common stock to Mr. Epstein upon his exercise of warrants at an exercise price of 1.44 per share. The warrants were issued to Mr. Epstein prior to January 1, 1999 in connection with his services as a member of our board of directors.



For additional information regarding the ownership of securities by executive officers, directors and stockholders who beneficially own 5% or more of our outstanding common stock, please see "Principal and selling stockholders."


OTHER TRANSACTIONS


On September 26, 1997, we entered into an agreement to provide behavioral healthcare services to a number of commercial health plans, to which agreement Coventry Health Care, Inc. succeeded in April 1998 as a result of its acquisition of the plans. We derived approximately 24% and 18% of our revenues for the years ended December 31, 2000 and 2001 from Coventry under this agreement. One of the former members of our board of directors, Bernard Mansheim, MD, is the chief medical officer and a senior vice president of Coventry.



On October 18, 1999, our subsidiary, Vydas Resources, Inc., entered into a contract to provide employee assistance program services to Blue Cross Blue Shield of Montana, Inc., which accounted for approximately $3,497,433 and $3,625,369 of our revenues in 2000 and 2001. Peter J. Babin, the president, chief executive officer and chairman of Blue Cross Blue Shield of Montana, Inc. is one of our directors.



On March 31, 2000, we made a loan to Dr. Kessler in the principal amount of approximately $985,000. The loan bears interest at approximately 8% annually and matures in March 2005. Dr. Kessler used the proceeds of the loan to exercise previously granted warrants to purchase 1,041,647 shares of our common stock. As of December 31, 2001, the entire principal and accrued interest of the loan was outstanding.


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--------------------------------------------------------------------------------


On May 3, 2000, we entered into a development services agreement with Quovadx, Inc., a company of which Jeffrey Krauss, a member of our board of directors, is chairman. The agreement provides that we will pay to Quovadx the sum of $750,000 for its services in developing our website, APS HelpLink.com., which amount was paid in 2001. On May 3, 2000 we also entered into a related hosting services agreement with Quovadx, which provided that we pay to Quovadx $5,000 per month through April 2001 for its services in hosting APS HelpLink.com.



In August 2000, Dr. Kessler loaned us $750,000 at a stated interest rate of 15% per year, payable monthly, in addition to a fee of $37,500 payable upon our repayment of the principal. As additional consideration for the loan, we issued Dr. Kessler warrants to purchase 75,000 shares of our common stock at $0.01 per share. We repaid this loan in full in September 2000.



In December 2000, we retained Wayne B. Lowell, since elected a member of our board of directors, as a financial and management consultant at an hourly rate. In 2001, we paid Mr. Lowell approximately $63,000 for his consulting services.



Steven B. Epstein, a member of our board of directors, is a founding member of Epstein Becker & Green, P.C., a law firm which has represented us on various matters, including this offering.



We lease two office buildings located in Missoula, Montana under lease agreements with an entity in which Arthur Held, our chief information officer, holds approximately a 20% ownership interest. Both agreements have initial terms of five years and include renewal provisions. Total rent under these leases for the fiscal years ended 2000 and 2001 was $378,852 and $392,455.



We have entered into an agreement with Canpartners Investments IV, LLC that allows them to sell up to 429,705 shares of our common stock to the underwriters in connection with an exercise by the underwriters of their over-allotment option and the concurrent election by CapitalSource Holdings LLC to sell their shares of our common stock to the underwriters. See "Management--Principal and Selling Stockholders" and "--Underwiting."



We and some of our executive officers, directors and stockholders are currently parties to agreements containing provisions that relate to the right to include shares of common stock in the underwriters' overallotment option in connection with this offering, certain co-sale rights, call rights and board observation rights. In addition, we and some of our stockholders are currently parties to agreements containing provisions that relate to restrictions on issuances of equity securities, the right to nominate members of our board of directors, restrictions on capital expenditures and transactions with affiliates, and put rights, all of which agreements we contemplate will be terminated effective upon the closing of this offering. See "Description of securities--Call rights" and "--Co-sale rights" for descriptions of certain call rights and co-sale rights that are anticipated to remain in effect after the closing of this offering and see "Management--Board Observation Rights" for a description of board observation rights that will also remain in effect after the closing of this offering.


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                                                                              73
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Principal and selling stockholders



The following table shows the beneficial ownership of our common stock as of March 31, 2002, after giving effect to the conversion of all shares of our capital stock into shares of our common stock upon the closing of this offering,
but not the contemplated one-for-    reverse stock split of our common stock,
and as adjusted to reflect the sale of the shares of common stock offered under this prospectus, by:


- each person or group of affiliated persons known by us to own beneficially 5% or more of our common stock;

- each director and each executive officer named in the summary compensation table under the caption "Management-Summary compensation;" and

-   all of our directors and executive officers as a group.


Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares shown. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and includes the number of shares acquirable upon the exercise of options and warrants within 60 days from March 31, 2002. The percentage ownership is based
on         shares of our common stock outstanding prior to this offering and shares outstanding immediately after this offering. The address for those individuals for which an address is not otherwise indicated is: c/o APS Healthcare, Inc., 6705 Rockledge Drive, Suite 200, Bethesda, Maryland 20817.



                                                              Number of
                                          Number of              shares   Percent owned
                                             shares   acquirable within     before this         Percent owned
Beneficial owner                        outstanding             60 days        offering   after this offering
-------------------------------------------------------------------------------------------------------------
DIRECTORS AND NAMED EXECUTIVE OFFICERS
  Kenneth A. Kessler, MD(1)...........   4,221,254            236,833             18.0%
  Paul D. Barnes PhD..................          --             50,000                *
  Vincent M. Achilarre................          --             40,000                *
  Laura F. Tarantino..................          --             14,000                *
  Richard J. Kodora...................      21,930             60,000                *
  Peter J. Babin(2)...................   1,789,473                 --              7.3
  Robert J. Becker, MD(3).............     163,932                 --                *
  Steven B. Epstein...................     125,000            150,000              1.1
  Jeffrey M. Krauss...................          --                 --                *
  Marlene R. Krauss, MD(4)............          --            255,755              1.0
  Wayne B. Lowell.....................          --             16,667                *
  All directors and executive officers   6,321,589          1,738,299             30.8
    as a group (12 persons)...........
FIVE PERCENT STOCKHOLDERS
  Nazem & Company IV, LP(5) ..........   3,697,679            116,072             15.5
    645 Madison Avenue, 12th Floor
    New York, NY 10022
  Ken Associates, LLC(6) .............   2,250,000                 --              9.2
    4833 Rockwood Parkway
    Washington D.C. 20016
  Canpartners Investments IV,            1,933,928                 --              7.9
    LLC(7) ...........................
    9665 Wilshire Boulevard, Suite 200
    Beverly Hills, California 90212


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--------------------------------------------------------------------------------


                                                              Number of
                                          Number of              shares   Percent owned
                                             shares   acquirable within     before this         Percent owned
Beneficial owner                        outstanding             60 days        offering   after this offering
-------------------------------------------------------------------------------------------------------------
  Combined Benefits                      1,789,473                 --              7.3
    Management, Inc.(8) ..............
    560 North Park Avenue
    Helena, Montana 59601
  Wheatley Partners II, LP(9) ........   2,288,096                 --              9.3
    80 Cutter Mill Road, Suite 311
    Great Neck, New York 11021
  Principal Health Care, Inc.(10) ....   1,352,591                 --              5.5
    711 High Street
    Des Moines, Iowa 50392
  Oxford Health Plans, Inc.(11) ......   1,433,502                 --              5.6
    800 Connecticut Avenue
    Norwalk, Connecticut 06851


---------

*  Represents beneficial ownership of less than 1%


(1) Consists of (i) 1,971,254 shares of common stock, (ii) options to purchase 115,877 shares of common stock, (iii) warrants to purchase 75,000 shares of common stock, (iv) 45,956 shares of Series I Preferred Stock, all of which shares, options and warrants are held by Kenneth A. Kessler, MD, and
    (v) 2,250,000 shares of common stock held by Ken Associates, LLC, of which Dr. Kessler is the managing member and holds a 3.3% membership interest. Dr. Kessler exercises voting control over the shares of common stock held by Ken Associates and is the sole trustee of two trusts for the benefit of his children that each holds an approximately 46% membership interest in Ken Associates. Dr. Kessler disclaims beneficial ownership of all shares held by Ken Associates, except to the extent of his pecuniary interest.



(2) Consists of 1,789,473 shares of common stock held by Combined Benefits Management, Inc. of which Peter J. Babin is the chairman of the board of directors. Combined Benefits Management has delegated voting and investment power over the shares of our common stock that it holds to its board of directors.



(3) Includes 163,932 shares of common stock held by Robert J. Becker, MD, jointly with his spouse.



(4) Consists of (i) an aggregate of 72,673 unit purchase options, and warrants to purchase an aggregate of 22,269 shares of common stock, held by Marlene R. Krauss, MD; (ii) an aggregate of 36,337 unit purchase options, and warrants to purchase an aggregate of 11,133 shares of common stock, held by Dr. Krauss' spouse; and (iii) warrants to purchase an aggregate of 86,092 shares of common stock held by KBL Healthcare, Inc., of which Dr. Krauss is the chief executive officer, chairperson and managing director. Dr. Krauss may be deemed to share voting or investment power of shares held by KBL or her spouse, of which she disclaims beneficial ownership except to the extent of her pecuniary interest.



(5) Consists of (i) warrants to puchase an aggregate of 77,381 shares of common stock and 344,928 shares of common stock, all of which shares and warrants are held by Transatlantic Venture Partners, CV and (ii) warrants to puchase 38,691 shares of common stock and 3,352,751 shares of common stock, all of which shares and warrants are held by Nazem & Company IV, LP. Fred Nazem and Philip Barak are general partners of Nazem & Company and Transatlatic Venture Partners and each holds voting and investment power over all of the shares held by Transatlantic Venture Partners and Nazem & Company.



(6) Dr. Kessler is the managing member and holds a 3.3% membership interest in Ken Associates. Dr. Kessler exercises voting control over the shares of common stock held by Ken Associates and is the sole trustee of two trusts for the benefit of his children that each holds approximately 46% of


--------------------------------------------------------------------------------

Principal and selling stockholders

--------------------------------------------------------------------------------


    the membership interest in Ken Associates. Dr. Kessler disclaims beneficial ownership of all shares held by Ken Associates, except to the extent of his pecuniary interest.



(7) Scott Imbach, an employee of Canpartners Investments IV, LLC, holds voting and investment power over the shares.



(8) Consists of 1,789,473 shares of common stock held by Combined Benefits Management, Inc. of which Peter J. Babin is the chairman of the board of directors. Combined Benefits Management has delegated voting and investment power over the shares of our common stock that it holds to its board of directors.



(9) Consists of: (i) 183,047 shares of common stock held by Seneca Ventures;
    (ii) 274,572 shares of common stock held by Woodland Venture Fund; (iii) 228,810 shares of common stock held by Woodland Partners; and
    (iv) 1,601,667 shares of common stock held by Wheatley Partners II, LP. Barry Rubenstein is the general partner of each of the aformentioned partnerships and holds voting and investment power over all of the shares of common stock held by each of such partnerships.



(10) Excludes 649,282 shares of common stock held by Coventry Health Care, Inc. One of Principal Health Care, Inc.'s directors and one of its officers serve on the board of directors of Coventry. Principal Health Care has delegated voting and investment power over the shares of our common stock that it holds to its board of directors.



(11) Oxford's board of directors has delegated voting and investment power over the shares of our common stock that it holds to certain of Oxford's officers.



The following stockholders have granted the underwriters an option to purchase
up to an aggregate of        shares of common stock to cover over-allotments, if
any. The table assumes full exercise of the underwriters' over-allotment option. The table shows beneficial ownership of our common stock after giving effect to the conversion of all shares of our capital stock into shares of our common stock upon the closing of this offering, but not the contemplated one-for reverse stock split of our common stock. See "Underwriting."



                                         Shares beneficially        Shares    Shares beneficially
                                          owned prior to the       offered      owned after the
                                               Offering           in over-          Offering
                                        ----------------------   allotment   ----------------------
Name                                       Number   Percentage      option      Number   Percentage
---------------------------------------------------------------------------------------------------
Canpartners Investments IV, LLC.......  1,933,928       7.9%      429,705    1,504,223       6.1%
CapitalSource Holdings LLC............    859,409       3.5       429,705      429,704       1.8
                                        ---------      ----       -------    ---------      ----
Total.................................  2,793,337      11.4%      859,410    1,933,927       7.9%


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76

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Description of capital stock


The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to our certificate of incorporation and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock, as well as options and warrants to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of our certificate of incorporation.

Upon the closing of this offering, our authorized capital stock will consist of 75,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

COMMON STOCK


As of December 31, 2001, we had 14,083,363 shares of class A common stock outstanding, held of record by 103 stockholders, which will be converted into 14,083,363 shares of common stock, without classification, upon the closing of this offering and the class A common stock will no longer be authorized, issued
or outstanding. There will be         shares of common stock outstanding upon
the closing of this offering, which gives effect to the issuance of shares of common stock offered by us under this prospectus, the conversion of our class A common stock, the conversion of our preferred stock
discussed below and a one-for-          reverse stock split of our common stock.


Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of any outstanding preferred stock. Holders of common stock are entitled to receive dividends, if any, on a pro rata basis as may be declared by the board of directors out of funds legally available for dividends, subject to any preferential dividend rights of any outstanding preferred stock. See "Dividend policy." Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK


As of December 31, 2001, we had 10,388,432 shares of preferred stock outstanding, which will be converted into 10,388,432 shares of our common stock upon the closing of this offering and the convertible preferred stock will no longer be authorized, issued or outstanding.


Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series, commonly referred to as blank check preferred stock. Our board of directors may also designate the powers, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences, any or all of which may be superior to the rights of our common stock, and the number of shares

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

Description of capital stock

--------------------------------------------------------------------------------

constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock. Please see "Description of securities -- Anti-takeover effects of provisions of Delaware law and our certificate of incorporation and bylaws."

OPTIONS


As of December 31, 2001, options to purchase a total of 2,217,477 shares of common stock were outstanding at a weighted average exercise price of $2.42 per share, of which options to purchase 925,016 shares of common stock at a weighted average exercise price of $2.04 per share were then exercisable. Options to purchase a total of 3,200,000 shares of common stock have been authorized for grant under our 1993 Stock Option Plan, of which options to purchase 932,523 shares are available for future grant. Please see "Management -- Employee benefit plans" and "Shares eligible for future sale."


WARRANTS


As of December 31, 2001, warrants to purchase a total of 2,029,382 shares of common stock were outstanding at a weighted average exercise price of $.12 per share, all of which were exercisable.


UNIT PURCHASE OPTIONS


As of December 31, 2001, options to purchase a total of 109,010 units were outstanding at an exercise price of $1.00 per unit, all of which were exercisable. Each unit consists of one share of common stock and a warrant to acquire .25 shares of common stock at an exercise price of $1.50 per share.


REGISTRATION RIGHTS


At any time commencing from six to twelve months following the effective date of this offering, the holders of 11,454,531 shares of common stock, the holders of warrants to purchase 1,954,382 shares of common stock and the holders of 109,010 unit purchase options will be entitled to demand, under certain circumstances on up to four occasions, registration of their shares under the Securities Act of 1933. If we propose to register any shares of common stock after the closing of this offering either for our account or for the account of other security holders, these holders will be entitled to receive notice of the registration and to include their shares in the registration. These registration rights are subject to conditions and limitations, among which is the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration statement. We are generally required to bear all of the expenses of all these registrations, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions. Registration of any of the shares of our common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of the registration statement.



CO-SALE RIGHTS



We are party to two agreements under which Dr. Kessler has granted co-sale rights to five stockholders, Banc of America Commercial Finance Corporation, CapitalSource Finance LLC, Canpartners Investments IV, LLC, Nazem & Company IV, LP and Transatlantic Venture Partners, CV, that hold 7,466,497 shares of our common stock in the aggregate, including shares of our common stock acquirable under warrants. These co-sale rights entitle these five stockholders to notice of, and the opportunity to participate on a proportionate basis in, any proposed private sale by Dr. Kessler of unregistered shares of our common stock.


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CALL RIGHTS



At any time on or after December 23, 2004, we have the right to purchase all, but not less than all, of the warrants held by CapitalSource Finance LLC and Bank of America, N.A., which have an exercise price of $.01 per share. We have the right to purchase the warrants at a price equal to 110% of the fair market value of the shares of common stock underlying the warrants.



BOARD OBSERVATION RIGHTS



We have an agreement with CapitalSource Finance LLC, one of our lenders, whereby we have granted them the right to designate a non-voting observer to our board of directors. CapitalSource Finance is entitled to receive notice of meetings of our board of directors and the board observer designated by CapitalSource Finance has the right to attend all of our board meetings.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

Interested stockholder transactions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years of the business combination did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

In addition, provisions of our certificate of incorporation and bylaws, which will be in effect upon the closing of this offering and are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those transactions that might result in a premium over the market price for the shares held by stockholders.

Board of directors vacancies

Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with the stockholder's nominees.

Staggered board

Our certificate of incorporation provides that our board is classified into three classes of directors, with each class serving a staggered three-year term. Please see "Management -- Board composition" for more information regarding our staggered board. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors.

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                                                                              79

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--------------------------------------------------------------------------------

Stockholder action; special meetings of stockholders

Our certificate of incorporation provides that our stockholders may not take action by written consent, and may only act at a duly called annual or special meetings of our stockholders. Our bylaws further provide that special meetings of our stockholders may be called only by the president, chief executive officer or chairman of the board of directors or a majority of the board of directors.

Super-majority voting

Delaware law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage. We have provisions in our certificate of incorporation that require a vote of at least 62 2/3% of the stockholders entitled to vote in the election of directors to amend or repeal the anti-takeover provisions of our certificate of incorporation.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation no later than the date specified in the corporation's proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders, which date shall be not less than 120 calendar days in advance of the date of such proxy statement, provided that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, if any, notice by the stockholder to be timely must be so received a reasonable time before the solicitation is made. Our bylaws also contain specific requirements as to the form and content of a stockholder's notice. These provisions may inhibit our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws requires a greater percentage.

Limitation of liability and indemnification matters


Our certificate of incorporation provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors. Under Delaware law, our directors have a fiduciary duty to us which is not eliminated by this provision of our certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition,


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

Description of capital stock

--------------------------------------------------------------------------------


each of our directors will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction not to be in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision of our certificate also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.


Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director for the following:

-   any breach of the director's duty of loyalty to us or our stockholders;

- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

-   unlawful payments of dividends or unlawful stock purchases or redemptions;
    or

- for any transaction from which the director derived an improper personal benefit.

Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, our restated certificate of incorporation provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We maintain directors' and officers' liability insurance coverage with an aggregate annual policy limit of $5.0 million. We have also obtained excess liability coverage policies in the aggregate amount of $5.0 million.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation or otherwise. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

NATIONAL MARKET LISTING

We intend to apply for listing of our common stock on the Nasdaq National Market under the trading symbol "APSH."

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                                                                              81

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Shares eligible for future sale


Prior to this offering, there has been no public market for our common stock. Following this offering, the market price of our common stock could decline as a result of sales of a large number of shares, or the perception that such sales could occur. Such sales also could make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.



Upon completion of this offering, we will have         outstanding shares of
common stock. Of these shares,         shares being offered by us in this
offering are freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by an affiliate of
ours. The remaining         shares of common stock held by existing stockholders
are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for exemption from registration under Rules 144, 144(k) or 701 of the Securities Act of 1933.


As a result of contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be eligible for sale in the public market as follows:

Number of
Shares      Date
------------------------------------------------------------------------
      ....  after the date of this prospectus;

      ....  beginning 90 days after the date of this prospectus; and

      ....  upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus.


Our directors and officers and stockholders who hold              shares in the
aggregate, together with the holders of options to purchase              shares
of common stock and the holders of warrants to purchase              shares of
common stock, have entered into lock-up agreements under which they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of UBS Warburg LLC for a period of 180 days from the date of this prospectus. Any shares subject to lock-up agreements may be released at any time without notice by UBS Warburg LLC. UBS Warburg LLC is likely to release shares from the operation of the lock-up agreements only if it determines, after considering factors such as the number of shares to be released, the circumstances of the proposed sale and prevailing market conditions, that releasing the shares is not likely to adversely affect the market for the common stock. The determination of whether to release the shares is within the sole discretion of UBS Warburg LLC and may be made for any of the foregoing or other reasons.



In general, under Rule 144 of the Securities Act of 1933, as currently in effect, a person or persons whose shares are required to be aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the
then outstanding shares of common stock--approximately              shares
immediately after this offering--or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were purchased from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.


--------------------------------------------------------------------------------
82

Shares eligible for future sale
--------------------------------------------------------------------------------


Following 90 days after the date of this prospectus, shares issued upon exercise of options that we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act of 1933. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act of 1933 but without compliance with the restrictions, including the holding-period requirement, imposed under Rule 144. As of December 31, 2001, options to purchase a total of 2,217,477 shares of
common stock were outstanding. Of these       shares,              shares may be
eligible for sale in the public market at various times after 90 days from the date of this prospectus.



Following the closing of this offering, we intend to file a registration
statement to register for resale the       shares of common stock reserved for
issuance under our stock option plans. We expect the registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to above.



Stockholders holding approximately 13,545,176 shares of common stock, including shares of common stock issuable upon the exercise of warrants and unit purchase options, have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. Please see "Management -- Employee benefit plans," "Principal stockholders," "Description of securities -- Registration rights," "Shares eligible for future sale" and "Underwriting."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting


We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, J.P. Morgan Securities Inc. and CIBC World Markets Corp. are the representatives of the underwriters.



Underwriters                                                  Number of shares
------------------------------------------------------------------------------
UBS Warburg LLC.............................................

J.P. Morgan Securities Inc. ................................

CIBC World Markets Corp.....................................
                                                                  ---------

    Total...................................................
                                                                  =========



If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from the selling stockholders identified under "Principal and selling stockholders" and from us
up to an additional        shares at the initial public offering price less the
underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. To the extent the over-allotment option is exercised, shares will be purchased first from the selling stockholders on a pro rata basis up to the maximum number of shares that
may be sold by them (      shares), and thereafter from us. The underwriting
agreement provides that the underwriters are obligated to purchase all of the common stock in the offering if any are purchased other than those covered by the option described above. the obligations of the underwriters under the underwriting agreement may be terminated upon the occurrence of certain stated events.



The following table shows the per share and total underwriting discounts and commissions payable to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an
additional              shares.


                                                              No exercise   Full exercise
-----------------------------------------------------------------------------------------
Per share...................................................  $               $

  Total.....................................................  $               $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $      .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $      share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

--------------------------------------------------------------------------------
84

Underwriting
--------------------------------------------------------------------------------


We, our directors, officers and our stockholders holding         shares of our
common stock in the aggregate have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.



The underwriters have reserved for sale, at the initial public offering price,
up to       shares of our common stock being offered, for sale to our business partners. At the discretion of our management, other parties, including our employees, may participate in the reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.


Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

- the information set forth in this prospectus and otherwise available to the representatives;

-   the history and the prospects for the industry in which we compete;

-   the ability of our management;

- our prospects for future earnings, the present state of our development, and our current financial position;

- the general condition of the securities markets at the time of this offering; and

- the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have

--------------------------------------------------------------------------------

Underwriting
--------------------------------------------------------------------------------

repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.


We and the two selling stockholders have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.


Legal matters


The validity of the shares of common stock offered hereby will be passed upon for us by Epstein Becker & Green, P.C., New York, New York. Steven B. Epstein, one of our directors, is a member of Epstein Becker & Green, P.C. and holds 125,000 shares of our common stock and options to purchase 150,000 shares of our common stock. Dewey Ballantine LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering.


Experts


Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001, as set forth in their report which, as to the year ended December 31, 1999, is based in part on the report of McGladrey & Pullen, LLP, independent auditors. We have included our financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.



Ernst & Young LLP, independent auditors, have audited the financial statements of Innovative Resource Group, LLC at December 31, 2000 and for each of the two years in the period ended December 31, 2000 and the three months ended
March 31, 2001 (predecessor basis). Ernst & Young LLP, independent auditors, have also audited the financial statements of Innovative Resource Group, LLC at December 31, 2001, and for the nine months ended December 31, 2001, (successor basis). We have included those financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.



McGladrey & Pullen, LLP, independent auditors, have audited the consolidated financial statements of Vydas Resources, Inc. for the periods from January 1, 1999 to October 17, 1999 and October 18, 1999 to December 31, 1999, as set forth in their reports. We have included the financial statements of Vydas
Resources, Inc. for the period from January 1, 1999 to October 17, 1999 in this prospectus and elsewhere in the registration statement in reliance on McGladrey & Pullen, LLP's report, given on their authority as experts in accounting and auditing.


--------------------------------------------------------------------------------
86

--------------------------------------------------------------------------------

Where you can find more information

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules and amendments to the registration statement, under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings, including the registration statement, are also available to you on the SEC's website (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

We intend to furnish our stockholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial information.

--------------------------------------------------------------------------------

APS Healthcare, Inc.
--------------------------------------------------------------------------------

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


APS Healthcare, Inc. and Subsidiaries
Report of Ernst & Young LLP, Independent Auditors...........     F-2
Report of McGladrey & Pullen, LLP, Independent Auditors.....     F-3
Consolidated Balance Sheets as of December 31, 2000 and
  2001, and as of December 31, 2001 -- pro forma
  (unaudited)...............................................     F-4
Consolidated Statements of Operations for the years ended
  December 31, 1999, 2000 and 2001..........................     F-6
Consolidated Statements of Shareholders' Equity (Deficit)
  for the years ended December 31, 1999, 2000 and 2001......     F-7
Consolidated Statements of Cash Flows for the years ended
  December 31, 1999, 2000 and 2001..........................     F-8
Notes to Consolidated Financial Statements..................     F-9

Innovative Resource Group, a Division of Cobalt Corporation
Report of Ernst & Young LLP, Independent Auditors...........    F-28
Balance Sheets as of December 31, 2000 and 2001.............    F-29
Statements of Income for the years ended December 31, 1999
  and 2000 and the three month period ended March 31, 2001
  (predecessor) and the nine month period ended
  December 31, 2001 (successor).............................    F-30
Statements of Changes in Net Invested Capital for the years
  ended December 31, 1999 and 2000 and the three month
  period ended March 31, 2001 (predecessor) and the nine
  month period ended December 31, 2001 (successor)..........    F-31
Statements of Cash Flows for the years ended December 31,
  1999 and 2000 and the three month period ended March 31,
  2001 (predecessor) and the nine month period ended
  December 31, 2001 (successor).............................    F-32
Notes to Financial Statements...............................    F-33

Vydas Resources, Inc. and Subsidiary
Report of McGladrey & Pullen, LLP, Independent Auditors.....    F-43
Consolidated Statement of Operations for the period January
  1, 1999 to October 17, 1999...............................    F-45
Consolidated Statement of Shareholder's Equity for the
  period January 1, 1999 to October 17, 1999................    F-46
Consolidated Statement of Cash Flows for the period January
  1, 1999 to October 17, 1999...............................    F-47
Notes to Consolidated Financial Statements..................    F-48

APS Healthcare, Inc.
Unaudited Pro Forma Consolidated Balance Sheet as of
  December 31, 2001.........................................    F-56
Unaudited Pro Forma Consolidated Statement of Operations for
  the year ended December 31, 2001..........................    F-59


--------------------------------------------------------------------------------

Report of Independent Auditors

Board of Directors
APS Healthcare, Inc.

We have audited the accompanying consolidated balance sheets of APS
Healthcare, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1999 financial statements of Vydas Resources, Inc., a wholly owned subsidiary acquired in 1999, which statements reflect total revenues constituting 5.6% of the related consolidated revenues for the year then ended. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included in 1999 for Vydas Resources, Inc., is based solely on the report of other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of APS Healthcare, Inc. and subsidiaries at December 31, 2000 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                          /s/ ERNST & YOUNG LLP



Baltimore, Maryland
March 1, 2002, except for Note 17
as to which the date is March 29, 2002


--------------------------------------------------------------------------------

Independent Auditors' Report



To the Board of Directors
Vydas Resources, Inc.
Missoula, Montana



We have audited the consolidated balance sheet of Vydas Resources, Inc. (a wholly owned subsidiary of APS Healthcare, Inc.) and Subsidiary as of December 31, 1999, and the related consolidated statements of operations, stockholder's equity, and cash flows for the period from October 18, 1999, through December 31, 1999 (which are not included in this Registration Statement). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.



We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vydas Resources, Inc. and Subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the period from October 18, 1999, through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.



Our audit of the consolidated financial statements of Vydas Resources, Inc. and Subsidiary included Schedule II for the period from October 18, 1999, through December 31, 1999. In our opinion, such schedule presents fairly the information required to be set forth therein, in conformity with accounting principles generally accepted in the United States of America.



                                          /s/ McGLADREY & PULLEN, LLP



Minneapolis, Minnesota
July 21, 2000


--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS


                                                                       As of December 31,
                                                      ----------------------------------------------------
                                                                                    (unaudited--pro forma)
                                                              2000           2001                (Note 18)
----------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash..............................................  $ 7,209,817    $ 5,990,336         $ 5,990,336
  Restricted cash...................................      125,705      5,078,643           5,078,643
  Premiums receivable, net of allowance for
    uncollectible accounts of $424,218 in 2000 and
    $167,594 in 2001................................    4,518,828      6,320,212           6,320,212
  Prepaid expenses and other current assets.........    1,127,031      2,261,700           2,261,700
                                                      -----------    -----------         -----------
Total current assets................................   12,981,381     19,650,891          19,650,891
Property and equipment:
  Furniture and fixtures............................      654,402        814,273             814,273
  Office equipment..................................    6,607,301      7,716,660           7,716,660
  Computer software.................................    1,626,238      1,792,564           1,792,564
  Leasehold improvements............................      228,294        505,265             505,265
  Vehicles..........................................       10,858         10,858              10,858
                                                      -----------    -----------         -----------
                                                        9,127,093     10,839,620          10,839,620
  Accumulated depreciation and amortization.........   (4,347,458)    (6,596,698)         (6,596,698)
                                                      -----------    -----------         -----------
                                                        4,779,635      4,242,922           4,242,922
Intangible assets:
  Purchased managed care contracts..................    2,067,763      3,845,757           3,845,757
  Non-compete covenants.............................       65,649         65,649              65,649
  Goodwill..........................................   17,889,618     19,191,869          19,191,869
                                                      -----------    -----------         -----------
                                                       20,023,030     23,103,275          23,103,275
  Accumulated amortization..........................   (2,453,991)    (3,772,084)         (3,772,084)
                                                      -----------    -----------         -----------
                                                       17,569,039     19,331,191          19,331,191
Deferred financing costs, net of accumulated
  amortization of $221,318 in 2000 and $219,419 in
  2001..............................................      651,473        740,584             740,584
Other assets........................................    1,084,855      1,041,652           1,041,652
                                                      -----------    -----------         -----------
Total assets........................................  $37,066,383    $45,007,240         $45,007,240
                                                      ===========    ===========         ===========


                            See accompanying notes.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS (continued)


                                                                              As of December 31,
                                                            ------------------------------------------------------
                                                                                            (unaudited--pro forma)
                                                                     2000            2001                (Note 18)
------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses...................  $  7,837,374    $  9,146,571         $  9,146,571
  Accrued claims liability................................     6,794,436      12,594,685           12,594,685
  Deferred revenue........................................       190,990         205,182              205,182
  Current portion of long-term debt.......................     2,406,596       1,356,402            1,356,402
                                                            ------------    ------------         ------------
Total current liabilities.................................    17,229,396      23,302,840           23,302,840
Long-term debt, net of current portion....................    16,290,275      19,249,826           19,249,826
Class A common stock subject to repurchase, 1,793,491 and
  1,797,877 shares issued and outstanding in 2000 and 2001
  actual; none pro forma..................................     5,111,452       5,125,402                   --
Warrant redemption obligation.............................       751,854       1,787,150            1,787,150
Shareholders' equity (deficit):
  Series I convertible preferred stock, $.001 par value,
    8,227,050 shares authorized; 7,067,514 and 7,887,545
    issued and outstanding in 2000 and 2001, respectively;
    none pro forma; aggregate liquidation preference of
    $9,622,805............................................         7,068           7,888                   --
  Series II convertible preferred stock, $.001 par value,
    2,600,000 shares authorized; 2,500,887 issued and
    outstanding in 2000 and 2001, respectively; none pro
    forma; aggregate liquidation preference of
    $3,601,277............................................         2,500           2,500                   --
  Series A preferred stock, $.001 par value, one share
    authorized; none issued and outstanding in 2000, 2001
    and pro forma.........................................            --              --                   --
  Class A common stock, $.001 par value, 37,500,000 shares
    authorized; 12,996,315 and 13,086,805 issued in 2000
    and 2001, respectively; and 12,194,996 and 12,285,486
    outstanding in 2000 and 2001, respectively; and none
    pro forma.............................................        12,996          13,087                   --
  Class B common stock, $.001 par value, 2,000,000 shares
    authorized; none issued and outstanding in 2000, 2001,
    and pro forma.........................................            --              --                   --
  Common stock, $.001 par value, 75,000,000 shares
    authorized pro forma; none issued and outstanding in
    2000 and 2001, respectively; 25,273,114 shares issued
    pro forma; and 24,471,795 outstanding pro forma.......            --              --               25,273
  Additional paid-in capital..............................    24,144,369      25,125,416           30,249,020
  Accumulated deficit.....................................   (24,042,333)    (27,195,675)         (27,195,675)
  Note receivable from shareholder........................      (985,878)       (985,878)            (985,878)
  Unearned compensation...................................      (120,000)        (90,000)             (90,000)
  Class A common stock held in treasury, at cost, 801,319
    shares in 2000, 2001 and pro forma....................    (1,335,316)     (1,335,316)          (1,335,316)
                                                            ------------    ------------         ------------
Total shareholders' equity (deficit)......................    (2,316,594)     (4,457,978)             667,424
                                                            ------------    ------------         ------------
Total liabilities and shareholders' equity (deficit)......  $ 37,066,383    $ 45,007,240         $ 45,007,240
                                                            ============    ============         ============


                            See accompanying notes.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
Consolidated Statements of Operations
--------------------------------------------------------------------------------

                                                                       Year ended December 31,
                                                             -------------------------------------------
                                                                     1999           2000            2001
--------------------------------------------------------------------------------------------------------
Premium revenue:
  Managed behavioral health................................  $49,358,624    $68,934,366    $101,767,811
  Medical management.......................................      744,188      3,650,499       3,447,663
  Employee assistance programs.............................    5,314,742     13,199,120      21,104,307
                                                             -----------    -----------    ------------
                                                              55,417,554     85,783,985     126,319,781
                                                             -----------    -----------    ------------
Operating expenses:
  Direct service...........................................   47,373,216     73,223,181     106,372,864
  General and administrative...............................    6,195,771      8,972,326      11,726,571
  Depreciation.............................................    1,120,252      1,844,790       2,248,119
  Amortization.............................................      821,999      1,271,952       1,626,202
  Impairment loss..........................................       61,000             --              --
                                                             -----------    -----------    ------------
                                                              55,572,238     85,312,249     121,973,756
                                                             -----------    -----------    ------------
Income (loss) from operations..............................     (154,684)       471,736       4,346,025
Other income (expense):
  Interest expense.........................................   (1,330,813)    (2,163,534)     (2,790,991)
  Write-off of deferred offering costs.....................           --             --      (1,783,016)
  Change in fair value of warrant obligation...............   (1,827,782)     2,942,599        (596,298)
  Other....................................................    1,267,940        527,618              --
                                                             -----------    -----------    ------------
Income (loss) from continuing operations before income
  taxes, discontinued operations, extraordinary item and
  accounting change........................................   (2,045,339)     1,778,419        (824,280)
Income tax provision.......................................      172,923         66,263         696,499
                                                             -----------    -----------    ------------
Income (loss) from continuing operations before
  discontinued operations, extraordinary item and
  accounting change........................................   (2,218,262)     1,712,156      (1,520,779)
Discontinued operations:
  Loss from operations of discontinued centers.............   (2,030,606)      (320,500)             --
Extraordinary loss on extinguishment of debt...............           --             --      (1,632,563)
Cumulative effect of change in accounting method...........     (410,251)            --              --
                                                             -----------    -----------    ------------
Net income (loss)..........................................  $(4,659,119)   $ 1,391,656    $ (3,153,342)
                                                             ===========    ===========    ============
Basic income (loss) per share of Class A common stock:
  Income (loss) from continuing operations before
    discontinued operations, extraordinary item and
    accounting change......................................  $     (0.25)   $      0.16    $      (0.12)
  Discontinued operations..................................        (0.23)         (0.03)             --
  Extraordinary loss on extinguishment of debt.............           --             --           (0.14)
  Cumulative effect of change in accounting method.........        (0.05)            --              --
                                                             -----------    -----------    ------------
  Basic net income (loss) per common share attributed to
    common shareholders....................................  $     (0.53)   $      0.13    $      (0.26)
                                                             ===========    ===========    ============
Diluted income (loss) per share of Class A common stock:
  Income (loss) from continuing operations before
    discontinued operations, extraordinary item and
    accounting change......................................  $     (0.25)   $      0.08    $      (0.12)
Discontinued operations....................................        (0.23)         (0.02)             --
Extraordinary loss on extinguishment of debt...............           --             --           (0.14)
Cumulative effect of change in accounting method...........        (0.05)            --              --
                                                             -----------    -----------    ------------
Diluted net income (loss) per common share attributed to
  common shareholders......................................  $     (0.53)   $      0.06    $      (0.26)
                                                             ===========    ===========    ============

                            See accompanying notes.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                     Shares of                  Shares of                  Shares of
                                       Class A      Class A     Preferred    Preferred     Preferred    Preferred     Additional
                                        Common       Common         Stock        Stock         Stock        Stock        Paid-in
                                         Stock        Stock      Series I     Series I     Series II    Series II        Capital
                                   -----------   ----------   -----------   ----------   -----------   ----------   ------------
Balance at January 1, 1999.......   9,574,696     $ 9,575      7,067,514      $7,068      2,500,887      $2,500     $21,560,839
  Class A common stock awarded to
    employees....................      87,268          87             --          --             --          --         248,627
  Exercise of stock options......       5,000           5             --          --             --          --           6,095
  Extension of warrants..........          --          --             --          --             --          --          94,729
  Treasury stock acquired........          --          --             --          --             --          --              --
  Net loss.......................          --          --             --          --             --          --              --
                                   ----------     -------      ---------      ------      ---------      ------     -----------
Balance at December 31, 1999.....   9,666,964       9,667      7,067,514       7,068      2,500,887       2,500      21,910,290
  Issuance of Class A common
    stock........................     750,000         750             --          --             --          --         434,249
  Class A common stock awarded to
    employees....................     183,506         183             --          --             --          --         435,535
  Compensation earned............          --          --             --          --             --          --              --
  Exercise of stock options......      45,000          45             --          --             --          --          54,855
  Exercise of warrants...........   2,350,845       2,351             --          --             --          --       1,266,690
  Warrants issued to purchase
    75,000 shares of Class A
    common stock.................          --          --             --          --             --          --          42,750
  Net income.....................          --          --             --          --             --          --              --
                                   ----------     -------      ---------      ------      ---------      ------     -----------
Balance at December 31, 2000.....  12,996,315      12,996      7,067,514       7,068      2,500,887       2,500      24,144,369
  Class A common stock awarded to
    employees....................      62,268          62             --          --             --          --         177,402
  Compensation earned............          --          --             --          --             --          --              --
  Class A common stock awarded to
    non-employees................       5,200           5             --          --             --          --          15,083
  Exercise of warrants...........      27,408          28        820,031         820             --          --         526,562
  Vesting of Class A common stock
    subject to repurchase........      (4,386)         (4)            --          --             --          --              --
  Issuance of put option.........          --          --             --          --             --          --         262,000
  Net loss.......................          --          --             --          --             --          --              --
                                   ----------     -------      ---------      ------      ---------      ------     -----------
Balance at December 31, 2001.....  13,086,805     $13,087      7,887,545      $7,888      2,500,887      $2,500     $25,125,416
                                   ==========     =======      =========      ======      =========      ======     ===========

                                                                          Note
                                     Unearned                       Receivable
                                      Compen-      Accumulated            from      Treasury
                                       sation          Deficit     Shareholder         Stock         Total
                                   ----------   --------------   -------------   -----------   -----------
Balance at January 1, 1999.......  $      --     $(20,774,870)     $      --     $(1,148,289)  $  (343,177)
  Class A common stock awarded to
    employees....................         --               --             --              --       248,714
  Exercise of stock options......         --               --             --              --         6,100
  Extension of warrants..........         --               --             --              --        94,729
  Treasury stock acquired........         --               --             --        (187,027)     (187,027)
  Net loss.......................         --       (4,659,119)            --              --    (4,659,119)
                                   ---------     ------------      ---------     -----------   -----------
Balance at December 31, 1999.....         --      (25,433,989)            --      (1,335,316)   (4,839,780)
  Issuance of Class A common
    stock........................         --               --             --              --       434,999
  Class A common stock awarded to
    employees....................   (150,000)              --             --              --       285,718
  Compensation earned............     30,000               --             --              --        30,000
  Exercise of stock options......         --               --             --              --        54,900
  Exercise of warrants...........         --               --       (985,878)             --       283,163
  Warrants issued to purchase
    75,000 shares of Class A
    common stock.................         --               --             --              --        42,750
  Net income.....................         --        1,391,656             --              --     1,391,656
                                   ---------     ------------      ---------     -----------   -----------
Balance at December 31, 2000.....   (120,000)     (24,042,333)      (985,878)     (1,335,316)   (2,316,594)
  Class A common stock awarded to
    employees....................         --               --             --              --       177,464
  Compensation earned............     30,000               --             --              --        30,000
  Class A common stock awarded to
    non-employees................         --               --             --              --        15,088
  Exercise of warrants...........         --               --             --              --       527,410
  Vesting of Class A common stock
    subject to repurchase........         --               --             --              --            (4)
  Issuance of put option.........         --               --             --              --       262,000
  Net loss.......................         --       (3,153,342)            --              --    (3,153,342)
                                   ---------     ------------      ---------     -----------   -----------
Balance at December 31, 2001.....  $ (90,000)    $(27,195,675)     $(985,878)    $(1,335,316)  $(4,457,978)
                                   =========     ============      =========     ===========   ===========

                            See accompanying notes.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                      Year ended December 31,
                                                              ---------------------------------------
                                                                     1999          2000          2001
-----------------------------------------------------------------------------------------------------
Operating activities
Net income (loss)...........................................  $(4,659,119)  $ 1,391,656   $(3,153,342)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activites:
  Impairment loss...........................................       61,000            --            --
  Depreciation and amortization.............................    1,942,251     3,116,742     3,874,321
  Change in fair value of warrant obligation................    1,827,782    (2,942,599)      596,298
  Amortization of debt discount.............................      316,249       447,541       503,357
  Compensation related to extension of warrants.............       94,729            --            --
  Compensation recognized for Class A common stock awarded
    to employees............................................      248,714       369,916       235,052
  Loss on extinguishment of debt............................           --            --     1,632,563
  Loss (gain) on disposal of assets.........................       52,459            --        (5,657)
  Facilities' closure costs.................................      787,199            --            --
  Cumulative effect of change in accounting method..........      479,872            --            --
  Changes in operating assets and liabilities:
    Patient accounts receivable.............................    1,957,966            --            --
    Premium receivable......................................   (1,551,850)   (1,233,651)   (1,801,382)
    Third party settlements.................................      (44,984)           --            --
    Deferred revenue........................................     (247,527)     (354,811)       14,192
    Prepaid expenses and other current assets...............     (297,063)     (248,693)   (1,134,669)
    Accounts payable and accrued expenses...................     (712,375)    1,626,707     1,309,197
    Accrued claims liability................................    1,731,660     1,779,248     5,800,249
                                                              -----------   -----------   -----------
Net cash provided by operating activities...................    1,986,963     3,952,056     7,870,179

Investing activities
Acquisition of businesses, net of cash acquired.............   (6,170,623)     (155,337)   (3,080,245)
Purchase of property and equipment..........................   (1,246,605)   (3,115,328)   (1,712,527)
Deposits....................................................       (6,906)      (82,811)      (63,744)
Note receivable.............................................           --       (46,818)      (72,124)
Other noncurrent assets.....................................           --      (536,931)       73,846
                                                              -----------   -----------   -----------
Net cash used in investing activities.......................   (7,424,134)   (3,937,225)   (4,854,794)

Financing activities
Restricted cash.............................................           --      (125,705)   (4,952,938)
Deferred financing costs....................................           --      (387,595)     (572,407)
Repayment of notes payable..................................   (2,050,000)   (4,907,496)  (10,881,595)
Exercise of stock options...................................        6,100        54,900            --
Exercise of warrants........................................           --       115,596       527,408
Borrowing under line of credit..............................    1,250,000     1,250,000    (2,500,000)
Issuance of notes payable...................................    6,500,000     8,287,500    14,144,666
Debt discount...............................................           --      (384,858)           --
Borrowings under accounts receivable financing..............    8,655,524            --            --
Repayments under accounts receivable financing..............   (8,655,524)           --            --
                                                              -----------   -----------   -----------
Net cash provided by (used in) financing activities.........    5,706,100     3,902,342    (4,234,866)
                                                              -----------   -----------   -----------
Net increase (decrease) in cash.............................      268,929     3,917,173    (1,219,481)
Cash at beginning of period.................................    3,023,715     3,292,644     7,209,817
                                                              -----------   -----------   -----------
Cash at end of period.......................................  $ 3,292,644   $ 7,209,817   $ 5,990,336
                                                              ===========   ===========   ===========


                            See accompanying notes.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Business Description

APS Healthcare, Inc. (the Company) manages the delivery of behavioral health care services, which consist of mental health services and substance abuse treatment. The Company provides these services, on an at-risk basis or on an administrative services only basis, for commercial health plans, employers and public sector programs. The Company's provider network consists of health care providers and facilities that the Company directly or indirectly contracts with to provide the necessary treatment. The Company operates in one business segment, which is the management of behavioral health care services.

On September 26, 1997, the Company acquired Principal Behavioral Health Care
(PBHC), a subsidiary of Principal Health Care, Inc. In connection with this acquisition, the Company changed its strategy to concentrate exclusively on managing the delivery of behavioral health care services, rather than both managing and directly providing such services. As a part of this change in strategy, the Company decided to sell or close all of its previously owned operating clinics (see Note 10), which it completed during 1999.

On October 18, 1999, the Company acquired Vydas Resources, Inc. (VRI). On
August 31, 2001, the Company acquired Sheppard Pratt Health Plan (SPHP). Both companies primarily operate employee assistance programs (EAP) for corporate clients (see Note 3). In connection with these acquisitions, the Company further expanded its EAP operations to complement its managed behavioral health care services.

The Company has incurred losses while building its revenue base and, at December 31, 2001, had a deficit in working capital and an accumulated deficit. The Company plans to promote profitability by expanding existing membership under current contracts, negotiating additional contracts, and implementing administrative cost reductions. Management believes that the Company has sufficient resources available to pay all liabilities when due and to continue to fund its strategy of expanding its business.

2. Significant Accounting Policies

Principles of Consolidation

The financial statements include the accounts of the Company, its wholly owned and controlled subsidiaries, and limited partnerships in which it had a majority voting interest. Intercompany management fees and all other intercompany transactions and balances have been eliminated in consolidation. Profits or losses are allocated pro rata to the accounts of the minority equity holders and limited partners. Allocated losses in excess of such capital accounts are reflected as losses of the Company.

Prior to closure or sale, each of the Company's operating clinics was owned by limited partnerships in which a wholly owned subsidiary of the Company was the sole general partner. All operating clinics were sold or closed in 1999 pursuant to a formal plan for disposition adopted in 1997 (see Note 10).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


Restricted Cash

The Company is subject to certain contractual and insurance regulatory requirements. The Company had $125,705 and $5,078,643, at December 31, 2000 and 2001, repectively, of restricted cash required to be held in reserve for potential claim payments pursuant to such requirements.

Property and Equipment

Property and equipment are recorded at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to ten years. The cost of leasehold improvements is depreciated over the lesser of the term of the related lease or the estimated useful lives of the assets.

Impairment of Long-Lived Assets

In accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If an impairment loss is indicated, the Company will measure the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset.

Intangible Assets

Effective January 1, 1999, the Company adopted AICPA Statement of Position (SOP) No. 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES, which requires entities to expense start-up costs, including organizational costs, as incurred. Upon adoption of this SOP, entities are also required to write off, as a cumulative effect of a change in accounting principle, any previously capitalized start-up or organizational costs. The cumulative effect of adoption of this SOP, effective January 1, 1999, was the write-off of $410,251.

Purchased managed health care and employee assistance contracts have been capitalized by the Company and are being amortized over the lives of the related contracts, which range from four to ten years.

Goodwill represents the excess cost of acquisitions over the fair value of the tangible and identifiable intangible assets acquired (see Note 3). The goodwill is being amortized using the straight-line method over the periods of estimated benefit ranging from 20 to 25 years.

Deferred Financing Costs

Costs incurred in connection with financing arrangements have been deferred and are being amortized over the life of the related loans.

Accrued Claims Liability

The Company accrues for the estimated liability arising from authorized services that have not been reported and billed to the Company. The liability is estimated and accrued based on historic experience, current enrollment statistics, patient census data, claims inventory, and other available information. Medical claims payable balances are continually monitored and reviewed. Due to the uncertainties inherent in the claims estimation process, it is reasonably possible that the claims paid could differ materially from accrued amounts. Differences between the amounts estimated and actual

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


claims paid are reflected in the statement of operations in the period in which such differences are determined. The Company recognized approximately $966,000 in medical claims expense in 1999 for prior-year claims paid in excess of amounts accrued at December 31, 1998. Amounts recognized in 2000 and 2001 related to prior year claims were not material.

Third Party Settlements

The Company rendered services to patients at its operating clinics under contractual reimbursement agreements with the Medicare and Medicaid programs. The Company was compensated for such services based upon its cost. Contractual payments based upon cost are subject to limitations relating to charges and the reasonableness of costs.

Tentative payments received for cost reimbursed services are settled after submission of annual cost reports that are subject to audit by the agencies administering these programs. The Company's cost reports for the years ended December 31, 1995 through 1999 are subject to final settlement with the fiscal intermediary. Provision has been made for the estimated adjustments, if any, to contractual payments for the years not yet finally settled under the reimbursement agreements (see note 10).

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations, and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the Medicare and Medicaid programs.

Revenue Recognition

The Company participates in various capitation agreements with managed care organizations under which it shares the financial risk for mental health care services provided to the respective managed care organization's enrollees residing within a specified geographic area. The Company also participates in various administrative services only arrangements (ASO) under which the Company agrees to provide administrative and management services in return for a fixed fee per member or per year. Under these agreements the Company reports premium revenue in the month in which enrollees are entitled to receive benefits. The Company has a 5-year contract expiring 2007 with a national managed care organization, which accounted for 41%, 24%, and 18% of total premium revenue recorded by the Company in 1999, 2000 and 2001, respectively.

The Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 on Revenue Recognition (SAB 101) in December 1999. SAB 101 provides further guidance on revenue recognition and establishes criteria that must be met to recognize revenue. In addition, the SAB addresses whether revenue should be presented gross or net and provides guidance on the disclosures registrants should make about their revenue recognition policies and the impact of events and trends on revenue. The accompanying consolidated financial statements comply with the provisions of SAB 101.

Premium Receivable


Our ability to collect outstanding receivables from our clients is critical to our operating performance and cash flows. Typically, our client agreements require monthly payments to mitigate such risk. We record an allowance for uncollectible accounts based on our ongoing monitoring of our client's credit and on the aging of the receivables.


--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


Valuation of Equity Securities

We have estimated the fair value of our equity securities, including common stock and warrants that have been issued in connection with certain acquisitions, financing transactions and service arrangements. We have estimated the value of our securities based on arm's length transactions in similar securities or by obtaining independent appraisals from qualified valuation specialists. These estimates have affected the recorded purchase price of our acquisitions and the discounts recorded in our financing transactions.

Derivatives Instruments

The Company adopted SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended, on January 1, 2001. SFAS No. 133 requires the Company to recognize all of its derivative instruments as either assets or liabilities in the balance sheet at fair value.

As of January 1, 2001, the Company had 1,296,299 warrants to purchase Class A common stock outstanding that were issued in connection with various financing arrangements that may be redeemed by the holders for cash at the fair value of the underlying stock in the event of a refinancing, repayment, initial public offering or on or after the fifth anniversary of the closing of the financing arrangement. During 2001, the Company issued 422,519 additional warrants with the same redemption right as described above. In accordance with SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, and EITF 00-19, ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN, A COMPANY'S OWN STOCK, these redemption obligations have been recorded as liabilities measured at fair value with changes in fair value reported in the statement of operations. The fair value of these obligations was $1,787,150 and $751,854 at December 31, 2001 and 2000, respectively, and is recorded in non-current liabilities in the consolidated balance sheets. The change in fair value related to these obligations was $596,298, ($2,942,599), and $1,827,782 for the years ended 2001, 2000 and 1999.

In 2001, the Company issued an option to a lender to redeem 429,705 shares of Class A common stock in the event of the completion of an initial public offering (See Note 4).

Direct Service Expenses

Direct service expenses consist principally of costs associated with managing, supervising and providing the Company's services and include health care provider costs, costs associated with members of management and support staff principally engaged in the Company's clinical operations and associated rent, telephone, equipment and supply costs. The Company manages its risk by entering into contractual relationships with health care providers, including hospitals, physician groups and other managed care organizations, on sub-capitated, discounted fee-for-service or per-case bases. The cost of health care services is expensed in the period the Company is obligated to provide services under sub-capitation arrangements or at the time the services are provided under case rate and discounted fee for service arrangements.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, (APB 25) and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS No. 123). Under APB 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


Company's stock and the exercise price of the option and is recognized ratably over the vesting period of the option. The Company accounts for equity instruments issued to nonemployees in accordance with SFAS No. 123 and EITF 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES.

Income Taxes

Income taxes are accounted for using the liability method required by Statement of Financial Accounting Standard (SFAS) No. 109, "ACCOUNTING FOR INCOME TAXES."

Net Income (Loss) Per Share


In accordance with SFAS No. 128, EARNINGS PER SHARE, and SEC Staff Accounting Bulletin (or SAB) No. 98, basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of shares of Class A common stock outstanding during the period. Diluted net income
(loss) per share is computed by dividing the net income (loss) for the period by the weighted average of shares of Class A common stock outstanding and the effect of other dilutive securities. The diluted net income (loss) per share computation excludes 11,727,354 and 11,842,705 potentially dilutive shares in 1999 and 2001, respectively, because if included, the result would be anti-dilutive. Additionally, options to purchase 1,429,645 shares of Class A common stock were outstanding during 2000 but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive. Potentially dilutive shares consist of shares subject to repurchase, shares issuable upon exercise of stock options and warrants, and shares issuable upon conversion of convertible preferred stock.


--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


The following is a reconciliation of the numerator and denominator of basic and diluted net loss per share:


                                                               Year ended December 31,
                                                      -----------------------------------------
                                                             1999           2000           2001
-----------------------------------------------------------------------------------------------
Historical:
Numerator used in basic and diluted net income
  (loss) per share:
  Net income (loss).................................  $(4,659,119)  $ 1,391,656    $(3,153,342)
                                                      ===========   ===========    ===========
Denominator for basic net income (loss) per share:
  Weighted average shares of Class A common stock
    outstanding and not subject to repurchase during
    the period......................................    8,866,453    10,407,776     12,247,421
                                                      -----------   -----------    -----------
Basic net income (loss) per share of Class A common
  stock.............................................  $     (0.53)  $      0.13    $     (0.26)
                                                      ===========   ===========    ===========
Denominator for diluted net income (loss) per share:
Weighted average shares of Class A common stock
  outstanding and not subject to repurchase during
  the period........................................    8,866,453    10,407,776     12,247,421
Effect of dilutive securities:
  Class A common stock subject to repurchase........           --     1,793,150             --
  Series I and II convertible preferred stock.......           --     9,568,401             --
  Stock options.....................................           --       576,146             --
  Stock warrants....................................           --       595,452             --
                                                      -----------   -----------    -----------
Weighted average shares of Class A common stock and
  assumed conversions...............................    8,866,453    22,940,925     12,247,421
                                                      -----------   -----------    -----------
Diluted net income (loss) per share of Class A
  common stock......................................  $     (0.53)  $      0.06    $     (0.26)
                                                      ===========   ===========    ===========


--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Supplemental pro forma basic and diluted loss per share of Class A common stock has been presented below to disclose the effect of the lapse of the Company's repurchase obligation with respect to shares subject to repurchase and the issuance of shares pursuant to the automatic conversion of preferred stock, upon the closing of the initial public offering (using the as-if converted method from the original date of issuance).

                                                                      2001
                                                              ------------
SUPPLEMENTAL PRO FORMA:
Numerator:
Net loss....................................................  $(3,153,342)

Denominator:
Shares used in historical calculations......................   12,247,421
Pro forma conversion of Series I and II Convertible
  Preferred Stock...........................................   10,017,733
Pro forma effect of lapse of repurchase obligation for
  shares subject to repurchase..............................    1,797,877
                                                              -----------
Shares used in computing pro forma basic and diluted loss
  per share of Class A common stock.........................   24,063,031
                                                              ===========
Basic and diluted pro forma loss per share of Class A common
  stock.....................................................  $     (0.13)
                                                              ===========

Recent Accounting Pronouncements


In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. The requirements of SFAS 141 are effective for any business combination that is completed after June 30, 2001 (see Note 3). Under SFAS 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the amortization and impairment provisions will be adopted by the Company on January 1, 2002. Application of the non-amortization provisions of SFAS 142 is expected to result in an increase in net income of $778,000 ($0.60 per share) per year. During 2002, the Company will perform the first of the required impairment tests of goodwill as of January 1, 2002. Management does not expect these tests to result in any significant impairment charge.



In August 2001, the Financial Standards Board issued SFAS No. 144, ACCOUNTING FOR IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121 and APB Opinion No. 30. The Company will adopt SFAS
No. 144 on January 1, 2002 and does not expect the adoption to have a material effect on its financial condition, results of operations, or liquidity.


3. Acquisitions

On October 18, 1999, the Company acquired all the outstanding capital stock of VRI in a purchase business combination. VRI had previously been wholly owned by a subsidiary of Combined Benefits Management, Inc., a wholly owned subsidiary of Blue Cross Blue Shield of Montana, (collectively CBMI). VRI provides service programs for vocation rehabilitation, medical management, disability

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

management, and employee assistance programs. The results of operations of VRI are included in the accompanying consolidated statements of operations from the date of acquisition.

The total acquisition cost of VRI was $11,756,742, which was comprised of $6,500,000 in cash, 1,789,471 shares of Class A common stock (valued at $2.85 per share) and other transactional costs. Under purchase accounting, all assets and liabilities acquired were recorded at their estimated fair value. The excess of the purchase price over the fair value of the identifiable assets acquired and liabilities assumed ($10,857,297) was recorded as goodwill. The value allocated to purchased employee assistance contracts represented the present value of the estimated future net cash flows from those contracts at the date of purchase.

In connection with the acquisition of VRI, the Company was required to pay additional consideration based on the attainment of certain future earning levels. As of December 31, 2001, the maximum amount of additional consideration payable ($278,000) had been earned and recorded as additional goodwill.

CBMI retained certain contingencies relating to transactions prior to the date of the acquisition. The stock purchase agreement stipulates that, if there is neither an initial public offering of the Company's stock nor a change in control of the Company within five years of the closing date, CBMI may, at its option, require the Company to repurchase its shares of Class A common stock for cash at fair market value. The Company will also be permitted to repurchase CBMI's shares of Class A common stock for cash at fair market value.

On August 31, 2001, the Company purchased certain assets of Sheppard Pratt Health Plan (SPHP). The total acquisition cost was $2,201,000, which was comprised of $1,207,000 in cash, $706,000 in promissory notes and $288,000 in assumed liabilities. The assets acquired consisted of $1,023,000 in purchased contracts (which will be amortized over four years), $3,000 in fixed assets and $1,175,000 in goodwill. The amount of goodwill that is expected to be deductible for income tax purposes for the year ended December 31, 2001 is $39,000. In addition, the Company may be required to pay additional consideration based on the attainment of certain future earnings levels. The maximum total amount of additional consideration is $235,000, which can be earned through 2003. As of December 31, 2001, none of the additional consideration had been earned. The results of operations of SPHP are included in the accompanying consolidated statements of operations from the date of acquisition.

The following summarizes the unaudited pro forma consolidated results of operations for 2000 and 2001 assuming the acquisition of SPHP took place at the beginning of the year. The results are not necessarily indicative of what would have occurred had the transaction been consummated as of the beginning of the years presented, or of future operations of the Company:


                                                              Pro forma for the year ended
                                                                      December 31,
                                                              ----------------------------
                                                                      2000            2001
------------------------------------------------------------------------------------------
                                                                      (Unaudited)
Revenue.....................................................  $90,790,295    $131,741,105
Loss before extraordinary item..............................     (586,565)     (1,759,382)
Net loss....................................................     (266,065)     (3,391,945)
Basic and diluted loss per common share.....................  $     (0.03)   $      (0.28)


--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4. Financing Arrangements

Long-term debt consists of the following:


                                                                       As of December 31,
                                                              ---------------------------
                                                                      2000           2001
-----------------------------------------------------------------------------------------
Term loan...................................................  $13,050,000    $13,188,666
Senior subordinated secured note payable....................    7,500,000      7,500,000
Notes payable...............................................      169,719        794,124
                                                              -----------    -----------
  Total.....................................................   20,719,719     21,482,790
Less: Unamortized discount on the loans.....................   (2,022,848)      (876,562)
Current maturities..........................................   (2,406,596)    (1,356,402)
                                                              -----------    -----------
                                                              $16,290,275    $19,249,826
                                                              ===========    ===========


Term Loan

On July 20, 2001, the Company entered into an agreement with a senior lender that provided a $20,000,000 term loan facility. The outstanding indebtedness on the Company's previously existing term loan was paid with the initial draw on the new term loan. As of December 31, 2001, the Company had a total of $13,188,666 of indebtedness outstanding under the term loan. Letters of credit are also funded out of the term loan and at December 31, 2001 the Company had $4,691,102 in letters of credit outstanding. The term loan matures on July 1, 2004 and has mandatory and optional prepayment terms.


In connection with the settlement of the existing term loan, the Company granted 422,519 additional warrants to the former lender to purchase shares of Class A common stock at an exercise price of $.01 which were valued at $1.04 per share. In connection with the new term loan, the former lender assigned fifty percent or 859,206 of existing warrants to the new lender under the same terms plus an additional redemption right that permits the new lender to redeem fifty percent of the warrants for cash in the event of the completion of an initial public offering (See Note 2 -- Derivative Instruments).


In connection with the repayment of the previously existing term loan, the Company incurred a loss on extinguishment of debt of $1,632,563 which has been recorded as an extraordinary loss in the consolidated statement of operations for the year ended December 31, 2001, which represented the write-off of the debt discount and deferred financing charges on the terminated loan agreement.

The term loan requires quarterly payments of principal and bears interest at the prime rate plus 4.5% (9.25% at December 31, 2001) payable monthly on the principal balance and 6% per annum payable monthly on the outstanding letters of credit. Under the agreement, the Company granted the senior lender a first priority security interest in and lien upon certain present and future assets of the Company.

On September 15, 2000, the Company entered into a Senior Subordinated Secured Note Agreement providing $7,500,000 for working capital purposes. The Agreement requires monthly interest payments at a stated rate of 15% per annum. The loan matures on June 15, 2004. These notes were issued at a discount of $384,857. In connection with the subordinated lender's commitment to purchase the notes, the Company issued 750,000 shares of Class A common stock to the subordinated lender. The Company has the right to repurchase the shares under certain conditions for $0.01 per share. The

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

estimated fair market value of the Class A common stock, $435,000, was recognized as debt discount and is being amortized as additional interest expense over the life of the related debt. The debt is subordinated to the term loan held by the senior lender pursuant to an inter-creditor agreement. In 2001, the Company issued an option to the lender which permits the lender to redeem 429,705 shares of Class A common stock for cash in the event of the completion of an initial public offering. Additional debt discount of $262,000 was recorded as the fair value of this option as of the grant date. This discount is being amortized over the remaining term of the debt.

The loans are senior to all existing and future indebtedness of the Company and subject the Company to certain financial and performance covenants. For fiscal year 2001, the Company was in compliance with these covenants.

Notes Payable

In connection with the VRI purchase, the Company assumed certain notes payable. The notes are payable in annual installments through July 1, 2002 and bear interest at 8% per annum.

In connection with the SPHP purchase, the Company entered into two promissory notes payable. The notes are payable on the earlier of an initial public offering, ownership change, merger or September 1, 2003 and bear interest at 8% and 8.5% per annum.

Scheduled maturities of long-term debt for the years ending December 31 are:

2002........................................................  $ 1,356,402
2003........................................................    2,779,111
2004........................................................   17,347,277
                                                              -----------
                                                              $21,482,790
                                                              ===========

5. Leases

The Company leases equipment and office space for its headquarters, national service center and offices under operating leases. Minimum future rental payments under non-cancelable operating leases, net of future non-cancelable sublease income, for each of the next five years and in the aggregate are as follows:


Year ending December 31,
------------------------
2002........................................................  $ 3,031,553
2003........................................................    2,339,691
2004........................................................    1,952,191
2005........................................................    1,672,456
2006........................................................    1,075,864
                                                              -----------
Total minimum lease payments................................   10,071,755
Non-cancelable sublease income..............................     (696,862)
                                                              -----------
Net minimum lease payments..................................  $ 9,374,893
                                                              ===========



Rental expense under all leases totaled $1,911,070, $2,799,958 and $3,456,424 for the years ended December 31, 1999, 2000, and 2001 respectively. Included in rent expense is sublease income


--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


amounting to $285,540, $149,328 and $175,665 for the years ended December 31, 1999, 2000 and 2001, respectively.


The Company leases two office buildings located in Missoula, Montana, under lease agreements with entities in which the Company's management are investors. Both agreements have initial terms of five years and include renewal provisions. Total rent expense related to these operating leases for the years ended December 31, 1999, 2000, and 2001 was $367,956, $378,852 and $392,455,
respectively.

6. Capital Stock

Each share of Series I and II preferred stock is convertible into one share of Class A common stock and has a liquidation preference of $1.22 and $1.44 per share, respectively. The shares of preferred stock vote on an as-if-converted basis on all matters requiring shareholder approval. Certain matters require approval of two-thirds of the preferred stock voting separately as a class. The holders of the Class B common stock do not have any voting rights.

During 1999, as a result of the sale of certain health plans with which the Company had entered into managed care contracts in connection with the PBHC acquisition, 129,880 shares of Class A common stock (valued at $1.44 per share) were returned to the Company plus $1,267,940 in cash. The $187,027 value of the stock was recorded as a reduction to the intangible assets acquired and the cash received was recorded as other income in the consolidated statement of operations.

During 1999, the Company granted 349,373 shares of Class A common stock to key executive personnel of VRI, which vest over various years. Compensation expense was recognized in the amount of $248,714, $248,714 and $177,464 for 87,268, 87,268 and 62,268 shares that vested during the years ended December 31, 1999, 2000 and 2001, respectively.

Class A Common Stock Subject to Repurchase

In conjunction with the purchase of VRI, the Company issued 1,789,471 shares of Class A common stock valued at $2.85 per share. The Company issued 4,020 shares of Class A common stock to an employee that are subject to repurchase by the Company prior to an initial public offering upon the employee's termination, death or disability.

As a result of the mandatory redemption feature outside the control of the Company, the Class A common stock subject to repurchase has been excluded from shareholders' equity (deficit) in the accompanying balance sheets. The Company records periodic accretion for any increase in the estimated redemption value over the carrying value through charges to additional paid-in-capital. In determining the estimate mandatory redemption value, the Company is required to estimate the fair value of shares subject to repurchase. To estimate these values the Company considered the value of similar securities issued near each balance sheet date, and any intervening events that may have changed these values. At December 31, 2000 and 2001, the shares subject to repurchase were valued at $2.85 per share.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7. Stock Options

The Company's Stock Option Plan provides for the grant of incentive stock options to employees and directors as defined in Section 422 of the Internal Revenue Code and nonqualified stock options of up to 3.2 million shares of Class A common stock. Options are exercisable at prices equal to the market value on the date of the grant in installments as determined by the Board of Directors of the Company and have five-year terms.

The following table summarizes the employee stock option plan activity.

                                                 1999                   2000                   2001
                                         ------------------------------------------------------------------
                                                      Average                Average                Average
                                           Options      Price     Options      Price     Options      Price
-----------------------------------------------------------------------------------------------------------
Outstanding at beginning of year.......  1,145,888    $1.38     1,767,456    $1.78     2,513,956    $2.23
Granted................................    743,168     2.31       985,332     2.85       415,000     2.85
Exercised..............................     (5,000)    1.22       (45,000)    1.22            --       --
Canceled...............................   (116,600)    1.35      (193,832)    1.46      (711,479)    1.99
                                         ---------    -----     ---------    -----     ---------    -----
Outstanding at end of year.............  1,767,456    $1.78     2,513,956    $2.23     2,217,477    $2.42
                                         =========    =====     =========    =====     =========    =====
Exercisable at end of year.............    560,412    $1.37       821,228    $1.68       925,016    $2.04
                                         =========    =====     =========    =====     =========    =====
Weighted-average fair value of options
  granted during the year..............               $0.60                  $0.52                  $0.56
                                                      =====                  =====                  =====

The exercise prices for options outstanding as of December 31, 2001 ranged from $1.00 to $2.85 and the weighted-average remaining contractual life was
2.86 years.

The Company accounts for its stock option plans in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. No compensation expense for stock options granted under the plan has been recorded in 1999, 2000 and 2001.

Had the Company accounted for employee stock options granted under the fair market value method as set forth in Statement of Financial Accounting Standards
(SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the pro forma information would be as follows:

                                                              1999          2000          2001
----------------------------------------------------------------------------------------------
Pro forma net income (loss) attributed to common
  shareholders.......................................  $(4,723,033)  $1,241,501    $(3,294,288)
Pro forma basic income (loss) per share..............  $     (0.53)  $     0.12    $     (0.27)
Pro forma diluted income (loss) per share............  $     (0.53)  $     0.05    $     (0.27)

The fair value of these options was estimated at the date of grant using the minimum-value method, with the following weighted average assumptions for 1999, 2000, and 2001, respectively: risk-free interest rate of 5.89%, 6.01% and 4.61%, zero dividend yield, vesting period generally equal to 20% each year beginning on the anniversary of the grant date, and time of exercise-expiration date.

Option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

At December 31, 2001, the Company has 109,010 unit purchase options outstanding and exercisable. Each unit purchase option entitles the holder to purchase a unit at an exercise price of $1.00 per unit. Each unit consists of one share of Class A common stock and a warrant to acquire .25 shares of Class A common stock at an exercise price of $1.50 per share.

8. Warrants

The Company has outstanding warrants to purchase shares of common and preferred stock as follows:

                                                1999                   2000                    2001
                                        -------------------------------------------------------------------
                                                     Average                 Average                Average
                                        Number of   Exercise    Number of   Exercise   Number of   Exercise
                                         Warrants      Price     Warrants      Price    Warrants      Price
-----------------------------------------------------------------------------------------------------------
Warrants issued for common stock
  (Class A and Class B):
Outstanding at beginning of year......  5,648,336    $0.49      5,598,336    $0.48     2,075,104    $0.15
Granted...............................    144,492     1.18         75,000     0.01            --       --
Exercised.............................         --       --     (2,350,844)    0.88       (27,408)    1.00
Expired...............................   (194,492)    1.13     (1,247,388)    0.27       (18,314)    1.00
                                        ---------    -----     ----------    -----     ---------    -----
Outstanding at end of year............  5,598,336    $0.48      2,075,104    $0.15     2,029,382    $0.12
                                        =========    =====     ==========    =====     =========    =====
Exercisable at end of year............  5,175,820    $0.52      1,652,584    $0.18     2,029,382    $0.12
                                        =========    =====     ==========    =====     =========    =====

Warrants issued for Preferred Stock
  (Series I):
Outstanding at beginning of year......  1,127,048    $1.22      1,127,048    $1.22     1,127,048    $1.22
Granted...............................         --       --             --       --            --       --
Exercised.............................         --       --             --       --      (820,031)    1.22
Expired...............................         --       --             --       --      (307,017)    1.22
                                        ---------    -----     ----------    -----     ---------    -----
Outstanding at end of year............  1,127,048    $1.22      1,127,048    $1.22            --    $  --
                                        =========    =====     ==========    =====     =========    =====
Exercisable at end of year............  1,127,048    $1.22      1,127,048    $1.22            --    $  --
                                        =========    =====     ==========    =====     =========    =====

The warrants generally expire five years from the date of grant. Warrants issued in connection with a financing arrangement (see Note 4) vested immediately. All other warrants generally vest over a four-year period, except for certain warrants issued in 1997 in connection with a financing the Company entered into related to the purchase of a national managed care organization, which vested as follows: 1,300,000 vested immediately, 125,000 of the remaining one million warrants vested on October 1, 1998, and the remaining 875,000 were canceled.

During 1999, the Company's Board of Directors extended the expiration date of warrants to purchase 294,488 shares of Class A common stock, which created a new measurement date and resulted in the recognition of $94,729 of compensation expense.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

9. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of the Company's deferred tax assets and deferred tax liabilities are presented below:

                                                                     December 31,
                                                              ---------------------------
                                                                      2000           2001
-----------------------------------------------------------------------------------------
Deferred tax assets (liabilities):
  Amortization..............................................  $    140,960   $   (586,635)
  Depreciation..............................................       107,486        (81,933)
  Warrant redemption obligation.............................       300,742        679,117
  Legal fees accrual........................................       136,481          3,595
  Vacation accrual..........................................        74,260        339,148
  Other accruals............................................        40,065        136,443
  Deferred compensation.....................................        53,973         53,503
  Charitable contribution carryforward......................            --         18,086
  Unearned compensation.....................................            --         16,133
  Unearned income...........................................            --         77,887
  Accounting methods change.................................        98,736         62,032
  Facility shutdown costs...................................       217,262        219,112
  Bad debt allowance........................................       169,687         63,619
  Consolidated operating loss carryforwards.................     9,248,642      8,987,805
  Subsidiary operating loss carryforwards...................     1,447,310      1,086,632
                                                              ------------   ------------
Total deferred tax assets...................................    12,035,604     11,074,544
Less valuation allowance....................................   (12,035,604)   (11,074,544)
                                                              ------------   ------------
Net deferred income tax assets..............................  $         --   $         --
                                                              ============   ============

The provision for income taxes in the consolidated statements of operations represents primarily taxes on the income of the Company's operations in Puerto Rico.

At December 31, 2001, the Company had net operating loss carryforwards for income tax purposes of approximately $28 million, which expire in 2007 through 2021. The Company has provided a valuation allowance against the full amount of the net deferred tax assets due to uncertainties regarding the realization of these assets.

The effective tax rate on income before income taxes varies from the statutory federal income tax rate for the year ended December 31:


                                                                  2000           2001
-------------------------------------------------------------------------------------
Statutory rate..............................................     34%            32%
State taxes, net of federal benefit.........................      6             (6)
Valuation allowance.........................................    (40)            38
                                                              -----          -----
.............................................................     0%             0%
                                                              =====          =====


--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10. Discontinued Operations

In the fourth quarter of 1997, the Company adopted a formal plan to exit the portion of its business related to the direct provision of patient care. In the second quarter of 1998, the Company entered into an agreement with a buyer to sell all five of its operating clinics. However, before the sale was closed, the buyer began to have financial difficulties, which resulted in termination of the agreement. The Company continued to pursue buyers for the five operating clinics. One clinic was sold in the fourth quarter of 1998. The Company sold two more operating clinics in May and November 1999 and closed the remaining two clinics in May 1999. Due to delays experienced during 1999 in the sale of the clinics, the Company incurred additional losses of approximately $2 million in excess of the amount estimated and recorded in 1998 and $320,000 in excess of the amount estimated and recorded at December 31, 1999 from the operations of these facilities prior to the sale. These additional amounts have been reflected as discontinued operations in the consolidated statements of operations for the years ended December 31, 1999 and 2000, respectively.

Operating results for these centers are as follows for the years ended December 31:

                                                                    1999         2000
-------------------------------------------------------------------------------------
Net patient revenue........................................  $ 1,502,692   $      --

Operating expenses:
Salaries and benefits......................................      986,887          --
Purchased services and other expenses......................      225,660          --
General and administrative.................................      501,750          --
Provision for bad debts....................................      992,476          --
Interest expense...........................................       39,326          --
Facilities closure costs...................................      787,199     320,500
                                                             -----------   ---------
Loss from discontinued operations..........................  $(2,030,606)  $(320,500)
                                                             ===========   =========


The remaining liabilities related to the discontinued operations at December 31, 2000 and 2001 were $863,500 and $627,200, respectively, and are included in accounts payable and accrued expenses in the consolidated balance sheets. Interest directly related to accounts receivable financing and an allocation of interest and refinancing costs on debt incurred to finance the working capital required to support the operating clinics have been attributed to the discontinued operations.


During 2001, the Medicare fiscal intermediary proposed a settlement under which the Company would owe approximately $1,200,000 relating to fiscal 1995 through 1999 cost reports. The Company is contesting the amounts proposed and is currently negotiating with the intermediary to reach a final settlement. Based on consultation with legal counsel, management has made a provision of approximately $296,000 in these financial statements for the estimated cost to settle this issue.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

11. Malpractice Insurance

Physicians that provided services at the operating clinics are individually insured for malpractice claims. The Company also carries professional liability insurance, which is on a modified claims basis, and general liability insurance.

12. 401(k) Savings Plan

The Company sponsors a 401(k) savings plan. Employees are eligible to participate in the plan the beginning of the month following 90 days of service. The Plan is administered by a third party. The Company provides a matching contribution of 25%, up to a maximum of 6% of the employees' contribution. Employer matching contributions totaled $49,931, $48,873 and $97,764 during 1999, 2000 and 2001, respectively.

13. Related Party Transactions

On March 31, 2000, the Company loaned the Chief Executive Officer the principal sum of $985,878 for the exercise of warrants to purchase 1,041,647 shares of Class A common stock. The debt is full recourse and is secured by a stock pledge agreement of all rights, title and interest in 1,041,647 shares of Class A common stock. Interest accrues at a rate of 8.19%. Principal and accrued and unpaid interest are due in one lump sum payment on March 31, 2005.

On August 21, 2000, the Company entered into a note agreement with the Chief Executive Officer to borrow the principal sum of $750,000. Interest accrued at a stated rate of 15%. In consideration for the loan, the Company issued warrants, which entitle the holder to purchase 75,000 shares of Class A common stock at a purchase price of $0.01 per share. The estimated fair market value of the warrants, $42,750, was recorded as debt discount and, since the debt was repaid on September 15, 2000, was recognized as interest expense in September 2000.

The Company paid approximately $125,000, $174,000 and $726,000 in legal fees to a company in which a board member is a partner for the years ended December 31 1999, 2000 and 2001, respectively.

14. Significant Customers and Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of accounts receivable. The Company performs ongoing credit evaluations of its customers.

The percentage of revenue from significant customers was as follows:


                                                                     Year ended December 31,
                                                              --------------------------------------
                                                                  1999           2000           2001
----------------------------------------------------------------------------------------------------
Coventry Healthcare.........................................     41%            24%            18%
Humana Health Plans of Puerto Rico..........................     27%            25%            13%
Priority....................................................     13%             9%             7%


--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The percentage of accounts receivable from significant customers was as follows:


                                                                       As of
                                                                   December 31,
                                                              -----------------------
                                                                  2000           2001
-------------------------------------------------------------------------------------
Coventry Healthcare.........................................      2%            25%
State of West Virginia......................................     11%             7%
State of Georgia............................................     13%            15%
Humana Health Plans of Chicago..............................     25%            --%


15. Quarterly Financial Data (Unaudited)

Summarized quarterly financial data for 2001 and 2000 is as follows (in thousands except per share data):

                2001                  1st Quarter   2nd Quarter   3rd Quarter   4th Quarter   Full Year
-------------------------------------------------------------------------------------------------------
Premium revenue.....................    $23,865       $27,980       $39,015       $35,460     $126,320
Income (loss) from operations.......       (215)           65         2,579         1,918        4,346
Extraordinary loss on
  extinguishment of debt............         --            --        (1,633)           --       (1,633)
Net income (loss)...................     (1,023)       (2,430)          213            87       (3,153)
Basic income (loss) per common
  share.............................      (0.08)        (0.20)         0.02          0.01        (0.26)
Diluted income (loss) per common
  share.............................      (0.08)        (0.20)         0.01            --        (0.26)

                2000                   1st Quarter   2nd Quarter   3rd Quarter   4th Quarter   Full Year
--------------------------------------------------------------------------------------------------------
Premium revenue......................    $20,126       $20,518       $22,100       $23,040      $85,784
Income (loss) from operations........     (1,715)          (21)          828         1,380          472
Net income (loss)....................     (2,703)         (271)        3,101         1,265        1,392
Basic income (loss) per common
  share..............................      (0.30)        (0.03)         0.32          0.12         0.13
Diluted income (loss) per common
  share..............................      (0.30)        (0.03)         0.14          0.05         0.06

---------

(1) Income (loss) per common share amounts are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share amounts in 2000 and 2001 does not equal the total computed for the year.

16. Prior Year Restatement

The 2000 financial statements were issued assuming the Board of Directors approved a four-for-one reverse stock split of the Company's Class A Common Stock in 2001, which was never executed. Therefore, the accompanying financial statements have been restated to reflect the correct share and per share amounts. This restatement resulted in a $0.75 decrease to the basic and diluted loss per share of Class A Common Stock for the year ended December 31, 1999. The basic and diluted income per share of Class A Common Stock for the year ended December 31, 2000 increased by $0.73 and $0.66, respectively.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

17. Subsequent Events

Effective March 29, 2002, the Company acquired 100% of the membership interests of Innovative Resource Group, LLC (IRG), pursuant to a definitive purchase agreement entered into between the Company, Cobalt Corporation (parent company and holder of the sole membership interest of IRG) and IRG. IRG, which had annual sales of approximately $46.9 million in 2001, manages behavioral health services benefits and provides employee assistance programs and medical and disease management services. The purchase price of approximately $27 million, consisting of $17 million in cash and the issuance of $10 million subordinated notes to the seller, was financed in part through a restructuring of the Company's credit facilities (see below).

The acquisition will be accounted for as a purchase; accordingly, the purchase price will be allocated to the underlying assets and liabilities based on their respective estimated fair values at the date of acquisition.


On March 5, 2002, the Company entered into a new credit agreement with its senior lender, replacing the existing $20 million credit agreement. The new agreement provides the Company with up to an additional $15 million in credit primarily to provide the Company with financing for the acquisition of IRG.



Under the new credit facility, $10 million of the proceeds are available through an increase to the existing Term Loan obligation, with a revised term of three years from the closing date and with interest at the prime rate plus 4.50%. An additional $5 million of proceeds are available through a Bridge Loan with a term of eighteen months from the closing date and with interest payable at the greater of 16% or prime plus 3.50%. Both loans contain provisions for yield maintenance in the event of early retirement.


The Company's lines of credit are generally subject to standard covenants related to financial ratios, profitability and debt service coverage, and to limitations on capital expenditures, incurring additional indebtedness, dividend distributions, sale of assets and mergers and acquisitions.

18. Pro Forma Balance Sheet (Unaudited)

On March 5, 2002, the Board of Directors approved the filing of a registration statement for the sale of common stock with the Securities and Exchange Commission that, upon closing, would meet the criteria for the automatic conversion of the outstanding Series I and II preferred stock. In addition, the Company's repurchase obligation on shares of Class A common stock subject to repurchase would lapse.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table summarizes the pro forma adjustments to the balance sheet to reflect the automatic conversion of the preferred stock and the lapse of the Class A common stock repurchase obligation:


                                                                 As of December 31,
                                                      -----------------------------------------
                                                        Historical   Adjustments      Pro forma
-----------------------------------------------------------------------------------------------
ASSETS
Current Assets:
Cash................................................  $ 5,990,336    $        --   $ 5,990,336
Restricted cash.....................................    5,078,643             --     5,078,643
Premiums receivable, net............................    6,320,212             --     6,320,212
Prepaid expenses and other current assets...........    2,261,700             --     2,261,700
                                                      -----------    -----------   -----------
Total current assets................................   19,650,891             --    19,650,891
Property and equipment, net.........................    4,242,922             --     4,242,922
Intangible assets, net..............................   19,331,191             --    19,331,191
Deferred financing costs, net.......................      740,584             --       740,584
Other assets........................................    1,041,652             --     1,041,652
                                                      -----------    -----------   -----------
Total assets........................................  $45,007,240    $        --   $45,007,240
                                                      ===========    ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Account payable and accrued expenses................  $ 9,146,571    $        --   $ 9,146,571
Accrued claims liability............................   12,594,685             --    12,594,685
Deferred revenue....................................      205,182             --       205,182
Current portion of long term debt...................    1,356,402             --     1,356,402
                                                      -----------    -----------   -----------
Total current liabilities...........................   23,302,840             --    23,302,840
Long term debt, net of current portion..............   19,249,826             --    19,249,826
Class A common stock subject to repurchase..........    5,125,402     (5,125,402)           --
Warrant redemption obligation.......................    1,787,150             --     1,787,150
Shareholders' equity (deficit):
Series I convertible preferred stock................        7,888         (7,888)           --
Series II convertible preferred stock...............        2,500         (2,500)           --
Class A common stock................................       13,087        (13,087)           --
Common stock........................................           --         25,273        25,273
Additional paid-in capital..........................   25,125,416      5,123,604    30,249,020
Accumulated deficit.................................  (27,195,675)            --   (27,195,675)
Note receivable from shareholder....................     (985,878)            --      (985,878)
Unearned compensation...............................      (90,000)            --       (90,000)
Class A common stock held in treasury...............   (1,335,316)            --    (1,335,316)
                                                      -----------    -----------   -----------
Total shareholders' equity (deficit)................   (4,457,978)     5,125,402       667,424
                                                      -----------    -----------   -----------
Total liabilities and shareholders' equity
  (deficit).........................................  $45,007,240    $        --   $45,007,240
                                                      ===========    ===========   ===========


--------------------------------------------------------------------------------

Report of Independent Auditors

Board of Directors
Cobalt Corporation

We have audited the accompanying balance sheet of Innovative Resource Group (the Company), a division of Cobalt Corporation, as of December 31, 2000, and the related statements of income, changes in net invested capital and cash flows for each of the two years in the period ended December 31, 2000, and the three months ended March 31, 2001, on a predecessor basis. We have also audited the accompanying balance sheet of the Company as of December 31, 2001, and the related statements of income, changes in net invested capital and cash flows for the nine months ended December 31, 2001, on a successor basis. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2000, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000, and the three months ended
March 31, 2001, on a predecessor basis, and the financial position of the Company at December 31, 2001, and the results of its operations and its cash flows for the nine months ended December 31, 2001, on a successor basis, in conformity with accounting principles generally accepted in the United States.


                                          /s/ ERNST & YOUNG LLP


Milwaukee, Wisconsin

March 13, 2002, except for Note 10 as
  to which the date is March 29, 2002

--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

Balance Sheets


                                                              Predecessor     Successor
                                                              ------------   ------------
                                                                  As of December 31,
                                                              ---------------------------
                                                                      2000           2001
-----------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,407,458    $   248,974
  Accounts receivable, net of allowance for doubtful
    accounts of $57,335 in 2000 and $132,606 in 2001........    2,857,386      4,434,931
  Due from affiliates.......................................    1,375,574        311,816
  Prepaid expenses and other current assets.................      173,454        218,622
  Deferred income taxes.....................................      440,274      1,133,777
                                                              -----------    -----------
Total current assets........................................    6,254,146      6,348,120
Property and equipment, at cost:
  Furniture and fixtures....................................    2,505,912      2,583,594
  Office equipment..........................................    1,644,707      1,531,874
  Computer software.........................................    1,997,789      2,250,340
  Leasehold improvements....................................       35,831         55,387
                                                              -----------    -----------
                                                                6,184,239      6,421,195
  Accumulated depreciation..................................   (3,689,538)    (4,199,957)
                                                              -----------    -----------
                                                                2,494,701      2,221,238
Intangible assets:
  Goodwill..................................................    9,003,672     13,472,717
  Purchased managed care contracts..........................           --        180,000
                                                              -----------    -----------
                                                                9,003,672     13,652,717
  Accumulated amortization..................................   (2,037,349)    (2,970,253)
                                                              -----------    -----------
                                                                6,966,323     10,682,464
                                                              -----------    -----------
Total assets................................................  $15,715,170    $19,251,822
                                                              ===========    ===========
LIABILITIES AND NET INVESTED CAPITAL
Current liabilities:
  Accrued claims payable....................................  $ 2,376,494    $ 3,179,762
  Accounts payable and accrued expenses.....................    2,280,852      1,615,233
  Income taxes payable......................................       78,266         54,882
  Deferred revenue..........................................       21,568         77,818
  Due to affiliates.........................................      143,926        181,110
                                                              -----------    -----------
Total current liabilities...................................    4,901,106      5,108,805
Deferred income taxes.......................................       82,911        231,854
                                                              -----------    -----------
Total liabilities...........................................    4,984,017      5,340,659
Commitments (Note 4)
Net invested capital........................................   10,731,153     13,911,163
                                                              -----------    -----------
Liabilities and net invested capital........................  $15,715,170    $19,251,822
                                                              ===========    ===========


                            See accompanying notes.

--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

Statements of Income


                                                       Predecessor                     Successor
                                        ------------------------------------------   -------------
                                                                      Three months     Nine months
                                          Year ended December 31,            ended           ended
                                        ---------------------------      March 31,    December 31,
                                                1999           2000           2001            2001
--------------------------------------------------------------------------------------------------
Revenues:
  Managed behavioral health...........  $13,070,140    $20,511,106     $4,654,391     $17,181,758
  Employee assistance programs........    2,603,521      2,921,987        761,736       2,580,315
  Medical management..................   18,276,767     19,689,797      5,276,647      16,426,638
                                        -----------    -----------     ----------     -----------
Total revenues........................   33,950,428     43,122,890     10,692,774      36,188,711
Operating expenses:
  Direct service......................   27,046,508     34,676,037      8,528,559      28,110,366
  General and administrative..........    3,101,078      4,495,484      1,392,348       5,146,086
  Depreciation........................      726,938        933,580        241,796         717,638
  Amortization........................      479,049        595,081        161,395         771,509
                                        -----------    -----------     ----------     -----------
Total operating expenses..............   31,353,573     40,700,182     10,324,098      34,745,599
                                        -----------    -----------     ----------     -----------
Income from operations................    2,596,855      2,422,708        368,676       1,443,112
Other income:
  Interest income, net................       82,736        134,856         30,825          44,215
  Equity in income of unconsolidated
    investments and related gain on
    sale..............................      487,406        413,793             --              --
                                        -----------    -----------     ----------     -----------
Total other income....................      570,142        548,649         30,825          44,215
                                        -----------    -----------     ----------     -----------
Income before income tax expense......    3,166,997      2,971,357        399,501       1,487,327
Income tax expense....................    1,475,544      1,312,963        181,079         768,967
                                        -----------    -----------     ----------     -----------
Net income............................  $ 1,691,453    $ 1,658,394     $  218,422     $   718,360
                                        ===========    ===========     ==========     ===========


                            See accompanying notes.

--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

STATEMENTS OF CHANGES IN NET INVESTED CAPITAL


Balance at January 1, 1999--Predecessor.....................  $ 7,642,177

Net income..................................................    1,691,453
Net financing activities with Cobalt Corporation and
  affiliates................................................      361,730
                                                              -----------

Balance at December 31, 1999--Predecessor...................    9,695,360

Net income..................................................    1,658,394
Dividends to parent.........................................   (1,600,000)
Net financing activities with Cobalt Corporation and
  affiliates................................................      977,399
                                                              -----------

Balance at December 31, 2000--Predecessor...................   10,731,153

Net income..................................................      218,422
Dividends to parent.........................................     (800,000)
Net financing activities with Cobalt Corporation and
  affiliates................................................     (113,666)
                                                              -----------

Balance at March 31, 2001--Predecessor......................   10,035,909

Pushdown of purchase accounting of Parent...................    3,046,500
Net income..................................................      718,360
Net financing activities with Cobalt Corporation and
  affiliates................................................      110,394
                                                              -----------

Balance at December 31, 2001--Successor.....................  $13,911,163
                                                              ===========


                            See accompanying notes.

--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

Statements of Cash Flows

                                                             Predecessor                   Successor
                                               ----------------------------------------   ------------
                                                                           Three months    Nine months
                                                Year ended December 31,           ended          ended
                                               -------------------------      March 31,   December 31,
                                                      1999          2000           2001           2001
------------------------------------------------------------------------------------------------------
Operating activities
Net income...................................  $1,691,453    $1,658,394     $  218,422     $  718,360
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Loss on disposition of equipment...........      16,446           410             --         87,172
  Depreciation...............................     726,938       933,580        241,796        717,638
  Amortization...............................     479,049       595,081        161,395        771,509
  Equity in income of unconsolidated
    investments and related gain on sale.....    (487,406)     (413,793)            --             --
  Deferred income taxes......................    (259,675)       11,902         27,857       (572,417)
  Changes in operating assets and
    liabilities, net of the effects of
    acquisition:
    Accounts receivable......................    (805,069)    1,306,504            178     (1,577,723)
    Due to/from affiliates...................     414,998      (919,050)     2,167,970     (1,067,028)
    Prepaid expenses and other current
      assets.................................      52,915       (33,890)       (46,467)         1,299
    Accounts payable and accrued expenses....     751,093    (1,722,779)      (640,528)       (25,091)
    Accrued claims payable...................     (89,895)    1,076,536       (677,348)     1,480,616
    Deferred revenue.........................          --        21,568         25,025         31,225
    Income taxes payable.....................      85,703        (8,615)       (78,266)        54,882
                                               ----------    ----------     ----------     ----------
Net cash provided by operating activities....   2,576,550     2,505,848      1,400,034        620,442
Investing activities
Additions to property and equipment..........  (1,033,837)     (833,501)      (284,752)      (460,891)
Distributions from and proceeds on sale of
  investments in unconsolidated
  investments................................          --       990,017             --             --
(Loans to) repayments from unconsolidated
  investments................................      (1,652)      182,247             --             --
Proceeds on disposition of equipment.........       6,035        13,784             --          2,500
Acquisition of businesses (net of cash
  acquired)..................................  (1,534,429)   (1,876,758)    (1,230,000)      (222,545)
Acquisition of managed care contracts........          --            --             --       (180,000)
                                               ----------    ----------     ----------     ----------
Net cash used in investing activities........  (2,563,883)   (1,524,211)    (1,514,752)      (860,936)
Financing activities
Payment on debt..............................      (5,679)      (63,336)            --             --
Dividends to parent..........................          --    (1,600,000)      (800,000)            --
Net financing activities with Cobalt
  Corporation and affiliates.................     361,730       977,399       (113,666)       110,394
                                               ----------    ----------     ----------     ----------
Net cash provided by (used in) financing
  activities.................................     356,051      (685,937)      (913,666)       110,394
                                               ----------    ----------     ----------     ----------
Cash and cash equivalents:
  Increase (decrease) during period..........     368,718       295,700     (1,028,384)      (130,100)
  Balance at beginning of period.............     743,040     1,111,758      1,407,458        379,074
                                               ----------    ----------     ----------     ----------
  Balance at end of period...................  $1,111,758    $1,407,458     $  379,074     $  248,974
                                               ==========    ==========     ==========     ==========
Income taxes paid (refunded).................  $  858,122    $2,183,164     $ (195,620)    $  810,592

                            See accompanying notes.

--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2001

1. Business Description and Basis of Presentation

Background

The accompanying financial statements have been prepared for the purpose of the sale (see Note 10) of Innovative Resource Group (IRG or the Company). IRG, as presented, is not a distinct legal entity (See Basis of Presentation hereafter). Innovative Resource Group, LLC, as described below, is a wholly-owned subsidiary of CC Holdings, LLC (Holdings). Holdings is a subsidiary of Compcare Health Services Insurance Corporation (Compcare), which is a subsidiary of Cobalt Corporation. Cobalt Corporation (collectively referred to as Cobalt or the Parent) resulted from the conversion of Blue Cross and Blue Shield United of Wisconsin, from a service insurance corporation to a shareholder owned insurer, and its subsequent combination with United Wisconsin Services, Inc. (now known as Cobalt Corporation) on March 23, 2001. For accounting purposes this transaction was treated as being effective March 31, 2001.

Purchase Accounting

The combination transaction, as discussed, resulted in the application of purchase accounting for Compcare and certain other subsidiaries of Cobalt. The applicable step-up in accounting basis has been allocated based on relative fair values to Compcare and the other subsidiaries of Cobalt, including IRG, as required by the Securities and Exchange Commission's guidance on push-down accounting. This has resulted in $3,046,500 of additional goodwill being recorded as of the transaction date on the books of IRG, with the offset recorded in net invested capital. The application of purchase accounting as of the transaction date has resulted in a new basis of accounting for IRG. Accordingly, the predecessor financial statements (prior to March 31, 2001) and the successor financial statements (subsequent to March 31, 2001) have been reported separately.

History

The results of IRG consist primarily of the results of Innovative Resource Group, LLC (LLC). LLC was formed through the merger and transfer of certain Cobalt subsidiaries and lines of business, and through various acquisitions of external companies. LLC was formed on August 1, 1999, as a result of the following transactions: (1) CNR Health, Inc. (a wholly-owned subsidiary of Cobalt) changed its name to Innovative Resource Group, Inc. (INC),
(2) Allegro, Ltd. and Intercare Network, Inc. (wholly-owned subsidiaries of Cobalt) were merged into INC, (3) Meridian Managed Care, Inc. (a wholly-owned subsidiary of Cobalt) was contributed to INC as a wholly-owned subsidiary.

On January 1, 2000, the operating results of the consulting division of Meridian Resource Corporation (a wholly owned subsidiary of Cobalt) and Right Rx (a division of Compcare) were transferred to INC through service agreements. On March 31, 2000, Meridian Managed Care, Inc. was merged into INC. On May 22, 2000, Cobalt purchased Seltzer/Delman, Inc. and subsequently merged the assets into INC. On December 30, 2000, the assets and business of INC were transferred to LLC. On April 1, 2001, Cobalt purchased certain assets of Accord and subsequently contributed those assets to LLC. On June 30, 2001, LLC was contributed from Cobalt to Compcare, which subsequently transferred those assets to Holdings.


Effective February 22, 2002, Holdings contributed to LLC the consulting division of Meridian Resource Corporation and Right Rx.


--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2001 (continued)

Basis of Presentation

The financial statements of IRG reflect the operations of LLC, its predecessor entities and all entities contributed (or effectively contributed through service agreements) to LLC by Cobalt since the dates they were acquired by Cobalt on a common ownership basis. All contributions of entities by Cobalt to LLC were transferred at cost.

The financial statements include the accounts of LLC and its wholly owned subsidiary CNR Partners, Inc. All significant intercompany transactions have been eliminated for all periods.

Nature of Business


IRG provides clients with a broad array of coordinated care management services. The primary products include medical utilization management and large case management, disease management, employee assistance programs, behavioral health management and carve-outs, integrated behavioral health and employee assistance programs, behavioral health networks and claims administration, prenatal education programs, pharmacy management services, health care consulting and data analysis, and workers.


compensation case management. IRG's customers include self-funded employer groups, insurance companies, reinsurance companies, third party administrators and governmental agencies. IRG has nine offices located throughout the country including significant facilities in Milwaukee and Madison, Wisconsin; Houston, Texas; Phoenix, Arizona; and Sunrise, Florida.

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

Accounts Receivable

Accounts receivable are stated at net realizable value, net of allowances for uncollectible amounts. Uncollectible amounts are estimated by management based on historical collection trends and management's best estimate of the ultimate collectibility of accounts receivable. Credit is extended based on an evaluation of the customer's financial condition and collateral is not required.

Due from/to Affiliate

The amounts due to/from affiliates of Cobalt are non-interest-bearing. These amounts have no repayment terms and there is no intent by the affiliates to demand payment. The affiliate balances have been classified as current due to the fact they arise from normal business operations and are generally paid on a monthly basis.

--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2001 (continued)

Property and Equipment

Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. The annual provisions for depreciation have been principally computed using the following ranges of useful lives:


Furniture and fixtures...............  7-10 years
Office equipment.....................  5-7 years
Computer software....................  3-5 years
Leasehold improvements...............  Over the lesser of the term of the related lease or the estimated useful
                                       lives of the assets

Intangible Assets

Goodwill represents the excess of the purchase price of acquired companies over the fair value of the net assets acquired. Goodwill is amortized on a straight-line basis over a period of 15 years. See RECENT ACCOUNTING PRONOUNCEMENTS.

Purchased managed care contracts represent the cost of acquiring certain managed care contracts and are amortized over one year.

Impairment of Long-Lived Assets


In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets, including goodwill, by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If an impairment loss were indicated, the Company would measure the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset.


The Company evaluated the ongoing value of its equipment and other long-lived assets, including goodwill, as of December 31, 1999, and 2000, 2001, and determined there was no significant impact on the Company's results of operations.

Accrued Claims Payable

The Company accrues for the liability arising from authorized services that have not been reported and billed to the Company. The liability is estimated and accrued based on historical experience, current enrollment statistics, patient census data, claims inventory, and other available information. Medical claims payable balances are continually monitored and reviewed. Due to the uncertainties inherent in the claims estimation process, it is reasonably possible that the claims paid could differ materially from accrued amounts. Differences between the amounts estimated and actual claims paid are reported in the statements of income in the period in which such differences are determined. The Company recognized a reduction in claims expense of approximately $110,687, $248,640, $164,709 and $70,338 for the years ended December 31, 1999 and 2000, and for the three months ended March 31, 2001, and the nine months ended December 31, 2001, respectively, as a result of favorable

--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2001 (continued)






development of the amounts accrued at December 31, 1998, 1999, and 2000, and March 31, 2001, respectively.


Subcapitation Agreement


The Company has an agreement with a large provider organization through which the provider organization accepts the financial risk associated with certain behavioral health carve-out products. The Company remains obligated for amounts subcapitated to this provider organization in the event that the provider organization does not meet its obligations, which totaled $1,011,377 at December 31, 2001.


Income Taxes


The Company's results are included in the consolidated tax returns of Cobalt and its affiliates. Income taxes have been provided as if the Company had filed a separate return. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. A valuation allowance is recognized when, based on available evidence, it is more likely than not that the deferred tax asset may not be realized.


Net Invested Capital


Net invested capital represents, as reflected in these financial statements for purposes of the pending sale described in Note 10, the net investment of Cobalt in IRG, its predecessors and related Cobalt owned operations, as described in
Note 1. The caption "Net financing activities with Cobalt Corporation and affiliates" in the statements of changes in net invested capital and cash flows represents the financing provided by/to the Company by Cobalt and its affiliates.


Revenues

CLASSIFICATIONS


Managed behavioral health revenues consist primarily of behavioral management, carve-out, network and claims administration revenues. Employee assistance program revenues consist exclusively of services for employee assistance programs. Medical management revenues consist of a diverse group of services that include medical utilization management, medical large case management, disease management, prenatal education, workers compensation case management, health care consulting, and pharmacy management revenues.


RECOGNITION


IRG has four primary methods of charging its customers: (1) per employee per month or per member per month fees (PEPM), (2) hourly or per case fees (Fee for Service), (3) project fees and (4) rebate fees.



IRG offers a majority of services on a PEPM basis. Under this method of billing, the customer pays IRG a set fee for each employee or member in the population the service is offered. Revenue is recognized in the month the service is provided based on the number of members or employees in the population serviced. If the fees are paid in advance of the month the service is rendered, the fees are deferred and recognized in the appropriate period.


--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2001 (continued)



Fee for Service revenues are recognized in the month the services are provided.


Certain consulting services are billed as a set fee for the project. The revenue for these projects is earned as the services are rendered. The largest of these projects is an arrangement through which the customer pays a set monthly fee for access to a set number of professional healthcare consultants. Revenues for this project are earned each month as the services are rendered.



Two customers have purchased pharmacy management services and reimburse IRG based on the percent of rebates collected on behalf of those customers. Revenues are recognized in the month the services are rendered based on estimated rebate collections. The revenues are recognized on the accrual basis as the rebates are highly predictable based on past experience.


Operating Expenses


Direct service cost represents all costs of providing services to the customer. These costs include the costs of behavioral health benefits provided to customers in behavioral health carve-out programs. In carve-out programs IRG assumes the responsibility for all or a portion of a health plan's behavioral health costs. For the years ended December 31, 1999 and 2000, and for the three months ended March 31, 2001, and the nine months ended December 31, 2001, the behavioral health costs included in direct service costs were approximately $6,336,663, $10,895,361, $2,605,381 and $10,283,294 respectively.



General and administrative expenses include corporate costs such as sales, marketing and advertising, finance, human resources, management information systems, and legal. Additionally, it includes Cobalt overhead costs charged to IRG as more fully described in Note 5.


Advertising Expenses


Advertising and marketing costs are expensed as incurred. Advertising and marketing expenses were $177,818, $244,024, $105,709 and $386,272 for the years ended December 31, 1999 and 2000, and for the three months ended March 31, 2001, and the nine months ended December 31, 2001, respectively.


Recent Accounting Pronouncements


In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, GOODWILL AND OTHER INTANGIBLES, which is effective January 1, 2002, for the Company. Pursuant to the statement, goodwill will no longer be amortized and will be subject to an annual impairment test. Application of the nonamortization provisions of the statement is expected to result in an increase to income before income tax expense of approximately $858,000 per year. The Company will perform the first of the required impairment tests of goodwill as of January 1, 2002, but does not anticipate results of such impairment tests will have a significant effect on the Company's financial condition or results of operations.


3. Acquisition of Businesses


Through contributions from Cobalt, or its affiliates, the Company has acquired various businesses during the last three years. All the acquisitions have been accounted for using the purchase method and are included in the Company's results of operations from the respective acquisition date.


--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2001 (continued)




Effective May 3, 1999, IRG purchased all the outstanding common stock of Allegro, Ltd. for $1,193,519 of cash. The purchase price was allocated to goodwill ($1,137,433), accounts receivable ($101,784), cash ($64,493), and other assets ($9,341), net of various liabilities of $119,532.



Effective June 30, 1999, IRG purchased the managed care assets of HCX, Inc. for $405,403 of cash. The purchase price was allocated to goodwill ($355,403) and equipment ($50,000).



Effective June 12, 2000, IRG purchased all the outstanding common stock of Seltzer/Delman, Inc. for $1,913,206 of cash. The purchase price was allocated to goodwill ($1,817,914), accounts receivable ($128,477), cash ($36,448), and other assets ($49,372), net of various liabilities of $119,005.



Effective March 31, 2001, IRG purchased certain assets and the behavioral health business of Accord Health Network, LLC. The initial purchase price was $1,230,000 in cash subject to a contingency. The contingency was finalized during the nine months ended December 31, 2001, resulting in an additional cash purchase price of $222,545. The total purchase price of $1,452,545 was allocated to goodwill ($1,422,545) and equipment ($30,000).


4. Commitments


The Company leases various facilities under noncancelable operating leases. Minimum future rental payments under noncancelable operating leases are as follows:


2002........................................................  $1,356,440
2003........................................................     732,633
2004........................................................     387,453
2005........................................................     294,186
2006........................................................     296,910
Thereafter..................................................     197,940
                                                              ----------
                                                              $3,265,562
                                                              ==========

Rental expense under all leases totaled $1,025,827, $1,295,275, $393,952 and $1,174,575 for the years ended December 31, 1999 and 2000, and for the three months ended March 31, 2001, and the nine months ended December 31, 2001, respectively.

The stock of Compcare is pledged as collateral on the $70,000,000 note of Cobalt to Blue Cross and Blue Shield United of Wisconsin at December 31, 2001. LLC is a downstream subsidiary of Compcare.

--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

5. Related Party Transactions

IRG sells various services to Cobalt and its affiliated entities. Virtually every service offered by IRG has been purchased by Cobalt or one of its subsidiaries. The following tables summarize revenues included in the accompanying statements of income as a result of these related party transactions:


                                                  Predecessor                       Successor
                                   ------------------------------------------   -----------------
                                                                 Three months
                                     Year ended December 31,            ended         Nine months
                                   ---------------------------      March 31,               ended
                                           1999           2000           2001   December 31, 2001
                                   ------------   ------------   ------------   -----------------
By Revenue Type
  Managed behavioral health......  $ 5,422,024    $ 7,490,729     $ 2,229,388      $    5,900,641
  Employee assistance programs...      154,623        174,306          46,901             141,482
  Medical management.............    8,545,157      9,337,626       2,369,593           7,087,874
                                   -----------    -----------     -----------      --------------
                                   $14,141,804    $17,002,661     $ 4,645,882      $   13,129,997
                                   ===========    ===========     ===========      ==============
By Customer
  Compcare.......................  $ 6,750,346    $ 7,667,087     $ 2,708,710      $    6,849,105
  Blue Cross & Blue Shield United
    of Wisconsin.................    6,866,831      7,420,591       1,578,410           4,747,555
  Other related parties..........      524,627      1,914,983         358,762           1,533,337
                                   -----------    -----------     -----------      --------------
                                   $14,141,804    $17,002,661     $ 4,645,882      $   13,129,997
                                   ===========    ===========     ===========      ==============



IRG has an administrative services agreement with its affiliate, United Wisconsin Insurance Company (UWIC) under which IRG administers managed behavioral health services on behalf of UWIC. Through April 1, 2001, IRG earned an administrative fee under this agreement. Effective April 1, 2001, this agreement was amended to provide IRG with both an administrative fee as well as a profit sharing incentive under which IRG receives 95% of the net underwriting gain for the benefits provided under this agreement.


IRG purchases a variety of insurance products and services from Cobalt and its affiliated companies. These include various insurance products such as health, group life, workers compensation, and short and long term disability. The Company also purchases various corporate services such as treasury, legal, human resources and information technology services. Additionally, IRG is charged a prorated share of certain Cobalt overhead based on government approved allocations methodologies. Charges for these insurance products and services are included in direct service expenses, and general and

--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

administrative expenses in the accompanying statements of income. The total charges from Cobalt and its affiliated companies were as follows:


                                                   Predecessor                      Successor
                                     ----------------------------------------   -----------------
                                                                 Three months
                                      Year ended December 31,           ended         Nine months
                                     -------------------------      March 31,               ended
                                            1999          2000           2001   December 31, 2001
                                     -----------   -----------   ------------   -----------------
Insurance products.................  $1,600,294    $1,637,738      $  485,421      $    1,487,836
  Corporate services and overhead
    allocation.....................   1,862,152     2,035,004         449,409           1,411,778
                                     ----------    ----------      ----------      --------------
                                     $3,462,446    $3,672,742      $  934,830      $    2,899,614
                                     ==========    ==========      ==========      ==============


The costs charged to IRG for such insurance products and services by Cobalt and its affiliated companies, as summarized above, may not represent the actual cost of providing such insurance products and services. Furthermore, the amounts charged for these insurance products and services may not necessarily be representative of the costs that would be incurred by IRG on a stand-alone basis.


In February and March of 2002, IRG paid dividends to Holdings in the amounts of $300,000 and $250,000, respectively.


6. Income Taxes

The components of income tax expense are as follows:


                                                   Predecessor                      Successor
                                     ----------------------------------------   -----------------
                                                                 Three months
                                      Year ended December 31,           ended         Nine months
                                     -------------------------      March 31,               ended
                                            1999          2000           2001   December 31, 2001
                                     -----------   -----------   ------------   -----------------
Current:
  Federal..........................  $1,480,898    $1,100,480      $  132,119      $    1,164,567
  State............................     254,321       200,581          21,103             176,817
                                     ----------    ----------      ----------      --------------
                                      1,735,219     1,301,061         153,222           1,341,384
Deferred:
  Federal..........................    (308,146)       (2,060)         38,743           (459,175)
  State............................      48,471        13,962        (10,886)           (113,242)
                                     ----------    ----------      ----------      --------------
                                       (259,675)       11,902          27,857           (572,417)
                                     ----------    ----------      ----------      --------------
                                     $1,475,544    $1,312,963      $  181,079      $      768,967
                                     ==========    ==========      ==========      ==============


--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

The effective tax rate on income before income taxes varies from the statutory federal income tax rate as follows:


                                                          Predecessor                      Successor
                                            ----------------------------------------   -----------------
                                                   Year ended           Three months
                                                  December 31,                 ended         Nine months
                                            -------------------------      March 31,               ended
                                                1999             2000           2001   December 31, 2001
                                            --------         --------   ------------   -----------------
  Statutory rate..........................    35.0%            35.0%        35.0%            35.0%
  State taxes.............................     4.4%             4.7%         1.7%             2.8%
  Goodwill amortization...................     4.6%             5.3%         9.9%            11.6%
  Other...................................     2.6%            (0.8%)       (1.4)%            2.3%
                                              ----            -----        -----             ----
Total tax expense.........................    46.6%            44.2%        45.2%            51.7%
                                              ====            =====        =====             ====


Significant components of the Company's deferred tax assets and deferred tax liabilities at December 31 are presented below:


                                                             Predecessor                 Successor
                                                                2000                       2001
                                                       -----------------------   -------------------------
                                                         Current   Non-current       Current   Non-current
                                                       ---------   -----------   -----------   -----------
Deferred tax assets:
  Accrued claims payable.............................  $337,467     $     --     $  990,637     $      --
  Employee benefits..................................   118,987       29,359        147,660        32,409
  Bad debt allowance.................................    23,011           --         53,221            --
  Loss and other carryforwards.......................        --       83,164             --            --
                                                       --------     --------     ----------     ---------
    Total deferred tax assets........................   479,465      112,523      1,191,518        32,409
Deferred tax liabilities:
  Depreciation.......................................   (38,237)    (183,876)       (55,581)     (252,705)
  Other..............................................      (954)     (11,558)        (2,160)      (11,558)
                                                       --------     --------     ----------     ---------
    Total deferred tax liabilities...................   (39,191)    (195,434)       (57,741)     (264,263)
                                                       --------     --------     ----------     ---------
  Net deferred income tax assets (liabilities).......  $440,274     $(82,911)    $1,133,777     $(231,854)
                                                       ========     ========     ==========     =========


7. Employee Benefit Plans

Defined Contribution Plan

IRG participates in the Cobalt 401(k) plan. The plan calls for IRG to match a certain percent of each participant's contribution to the plan up to certain limits. Contributions to the plan totaled $149,708, $299,156, $80,150 and $251,455 for the years ended December 31, 1999 and 2000, and for the three months ended March 31, 2001, and the nine months ended December 31, 2001, respectively.

Defined Benefit Pension Plan

IRG has certain employees (employees that transferred from Cobalt and the affiliated companies to INC upon its formation) that continue to participate in Cobalt's defined benefit pension plan. The employees were allowed to participate in the plan for three years after their transfer to INC. The plan

--------------------------------------------------------------------------------

Innovative Resource Group
A Division of Cobalt Corporation
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

provides retirement benefits to covered employees based primarily on compensation and years of service. No contributions were made in 1999, 2000 and 2001.

Postretirement Benefit Plan

IRG has a postretirement benefit plan, through Cobalt, that covers certain postretirement medical, dental, and vision benefits. The plan covers six employees, which were allowed to remain in the plan after the formation of INC. IRG has accrued $78,000 and $85,000 as of December 31, 2000 and 2001, respectively, for these benefits.

8. Unconsolidated Investments

As of January 1, 1999, the Company had a one-third ownership interest in each of JEMZ, LLC and YW Works, LLC. As the Company did not have a controlling interest in these entities, it accounted for these investments under the equity method. Effective December 31, 1999, and January 31, 2000, the Company sold its interest in YW Works, LLC and JEMZ, LLC, respectively.

The Company had also loaned JEMZ, LLC $182,247 which was repaid at the time of sale. Interest income in 1999 and 2000 related to this note totaled $37,810 and $4,872, respectively.

9. Contingencies

The Company is subject to claims that arise in the normal course of business. While the outcome of the claims cannot be predicted with certainty, management does not believe that the outcome of any of these matters will have a material adverse effect on IRG's financial position or results of operations.

10. Sale of Business


On March 29, 2002, Cobalt and certain affiliates sold 100% of the membership interest of LLC to APS Healthcare Bethesda, Inc. (APS) for $27 million
($17 million in cash and $10 million in a three year note). As part of this transaction, LLC will assume the lease of a Cobalt affiliated entity with monthly lease payments of approximately $91,000. The lease terminates as of May 31, 2010. IRG will also transfer to Cobalt leases for three facilities which had lease commitments of approximately $742,000 in 2002 and $162,000 in 2003. Certain furniture and property located at the location of the assumed lease is being traded for certain property and furniture at the locations of the transferred leases. The purchase agreement also provides for certain bonuses/penalties to be received/paid between LLC and Cobalt based on revenues generated from Cobalt and affiliated entities in future years. Based on the current level of services, it is unlikely that either bonuses or penalties will be paid. Finally, certain Cobalt affiliates will enter into seven year service agreements for the provision of services by LLC.



Additionally, management of APS and IRG, subsequent to the acquisition, have decided to close the Wisconsin workers compensation unit of IRG and will pursue selling the Florida workers compensation unit of IRG or close down the unit.


--------------------------------------------------------------------------------

Independent Auditor's Report

To the Board of Directors
Vydas Resources, Inc.
Missoula, Montana

We have audited the accompanying consolidated balance sheet of Vydas Resources, Inc. (a wholly owned subsidiary of Combined Benefits
Management, Inc.) and Subsidiary as of October 17, 1999, and the related statements of operations, stockholder's equity, and cash flows for the period from January 1, 1999, through October 17, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vydas
Resources, Inc. and Subsidiary as of October 17, 1999, and the results of their operations and their cash flows for the period from January 1, 1999, through October 17, 1999, in conformity with accounting principles generally accepted in the United States of America.

Our audit of the consolidated financial statements of Vydas Resources, Inc. and Subsidiary included Schedule II for the period from January 1, 1999, through October 17, 1999. In our opinion, such schedule presents fairly the information required to be set forth therein, in conformity with accounting principles generally accepted in the United States of America.

                                          MCGLADREY & PULLEN, LLP

Minneapolis, Minnesota
July 21, 2000

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET


                                                                    As of
                                                              October 17,
                                                                     1999
-------------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents.................................  $1,827,437
  Trade accounts receivable, net of allowance for doubtful
    accounts of $40,856.....................................   1,061,574
  Unbilled work in process..................................     193,490
  Prepaid expenses and other current assets.................     167,349
  Deferred income tax assets (Note 8).......................      72,000
                                                              ----------
    Total current assets....................................   3,321,850
                                                              ----------
Equipment and Leasehold Improvements, at cost (Note 5)
  Furniture and equipment...................................   2,006,245
  Leasehold improvements....................................     272,744
                                                              ----------
                                                               2,278,989
  Less accumulated depreciation and amortization............   1,332,788
                                                              ----------
    Total equipment and leasehold improvements..............     946,201
                                                              ----------
Intangible Assets (Note 3)
  Goodwill..................................................   1,165,907
  Noncompete covenants......................................     429,027
                                                              ----------
                                                               1,594,934
  Less accumulated amortization.............................     608,231
                                                              ----------
                                                                 986,703
                                                              ----------
Deferred Income Tax Assets (Note 8).........................     134,000
                                                              ----------
Other Assets:
  Deferred compensation (Note 7)............................     126,755
  Other.....................................................      18,473
                                                              ----------
                                                                 145,228
                                                              ----------
                                                              $5,533,982
                                                              ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Accounts payable..........................................  $  383,891
  Current portion of long-term debt (Note 4)................     298,175
  Accrued expenses:
    Compensation............................................     409,117
    Rebate..................................................     290,016
    Other...................................................      67,169
  Deferred revenue..........................................     620,724
  Subsidiary's proportionate share of income taxes payable
    to parent (Note 8)......................................   1,051,000
                                                              ----------
    Total current liabilities...............................   3,120,092
                                                              ----------
Long-Term Debt, less current portion (Note 4)...............     169,719
                                                              ----------
Deferred Compensation (Note 7)..............................     126,755
                                                              ----------
Commitments and Contingencies (Notes 3, 5, and 7)
Stockholder's Equity (Note 2)
  Common stock, no par value; 1,000 shares authorized; 710
    shares issued and outstanding...........................      24,800
  Retained earnings.........................................   2,092,616
                                                              ----------
    Total stockholder's equity..............................   2,117,416
                                                              ----------
                                                              $5,533,982
                                                              ==========


                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF OPERATIONS
Period From January 1, 1999 Through October 17, 1999


Revenue (Note 6)............................................  $10,820,948
                                                              -----------
Operating expenses (Note 6):
  Direct service expenses:
    Salaries, payroll taxes, and benefits...................    5,776,757
    Other...................................................    1,859,623
  General and administrative expenses.......................    2,526,487
                                                              -----------
                                                               10,162,867
                                                              -----------
      Income from operations................................      658,081
Other income (expense):
  Interest income...........................................       57,053
  Interest expense..........................................      (34,488)
                                                              -----------
      Income before taxes...................................      680,646
Income tax expense (Note 8).................................      287,000
                                                              -----------
      Net income............................................  $   393,646
                                                              ===========
      Basic and diluted income per common share.............  $    554.43
                                                              ===========
      Weighted average common shares outstanding -- basic
        and diluted.........................................          710
                                                              ===========


                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
Period From January 1, 1999 Through October 17, 1999

                                                                                            Total
                                                             Common      Retained   Stockholder's
                                                              Stock      Earnings          Equity
-------------------------------------------------------------------------------------------------
Balance, December 31, 1998...............................  $24,800    $1,698,970      $1,723,770
  Net income.............................................       --       393,646         393,646
                                                           -------    ----------      ----------
Balance, October 17, 1999................................  $24,800    $2,092,616      $2,117,416
                                                           =======    ==========      ==========

                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CASH FLOWS

Period From January 1, 1999 Through October 17, 1999


-------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income................................................  $  393,646
  Adjustments to reconcile net income to cash provided by
    operating activities:
    Depreciation and amortization...........................     492,714
    Deferred income taxes...................................     (83,000)
  Changes in operating assets and liabilities, net of effect of acquisition:
    Accounts receivable.....................................    (404,385)
    Unbilled work in process................................     (30,201)
    Prepaid expenses and other current assets...............     (75,508)
    Accounts payable........................................    (191,768)
    Accrued expenses........................................      (6,799)
    Income taxes payable....................................     370,091
    Deferred revenues.......................................     391,625
                                                              ----------
      Net cash provided by operating activities.............     856,415
                                                              ----------
Cash Flows From Investing Activities
  Purchases of equipment and leasehold improvements.........    (431,967)
  Additional consideration on acquisition (Note 3)..........     (29,233)
  Acquisition of Azcare Inc. (Note 3).......................     (80,000)
  Change in other assets....................................         155
                                                              ----------
      Net cash used in inve s ting activitie s..............    (541,045)
                                                              ----------
Cash Flows From Financing Activities
  Payments made on long-term debt...........................    (203,701)
                                                              ----------
  Net cash used in financing activities.....................    (203,701)
                                                              ----------
      Net increase in cash and cash equivalents.............     111,669
Cash and cash equivalents
  Beginning of period.......................................   1,715,768
                                                              ----------
  End of period.............................................  $1,827,437
                                                              ==========
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest....................................  $   47,474
  Cash paid for income taxes................................          --
                                                              ==========


                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Nature of Business and Summary of Significant Accounting Policies


Nature of business

Vydas Resources, Inc. and Subsidiary (VRI or the Company) is a behavioral health care company which provides professional services in the health care field of prevention and rehabilitation, principally employee assistance programs (EAP). Their counseling services are provided to employees and family members experiencing social, emotional, or physical challenges and disabilities which affect their ability to work.

Substantially all of the Company's revenues are generated from institutional and individual clients in Montana, Idaho, North Dakota, Utah, and Washington.

The Company has three primary customers, BlueCross BlueShield of Montana, Regence BlueShield of Idaho, Inc., and Regence BlueCross BlueShield of
Utah, Inc. The following table reflects the percentage of revenue from each of these customers:

                                                              Period Ended
                                                               October 17,
                                                                      1999
--------------------------------------------------------------------------
BlueCross BlueShield of Montana (see Note 6)................           27%
Regence BlueShield of Idaho, Inc............................           15%
Regence BlueCross BlueShield of Utah, Inc...................           11%

Principles of consolidation

The consolidated financial statements include the accounts of VRI and its wholly owned subsidiary, AzCare, Inc. All material intercompany accounts and transactions are eliminated in consolidation.

Accounting period

The consolidated statements of operations, stockholder's equity, and cash flows for 1999 reflect the operations of the Company from January 1, 1999, through October 17, 1999, the day before it was acquired by American Psych Systems Holding, Inc. (see Note 2).

Revenue recognition

The vast majority of the Company's revenue is generated from agreements the Company has with several health care insurance providers and other customers whereby the Company provides mental health and other counseling services to the insurance company enrollees and the customers' employees. The Company defers the revenue under these agreements and recognizes the revenue in the month in which enrollees and employees are entitled to receive counseling services.

Under certain agreements, the Company is required to pay a rebate to the customer based on the annual financial performance of the Company. Accordingly, the Company recorded revenue discounts of approximately $290,000 for the period ended October 17, 1999, related to those agreements.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Unbilled work in process

Unbilled work in process represents the accumulated amount of earned but unbilled revenue on contracted consulting engagements. Associated production costs are expensed when incurred.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of asset and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

The consolidated financial statements include the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, and long-term debt. At October 17, 1999, no separate comparison of fair values versus carrying values is presented for the aforementioned financial instruments since their fair values are not significantly different than their balance sheet carrying amounts. The aggregate fair values of the financial instruments would not represent the underlying value of the Company.

Cash equivalents

For purposes of reporting cash flows, the Company considers all highly liquid temporary investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank accounts, which at times exceed federally insured limits. The Company has not experienced any losses in such accounts.

Depreciation and amortization

Depreciation and amortization are provided using the straight-line method based on the estimated useful lives of individual assets or, in the case of leasehold improvements, the term of the related lease if less than the estimated life, over the following periods:

                                                               Years
----------------------------------------------------------------------
Office furniture and equipment..............................    3-10
Leasehold improvements......................................     2-5
Goodwill....................................................      15
Noncompete covenants........................................       3

The Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of the long-lived assets with estimated future cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future cash flows be less than the carrying value, the Company would recognize an impairment loss. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the long-lived assets.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Intangible assets

Goodwill represents the excess cost of acquisitions over the fair value of the tangible and identifiable intangible assets acquired. The goodwill is being amortized using the straight-line method over the period of estimated benefit of 15 years. The noncompete covenants arose from agreements entered into with the former stockholders of a company purchased in 1997. The covenants are being amortized over the term of the contracts of three years.

Income taxes

The Company is a member of a group that files a consolidated federal and state tax return. Accordingly, income taxes payable to the tax authorities are recognized on the financial statements of the parent company, who is the taxpayer for income tax purposes. The Company makes payments to the parent company for its allocated share of the consolidated income tax liability. This allocation approximates the amounts that would be reported if the Company was separately filing its tax returns. The result of these allocations is reported on the accompanying consolidated balance sheet under the caption "Income taxes payable, parent company."

The Company also recognizes deferred tax assets on deductible temporary differences and deferred tax liabilities on taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. As those differences reverse, they will enter into the determination of future taxable income included in the consolidated tax returns. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net earnings per share

Basic net earnings per common share is computed by dividing net earnings available to common shareholders by the weighted-average common shares outstanding for the year. Diluted earnings per common share reflect the dilutive effect of any stock options and warrants, and assume the conversion of any preferred stock and related earnings adjustments. During the period presented, there were no issued or outstanding options and warrants. Therefore, basic and diluted income per common share amounts are the same for the period ended October 17, 1999.

Advertising costs

Advertising costs are generally charged to operations in the year incurred. Total advertising costs for the period ended October 17, 1999, were $82,535.

Recent accounting pronouncements

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires entities to recognize derivatives in their financial statements as either assets or liabilities measured at fair value. SFAS No. 133 also specifies new methods of accounting for derivatives used in risk management strategies (hedging activities), prescribes the items and transactions that may be hedged, and specifies detailed criteria required to qualify for hedge accounting. Management believes the adoption of SFAS No. 133 will not have a material effect on the consolidated financial statements.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During 1999, the Company adopted Financial Accounting Standards Board Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. This statement requires public enterprises to report selected information about operating segments in annual and interim reports issued to shareholders. This statement did not have an effect on the Company's basic financial statements, as the Company operates in one business segment.

As of January 1, 1999, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires unrealized gains or losses on available-for-sale securities and certain other items, which prior to adoption were reported separately in stockholder's equity, to be included in other comprehensive income. The Company has no comprehensive income as defined by SFAS No. 130.


2. Subsequent Event


On October 18, 1999, 100 percent of the outstanding shares of VRI were purchased by American Psych Systems Holding, Inc. (APS) (a Delaware corporation) for $6,500,000 cash, 1,789,473 shares of APS common stock (agreed value of $2.85 per share), and other transaction costs. APS is a managed behavioral health care company.

VRI has operated (since October 18, 1999) and will continue to operate as a wholly owned subsidiary of APS. Prior to October 18, 1999, VRI operated as a wholly owned subsidiary of Combined Benefits Management, Inc., a wholly owned subsidiary of BlueCross BlueShield of Montana (collectively CBMI) (see Note 6).

Concurrently with the sale, CBMI was paid a dividend of $665,000 by the Company. CBMI retained certain contingencies relating to transactions prior to the date of the acquisition by APS. The stock purchase agreement stipulates that, if there is neither an initial public offering of APS's stock nor a change in control of APS within five years of the closing date, CBMI may, at its option, require APS to repurchase its shares of APS common stock for cash at fair market value. APS will also be permitted to repurchase CBMI's shares in APS for cash at fair market value.


3. Acquisitions


AzCare, Inc.

In July 1999, VRI acquired all of the outstanding stock of AzCare, Inc., an Arizona corporation, for $80,000 in cash. The purchase price exceeded the fair market value of net assets acquired by $90,768, which is being amortized on a straight-line basis over 15 years. AzCare, Inc., is a managed behavioral health care company which provides employee assistance programs. This acquisition was accounted for using the purchase method of accounting and, accordingly, the operating results of AzCare, Inc., have been included in the Company's consolidated financial statements since the date of acquisition.

The following summarizes the unaudited pro forma consolidated results of operations assuming that the acquisition occurred at the beginning of the period presented. The results are not necessarily

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

indicative of what would have occurred had the transaction been consummated as of the beginning of the period presented or of future operations of the Company (in thousands, except per share data):

                                                              Period Ended
                                                               October 17,
                                                                      1999
                                                               (Unaudited)
--------------------------------------------------------------------------
Revenue.....................................................    $   10,990
Net income..................................................           364
Basic and diluted income per common share...................           513

The acquisition had the following noncash effect on the accompanying consolidated statement of cash flows for the period ended October 17, 1999:

Working capital (deficit) acquired:
Current assets:
  Accounts receivable.......................................  $ 13,126
  Prepaid expenses..........................................     4,373
                                                              --------
                                                              $ 17,499
                                                              ========
Current liabilities:
  Accounts payable..........................................  $ 15,207
  Accrued expenses..........................................    17,378
                                                              --------
                                                              $ 32,585
                                                              ========
  Net working capital (deficit).............................  $(15,086)
                                                              ========
Equipment...................................................  $  4,318
                                                              ========

Olympic Resources Partnership (ORP)

In connection with the acquisition of ORP in 1997, the Company is required to pay additional consideration based on the attainment of certain future earnings levels. The maximum total amount of additional consideration is $276,000, which can be earned through 2004. As of October 17, 1999, $29,233 of additional consideration had been earned and recorded as additional goodwill.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


4. Long-Term Debt


The current and long-term obligations of the Company are as follows:


                                                                    As of
                                                              October 17,
                                                                     1999
-------------------------------------------------------------------------
8% note to Olympic Resources Partnership (Note 3), payable
  in five equal annual installments beginning July 1, 1998,
  guaranteed by VRI parent company..........................   $ 185,329
8% note to Olympic Behavioral Health, payable in five equal
  annual installments beginning July 1, 1998, guaranteed by
  VRI parent company........................................      59,942
Noncompete contracts, payable in three annual installments
  of $156,000 beginning March 1998, interest imputed of
  8%........................................................     144,444
8% unsecured note payable to BlueCross BlueShield of
  Montana, paid in full on October 18, 1999 (Note 2)........      78,179
                                                               ---------
                                                                 467,894
Less current portion........................................     298,175
                                                               ---------
                                                               $ 169,719
                                                               =========


At October 17, 1999, maturities of long-term debt, for the years ending December 31, are as follows:

1999 (period ending December 31)............................  $  78,180
2000........................................................    219,996
2001........................................................     81,596
2002........................................................     88,122
                                                              ---------
                                                              $ 467,894
                                                              =========


5. Lease Commitments


The Company leases its office space in various locations and certain equipment under operating leases. Certain equipment is leased on a month-to-month basis.

Certain of the lease agreements can be adjusted periodically, based on changes in the Consumer Price Index. Increases in rent payments as a result of these changes are expensed as incurred.

The total minimum lease commitment under terms of operating agreements at October 17, 1999, is as follows:


Period from October 18, 1999 through December 31, 1999......  $   202,100
Years ending December 31:
  2000......................................................    1,001,000
  2001......................................................      927,000
  2002......................................................      811,000
  2003......................................................      351,000
  2004......................................................      212,000
                                                              -----------
                                                              $ 3,504,100
                                                              ===========


--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The total rental expense relating to facilities and equipment included in the consolidated statement of operations for the period ended October 17, 1999, was approximately $779,000.


6. Related-Party Transactions


BlueCross BlueShield of Montana (BCBSM)

As discussed in Note 2, BCBSM is the parent company of Combined Benefits Management, Inc., which was the parent company of VRI until October 18, 1999. For the period ended October 17, 1999, the Company had revenues of approximately $3,004,000 from BCBSM. In addition, the Company was charged for certain administrative services provided by BCBSM during the period ended October 17, 1999, which totaled approximately $521,000.

Lease agreements

The Company leases two office buildings located in Missoula, Montana, under lease agreements with entities in which the Company's president is an investor. Both agreements have initial terms of five years and include renewal provisions. These agreements have been accounted for as operating leases (see Note 5) for future commitments under these leases. Total rent expense for the period ended October 17, 1999, was $291,000.


7. Employee Benefit Plans


401(k) plan

The Company has a contributory retirement plan under Section 401(k) of the Internal Revenue Code for all employees over 18 years of age and with at lease one year of service. The Company currently matches 50 percent of the employees' contributions up to 6 percent of gross wages per year. Plan expense was $91,320 for the period ended October 17, 1999.

Deferred compensation plan

The Company established a deferred compensation plan to provide a means by which certain employees may elect to defer receipt of designated percentages or amounts of their compensation and to provide a means for certain other deferrals of compensation. This plan is nonqualified and funded by employee elections only. The accrual for this deferred compensation is reflected on the consolidated balance sheet as a noncurrent liability. Payment of benefits will be made upon death of the participant, amendment of the plan by the Board of Directors, termination of employment of the participant, or termination of the plan. The Company intends to fund payments under the plan with proceeds from the investment currently recorded as other assets on the consolidated balance sheet.

--------------------------------------------------------------------------------

VYDAS RESOURCES, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


8. Income Taxes


The provision for income taxes consists of the following:

                                                              Period Ended
                                                               October 17,
                                                                      1999
--------------------------------------------------------------------------
Current:
  Federal...................................................   $ 299,000
  State.....................................................      71,000
Deferred....................................................     (83,000)
                                                               ---------
                                                               $ 287,000
                                                               =========

The Company's income tax expense (benefit) differed from the statutory federal rate as follows:

                                                              Period Ended
                                                               October 17,
                                                                      1999
--------------------------------------------------------------------------
Statutory rate (35%) applied to income before tax...........   $ 238,000
State income tax, net of federal tax effect.................      33,000
Nondeductible expenses......................................      20,000
Other.......................................................      (4,000)
                                                               ---------
                                                               $ 287,000
                                                               =========

The components of net deferred tax assets at October 17, 1999, are as follows:

Deferred tax assets:
  Noncompete agreements.....................................  $120,000
  Accrued expenses..........................................    53,000
  Allowances................................................    17,000
  Deferred compensation.....................................    50,000
                                                              --------
                                                               240,000
Deferred tax liabilities:
  Equipment and leasehold improvements......................   (34,000)
                                                              --------
Net deferred tax assets.....................................  $206,000
                                                              ========
Current portion.............................................  $ 72,000
Long-term portion of deferred tax assets....................   134,000
                                                              --------
                                                              $206,000
                                                              ========

--------------------------------------------------------------------------------

APS Healthcare, Inc.
--------------------------------------------------------------------------------


UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AND STATEMENT OF OPERATIONS



On March 29, 2002, the Company acquired 100% of the membership interests of Innovative Resource Group, LLC (IRG), pursuant to a definitive purchase agreement entered into between the Company, Cobalt Corporation (parent company and holder of the sole membership interest of IRG) and IRG. IRG manages behavioral health services benefits and provides employee assistance programs and medical and disease management services. The acquisition will be accounted for using the purchase method of accounting. The acquisition cost was approximately $27,830,000, consisting of $17,000,000 in cash, the issuance of $10,000,000 in subordinated notes to the seller and other transaction costs totaling $830,000. This transaction was financed in part through a restructuring of the Company's credit facilities (see discussion below). The excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed, based on a preliminary purchase price allocation, was $14.4 million, and was recorded as goodwill.


The total purchase price of $27,830,000 was allocated as follows:

Current assets..............................................  $ 5,214,343
Fixed assets................................................    2,221,238
Other assets................................................      200,000
Liabilities assumed.........................................   (5,399,081)
Goodwill....................................................   14,431,320
Purchased managed care contracts and other..................   11,162,180
                                                              -----------
                                                              $27,830,000
                                                              ===========


On March 5, 2002, the Company entered into a new credit agreement with its senior lender, replacing the existing $20 million credit agreement. The new agreement provides the Company with up to an additional $15 million in credit primarily to provide the Company with financing for the acquisition of IRG. Under the new credit facility, $10 million of the proceeds are available through an increase to the existing Term Loan obligation, with a revised term of three years from the closing date and with interest payable at the greater of 16% or prime plus 3.50%. Both loans contain provisions for yield maintenance in the event of early retirement.


The following unaudited pro forma consolidated balance sheet gives effect to this acquisition as if it had occurred on December 31, 2001, and the unaudited pro forma statement of operations gives effect to this acquisition as if it had occurred on January 1, 2001 by consolidating the financial position and results of operations of IRG as of and for the year ended December 31, 2001, with the balance sheet and results of operations of APS Healthcare, Inc. The financial statements of IRG, a wholly owned subsidiary of Cobalt Corporation prior to the acquisition, include all the costs attributable to its operations, including an allowable share of corporate overhead.

The unaudited pro forma consolidated financial information is not necessarily indicative of the financial position or operating results that would have been achieved had the transaction actually occurred on the dates indicated, nor are they necessarily indicative of future operations. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated financial information should be read in conjunction with the consolidated financial statements of APS Healthcare, Inc. and the financial statements of IRG and the related notes thereto, included elsewhere in this Prospectus.

--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------


UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2001



                                                                  Innovative                       Pro forma
                                                                    Resource        Pro forma   Consolidated
                                         APS Healthcare, Inc.          Group   Adjustments(1)          Total
------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash.................................      $    5,990,336     $   248,974     $ (2,830,000)   $  3,409,310
  Restricted cash......................           5,078,643              --               --       5,078,643
  Premiums receivable, net.............           6,320,212       4,434,931               --      10,755,143
  Due from affiliates..................                  --         311,816               --         311,816
  Prepaid expenses and other current
  assets...............................           2,261,700         218,622               --       2,480,322
  Deferred income taxes................                  --       1,133,777       (1,133,777)             --
                                             --------------     -----------     ------------    ------------
Total current assets...................          19,650,891       6,348,120       (3,963,777)     22,035,234
Property and equipment:
  Furniture and fixtures...............             814,273       2,583,594               --       3,397,867
  Office equipment.....................           7,716,660       1,531,874               --       9,248,534
  Computer software....................           1,792,564       2,250,340               --       4,042,904
  Leasehold improvements...............             505,265          55,387               --         560,652
  Vehicles.............................              10,858              --               --          10,858
                                             --------------     -----------     ------------    ------------
                                                 10,839,620       6,421,195               --      17,260,815
  Accumulated depreciation and
    amortization.......................         (6,596,698)      (4,199,957)              --     (10,796,655)
                                             --------------     -----------     ------------    ------------
                                                  4,242,922       2,221,238               --       6,464,160
Intangible assets:
  Purchased managed care contracts.....           3,845,757         180,000       10,982,180      15,007,937
  Non-compete covenants................              65,649              --               --          65,649
  Goodwill.............................          19,191,869      13,472,717          958,603      33,623,189
                                             --------------     -----------     ------------    ------------
                                                 23,103,275      13,652,717       11,940,783      48,696,775
  Accumulated amortization.............         (3,772,084)      (2,970,253)      (2,970,253)     (3,772,084)
                                             --------------     -----------     ------------    ------------
                                                 19,331,191      10,682,464       14,911,036      44,924,691
Deferred financing costs, net..........             740,584              --          200,000         940,584
Other assets...........................           1,041,652              --               --       1,041,652
                                             --------------     -----------     ------------    ------------
Total assets...........................      $   45,007,240     $19,251,822     $ 11,147,259    $ 75,406,321
                                             ==============     ===========     ============    ============


--------------------------------------------------------------------------------

APS Healthcare, Inc. and Subsidiaries
--------------------------------------------------------------------------------

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2001 (continued)


                                                                      Innovative                       Pro forma
                                                                        Resource        Pro forma   Consolidated
                                             APS Healthcare, Inc.          Group   Adjustments(1)          Total
----------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses....      $  9,146,571       $ 1,615,233     $    345,158    $11,106,962
  Accrued claims liability.................        12,594,685         3,179,762               --     15,774,447
  Deferred revenue.........................           205,182            77,818               --        283,000
  Income taxes payable.....................                --            54,882          (54,882)            --
  Due to affiliates........................                --           181,110               --        181,110
  Current portion of long-term debt........         1,356,402                --               --      1,356,402
                                                 ------------       -----------     ------------    -----------
Total current liabilities..................        23,302,840         5,108,805          290,276     28,701,921
Deferred income taxes......................                --           231,854         (231,854)            --
Long-term debt, net of current portion.....        19,249,826                --       25,000,000     44,249,826
Class A common stock subject to
  repurchase...............................         5,125,402                --               --      5,125,402
Warrant redemption obligation..............         1,787,150                --               --      1,787,150
Shareholders' equity (deficit):
  Series I convertible preferred stock.....             7,888                --               --          7,888
  Series II convertible preferred stock....             2,500                --               --          2,500
  Series A preferred stock.................                --                --               --             --
  Class A common stock.....................            13,087                --               --         13,087
  Class B common stock.....................                --                --               --             --
  Additional paid-in capital...............        25,125,416                --               --     25,125,416
  Accumulated deficit......................       (27,195,675)       13,911,163      (13,911,163)   (27,195,675)
  Note receivable from shareholder.........          (985,878)               --               --       (985,878)
  Unearned compensation....................           (90,000)               --               --        (90,000)
  Class A common stock held in treasury....        (1,335,316)               --               --     (1,335,316)
                                                 ------------       -----------     ------------    -----------
Total shareholders' equity (deficit).......        (4,457,978)       13,911,163      (13,911,163)    (4,457,978)
                                                 ------------       -----------     ------------    -----------
Total liabilities and shareholders' equity
  (deficit)................................      $ 45,007,240       $19,251,822     $ 11,147,259    $75,406,321
                                                 ============       ===========     ============    ===========


------------

(1) Pro forma adjustments to the unaudited balance sheet at December 31, 2001 are made to reflect the following:

    (a) To record the allocation of the total purchase price of $27,830,000 (including $830,000 in transaction costs) to assets acquired and liabilities assumed. Tax attributes of IRG were retained by the seller.

    (b) To record financing obtained for the acquisition, including $10,000,000 term loan, $5,000,000 bridge loan and $10,000,000 seller notes. Also to record deferred financing costs incurred of $200,000.


    (c) To record $345,158 in severance for personnel severed at the acquisition date for which a liability was recorded pursuant to EITF 95-3, RECOGNITION OF LIABILITIES IN CONNECTION WITH A PURCHASE BUSINESS COMBINATION.


--------------------------------------------------------------------------------

APS Healthcare, Inc.
--------------------------------------------------------------------------------

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR END DECEMBER 31, 2001



                                                         Innovative
                                                           Resource        Innovative
                                                              Group      Resource Group
                                                       Three months       Nine months
                                                        ended March      ended December
                               APS Healthcare, Inc.        31, 2001          31, 2001                              Pro forma
                                     Year ended       (Predecessor)       (Successor)          Pro forma        Consolidated
                               December 31, 2001                (1)               (1)     Adjustments (2)              Total
-----------------------------------------------------------------------------------------------------------------------------
Premium revenue
  Managed behavioral health..      $101,767,811         $ 4,654,391       $17,181,758      $          --        $123,603,960
  Medical management.........         3,447,663           5,276,647        16,426,638                 --          25,150,948
  Employee assistance
    programs.................        21,104,307             761,736         2,580,315                 --          24,446,358
                                   ------------         -----------       -----------      -------------        ------------
                                    126,319,781          10,692,774        36,188,711                 --         173,201,266

Operating expense:
  Direct service expenses....       106,372,864           8,528,559        28,110,366                 --         143,011,789
  General and
    administrative...........        11,726,571           1,392,348         5,146,086           (975,173)(a)      17,289,832
  Depreciation...............         2,248,119             241,796           717,638                 --           3,207,553
  Amortization...............         1,626,202             161,395           771,509          1,788,634(b)        4,347,740
                                   ------------         -----------       -----------      -------------        ------------
                                    121,973,756          10,324,098        34,295,599            813,461         167,856,914

Income (loss) from
  operations.................         4,346,025             368,676         1,443,112           (813,461)          5,344,352

Other income (expense):
  Interest expense...........        (2,790,991)                 --                --         (2,550,000)(c)      (5,340,991)
  Interest income............                --              30,825            44,215                 --              75,040
  Write-off of deferred
    offering costs...........        (1,783,016)                 --                --                 --          (1,783,016)
  Change in fair value of
    warrant obligation.......          (596,298)                 --                --                 --            (596,298)
                                   ------------         -----------       -----------      -------------        ------------

Income (loss) before income
  taxes and extraordinary
  item.......................          (824,280)            399,501         1,487,327         (3,363,461)         (2,300,913)

Income tax provision.........           696,499             181,079           768,967           (950,046)(d)         696,499
                                   ------------         -----------       -----------      -------------        ------------

Income (loss) before
  extraordinary item.........      $ (1,520,779)        $   218,422       $   718,360      $  (2,413,415)       $ (2,997,412)
                                   ============         ===========       ===========      =============        ============

Pro forma basic and diluted
  loss before extraordinary
  item per Class A common
  share (3)..................                                                                                   $      (0.24)
                                                                                                                ============


------------

(1) The formation of Cobalt (the parent company of Innovative Resource Group prior to the acquisition) effective on March 31, 2001, resulted in the application of purchase accounting for Compcare and certain other subsidiaries of Cobalt. The applicable step-up in accounting basis was allocated based on relative fair values to Compcare and the other subsidiaries of Cobalt, including IRG, as required by the Securities and Exchange Commission's guidance on push-down accounting. This resulted in $3,046,500 of additional goodwill being recorded as of the transaction date on the books of IRG, with the offset recorded in net invested capital. The application of purchase accounting as of the transaction date has resulted in a new basis of accounting for IRG. Accordingly, the predecessor financial statements (prior to March 31, 2001) and the successor financial statements (subsequent to March 31, 2001) have been reported separately.

--------------------------------------------------------------------------------

APS Healthcare, Inc.
--------------------------------------------------------------------------------

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR END DECEMBER 31, 2001 (continued)

(2) Pro forma adjustments to the unaudited consolidated statement of operations for the year ended December 31, 2001 are made to reflect the following:


       (a) To record $1,175,173 reduction in salaries and benefits for personnel severed at the acquisition date for which a liability is recorded pursuant to EITF 95-3, RECOGNITION OF LIABILITIES IN CONNECTION WITH A PURCHASE BUSINESS COMBINATION. In addition, an increase of $200,000 in rent expense has been recorded based on new lease agreements entered into in connection with the acquisition.


       (b) To reflect amortization for the period for purchased managed care contracts, deferred financing costs and goodwill over their estimated useful lives. Purchased managed care contracts are being amortized over the lives of the related contracts, which range from 3 to 7 years. Deferred financing costs are being amortized over the 3 year term of the loan. Goodwill is being amortized over 15 years. Upon the adoption of SFAS 142, GOODWILL AND OTHER INTANGIBLE ASSETS, goodwill will no longer be amortized. The impact of not amortizing goodwill will be a decrease in amortization expense of $932,000 per year.


       (c) To record additional interest expense for indebtedness incurred related to the IRG acquisition.



       (d) To adjust tax provision to amount determined as if the companies had filed on a consolidated basis for the year ended December 31, 2001.



(3) Pro forma basic and diluted loss per Class A common share is based on pro forma weighted-average shares outstanding of 12,247,421 shares.


--------------------------------------------------------------------------------

Schedule II--Valuation and Qualifying Accounts
--------------------------------------------------------------------------------


APS, Healthcare Inc.



                                                             Additions
                                                    ---------------------------
                                       Balance at   Charged to       Charged to                  Balance at
                                        Beginning    Costs and   Other Accounts   Deductions--       End of
Description                             of Period     Expenses         Describe       Describe       Period
-----------------------------------------------------------------------------------------------------------
Year ended December 31, 2001:

Reserves and allowances deducted from
  asset accounts:

Allowance for uncollectible
  accounts...........................   $424,218     $168,880                       $425,504(1)   $167,594
                                        --------     --------                       --------      --------

    Total............................   $424,218     $168,880                       $425,504      $167,594
                                        ========     ========                       ========      ========

Year ended December 31, 2000:

Reserves and allowances deducted from
  asset accounts:

Allowance for uncollectible
  accounts...........................   $ 45,583     $411,359                       $ 32,724(1)   $424,218

    Total............................   $ 45,583     $411,359                       $ 32,724      $424,218
                                        ========     ========                       ========      ========


----------


(1) Uncollectible accounts written off, net of recoveries


--------------------------------------------------------------------------------

Schedule II--Valuation and Qualifying Accounts
--------------------------------------------------------------------------------

VYDAS Resources, Inc. and Subsidiary


                                                         Balance at   Charged to                Balance at
                                                          Beginning     Cost and                    End of
                                                          of Period     Expenses   Deductions       Period
----------------------------------------------------------------------------------------------------------
Deducted in the balance sheet from the assets to which
  it applies:
  Allowance for doubtful accounts:
    Period from January 1, 1999, through October 17,
      1999.............................................   $44,383            --     $3,527(1)    $40,856


----------

(1) Uncollectible accounts written off, net of recoveries.

--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

    The estimated expenses of this offering are as follows:


SEC Registration Fee........................................       $   11,500
NASD Filing Fee.............................................            5,100
Nasdaq National Market Qualification Fee....................                *
Accounting Fees.............................................                *
Legal Fees and Expenses.....................................                *
Blue Sky Qualification Fees and Expenses....................           10,000
Printing and Engraving......................................          150,000
Transfer Agent's Fees and Expenses..........................            5,000
Miscellaneous Expenses......................................                *
        Total...............................................                *
                                                                   ==========



*   To be provided by amendment.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Sections 102(b)(7) and 145 of the Delaware General Corporation Law, our Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions eliminating or limiting the personal liability of the members of our board of directors to our company and our stockholders for monetary damages for breach of fiduciary duty as a director. This does not apply for any breach of a director's duty of loyalty to our company or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, for paying an unlawful dividend or approving an illegal stock repurchase, or for any transaction from which a director derived an improper personal benefit.

Our Restated Certificate of Incorporation and Amended and Restated Bylaws also provide that we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of our company) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. Our power to indemnify applies only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

In the case of an action by or in the right of our company, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent a director or officer of our company has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

We have the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of our company, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability.

The foregoing summaries are necessarily subject to the complete text of the statute, Amended and Restated Bylaws and Restated Certificate of Incorporation referred to above and are qualified in their entirety by reference thereto.


We maintain directors' and officers' liability insurance coverage with an aggregate policy limit of $5.0 million each policy year.



ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES



    Since June 1, 1999, we have made the following issuances of securities:



1. Options to purchase an aggregate of 1,974,600 shares of our common stock under our 1993 Stock Option Plan at a weighted average exercise price of $2.84 per share to employees, officers and directors. We have issued an aggregate of 150,000 shares of our common stock upon exercise of vested options issued under this plan.



2.  On October 18, 1999, we issued 29,768 shares of our common stock to Clifford
    G. Larsen pursuant to the terms of his employment agreement with us.



3. On October 18, 1999, we issued 12,500 shares of our common stock to Arthur Held pursuant to the terms of his employment agreement with us.



4.  On October 18, 1999, we issued 25,000 shares of our common stock to Deslie
    D. Gianchetta pursuant to the terms of her employment agreement with us.



5. On October 18, 1999, we issued 20,000 shares of our common stock to Wayne K. Knutson pursuant to the terms of his employment agreement with us.



6. On January 17, 2000, we issued 52,632 shares of our common stock to Terah Cochrane pursuant to the terms of an employment offer letter from us.



7. On February 1, 2000, we issued 21,930 shares of our common stock to Richard J. Kodora pursuant to the terms of an employment offer letter from us.



8. On March 31, 2000, we issued to Kenneth A. Kessler, MD, 1,041,647 shares of our common stock upon his exercise of warrants at an average weighted exercise price of $0.95 per share. The warrants underlying the shares were issued prior to June 1, 1999 in connection with certain loan guarantees made by Dr. Kessler for us and in connection with his employment as our chairman and chief executive officer.



9. On July 6, 2000, we issued 25,694 shares of common stock to David P. Hunsaker, pursuant to the terms of his employment agreement with us.



10. On October 18, 2000, we issued 29,768 shares of our common stock to Mr. Larsen pursuant to the terms of his employment agreement with us.



11. On October 18, 2000, we issued 12,500 shares of our common stock to Mr. Held pursuant to the terms of his employment agreement with us.



12. On October 18, 2000, we issued 25,000 shares of our common stock to Ms. Gianchetta pursuant to the terms of her employment agreement with us.



13. On October 18, 2000, we issued 20,000 shares of our common stock to Mr. Knutson pursuant to the terms of his employment agreement with us.

14. On October 18, 2001, we issued 29,768 shares of our common stock to Mr. Larsen pursuant to the terms of his employment agreement with us.



15. On October 18, 2001, we issued 12,500 shares of our common stock to Mr. Held pursuant to the terms of his employment agreement with us.



16. On March 8, 2002, we issued 100,000 shares of our common stock to Steven B. Epstein upon his exercise of warrants at an exercise price of $1.44 per share. The warrants were issued to Mr. Epstein prior to June 1, 1999 in connection with his service as a member of our board of directors.



17. On October 18, 1999, we issued 1,789,473 shares of our common stock to Combined Benefits Management, Inc. in connection with our acquisition of all of the outstanding capital stock of Vydas Resources, Inc.



18. On August 21, 2000, we issued warrants to purchase 75,000 shares of our common stock at an exercise price of $0.01 per share to Dr. Kessler as partial consideration for a $750,000 loan made to us by Dr. Kessler.



19. On September 15, 2000, we issued subordinated secured notes to Canpartners Investments IV, LLC in the principal amount of $7.5 million for a loan of approximately $7.1 million. As part of this transaction, we issued to Canpartners 750,000 shares of our common stock for an aggregate purchase price of $750 and an aggregate of 1,183,928 shares of our common stock upon exercise of previously issued warrants for an aggregate exercise price of approximately $9,100.



20. We have issued an aggregate of 820,031 shares of our Series I Preferred Stock pursuant to the exercise of warrants at a weighted average exercise price of $1.22 per share. The warrants were issued prior to June 1, 1999 to investors who participated in a round of financing.



21. We have issued an aggregate of 858,949 shares of our Series I Preferred Stock pursuant to the exercise of warrants at a weighted average exercise price of $.90 per share. The warrants were issued prior to June 1, 1999 to investors as consideration for loan guarantees made by those investors.



22. We have issued an aggregate of 30,817 shares of our Series I Preferred Stock pursuant to the exercise of warrants at a weighted average exercise price of $3.60 per share. These warrants were issued prior to June 1, 1999 to investors who participated in a round of financing.



    The above share and dollar amounts do not reflect the contemplated one-for reverse stock split of our common stock. The issuances described in items 1 through 16 above were made in reliance upon the exemption from registration provided in Rule 701 under the Securities Act of 1933, as amended, for transactions by an issuer pursuant to compensatory benefit plans and contracts relating to compensation.



    The issuances described in items 17 through 22 above were made in reliance upon an exemption from registration provided in Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving any public offering. Each of the offers and sales was made to a limited number of persons and no underwriters were involved in connection with the sale of these securities.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits




NUMBER EXHIBIT                           DESCRIPTION
--------------   ------------------------------------------------------------
    +1           Form of Underwriting Agreement

NUMBER EXHIBIT                           DESCRIPTION
--------------   ------------------------------------------------------------
    +2.1         Stock Purchase Agreement, dated September 26, 1997, between
                   Registrant and Principal Health Care, Inc.
    +2.2         Stock Purchase Agreement, dated October 8, 1999 between
                   Registrant, Combined Benefits Management, Inc. and Vydas
                   Resources, Inc.
   **2.3         Transaction Agreement, dated as of August 31, 2001, by and between Sheppard Pratt Health System, Inc. and APS
                   Healthcare Bethesda, Inc.
   **2.4         Purchase and Sale Agreement, effective March 29, 2002, by
                   and among APS Healthcare Bethesda, Inc., CC Holdings, LLC,
                   Innovative Resource Group, LLC and Cobalt Corporation
    *3.1         Form of Restated Certificate of Incorporation
    *3.2         Form of Amended and Restated Bylaws
    *4.1         Form of Common Stock Certificate
     4.2         Note and Stock Purchase Agreement, dated as of
                   September 15, 2000 among Psych Systems Holdings, Inc.,
                   certain guarantors, Canpartners Investments IV, LLC and
                   certain other purchasers
     4.2.1       First Amendment to Note and Stock Purchase Agreement, dated as of March 29, 2002, by and among APS Healthcare
                   Holdings, Inc., certain guarantors, Canpartners
                   Investments IV, LLC and certain other purchasers
    +4.3         Class A Common Stock Purchase Warrant, dated August 21,
                   2000, between Registrant and Kenneth A. Kessler, MD
     4.4         Amended and Restated Common Stock Purchase Warrant, between
                   Registrant and Bank of America, NA
    +4.5         Common Stock Purchase Warrant, dated February 1, 1996,
                   between Registrant and KBL Healthcare, Inc.
    +4.6         Form of Common Stock Purchase Warrant, issued November 8,
                   1994
    +4.7         Form of Common Stock Purchase Warrant, issued February 19,
                   1994
    +4.8         Form of Series I Convertible Preferred Stock Purchase
                   Warrant
    +4.9         Form of Unit Purchase Option Agreement
    +4.10        Amended and Restated Registration and Shareholder Rights
                   Agreement, dated September 15, 2000, between Registrant,
                   Canpartners Investments IV, LLC, Nazem & Company IV, LP
                   and Transatlantic Venture Partners, CV
    +4.10.1      Amendment to Amended and Restated Registration and
                   Shareholder Rights Agreement, dated November 30, 2000,
                   between Registrant, Canpartners Investments IV, LLC, Nazem
                   & Company IV, LP and Transatlantic Venture Partners, CV
    +4.11        Shareholder Rights Agreement, dated October 18, 1999,
                   between Registrant and Combined Benefits Management, Inc.
    +4.12        Warrantholders Rights Agreement, dated December 23, 1998,
                   between Registrant, the investors listed therein and
                   NationsCredit Commercial Corporation
    +4.12.1      First Amendment to Warrantholders Rights Agreement, dated
                   October 18, 1999, between Registrant, the investors listed therein and Banc of America Commercial Finance Corporation
    +4.13        Second Amended and Restated Registration Rights Agreement,
                   dated June 17, 1996, between Registrant, Applewood
                   Associates, LP, Seneca Ventures, Woodland Partners,
                   Woodland Venture Fund, Nazem & Company IV, LP and Oxford
                   Health Plans, Inc.
    +4.13.1      Amendment to the Second Amended and Restated Registration
                   Rights Agreement, dated September 26, 1997, between
                   American Psych Systems, Inc., Applewood Associates, LP,
                   Woodland Partners, Woodland Venture Fund, Nazem & Company
                   IV, LP, Oxford Health Plans and Principal Health Care,
                   Inc.

NUMBER EXHIBIT                           DESCRIPTION
--------------   ------------------------------------------------------------
    +4.14        Registration Rights Agreement, dated February 3, 1995,
                   between American Psych Systems, Inc. for the benefit of
                   KBL Healthcare, Inc. and its designees listed therein
    +4.15        Registration Rights Agreement, dated February 3, 1995,
                   between American Psych Systems, Inc. for the benefit of
                   the investors listed therein
    +4.16        Registration Rights Agreement, dated March 20, 1994, between
                   American Psych Systems, Inc. for the benefit of KBL
                   Healthcare, Inc. and its designees listed therein
    +4.17        Registration Rights Agreement, dated March 30, 1994, between
                   American Psych Systems, Inc. and certain investors listed
                   therein
    +4.18        Promissory Note, dated March 31, 2000 between Registrant and
                   Kenneth A. Kessler, MD
     4.19        Amended and Restated Common Stock Purchase Warrant between
                   Registrant and CapitalSource Holdings LLC
    *5           Opinion of Epstein Becker & Green, P.C. as to legality of
                   the securities
   +10.1         Amended and Restated 1993 Stock Option Plan
   +10.2         Employment Agreement, dated April 3, 1995, between
                   Registrant and Kenneth A. Kessler, MD
   +10.2.1       First Amendment to Employment Agreement, dated September 26,
                   1997, between Registrant and Kenneth A. Kessler, MD
   +10.2.2       Second Amendment to Employment Agreement, dated December 23,
                   1998 between Registrant and Kenneth A. Kessler, MD
   +10.2.3       Third Amendment to Employment Agreement, dated September 15,
                   2000, between Registrant and Kenneth A. Kessler, MD
   +10.3         Employment Agreement, dated January 5, 2000, between
                   Registrant and Richard Kodora
   +10.4         Employment Offer Letter, dated October 20, 2000, from
                   Registrant to Paul Barnes
   +10.5         Employment Offer Letter, dated January 12, 2000, from
                   Registrant to Laura Tarantino
    10.6         Employment Offer Letter, dated February 15, 2001, from
                   Registrant to Vincent Achilarre
    10.7         Services Agreement, dated February 28, 2002, between APS
                   Healthcare Bethesda, Inc. and the Trizetto Group
  ++10.8         Contract for Managed Mental Health and Substance Abuse
                   Services, dated October 1, 2001, between the Puerto Rico
                   Health Insurance Administration, the Administration for
                   Mental Health and Substance Abuse Services and APS
                   Healthcare Puerto Rico, Inc.
    10.9         Form of Behavioral Health Services Contract, effective as of
                   March 29, 2002, relating to Innovative Resource Group, LLC
    10.10        Amended and Restated Credit Agreement, dated as of July 23,
                   2001, between APS Healthcare Holdings, Inc. and
                   CapitalSource Finance LLC
    10.10.1      First Amendment to Amended and Restated Credit Agreement,
                   dated as of March 29, 2002, between APS Healthcare
                   Holdings, Inc. and CapitalSource Finance LLC
    10.10.2      Notes relating to First Amendment to Amended and Restated
                   Credit Agreement, dated as of March 29, 2002, between APS
                   Healthcare Holdings, Inc. and CapitalSource Finance LLC
  ++10.11        Amended and Restated Behavioral Health Services Agreement,
                   dated as of December 17, 2001, between Registrant, APS
                   Healthcare Bethesda, Inc., Coventry Health Care, Inc. and
                   HMO subsidiaries of Coventry Health Care, Inc. listed
                   therein
    10.12        Subordinated Promissory Note, dated March 29, 2002, in the principal amount of $10,000,000, in favor of CC Holdings,
                   LLC
    10.13        Employment Offer Letter, dated January 29, 2002, from
                   Registrant to Leslie Young

NUMBER EXHIBIT                           DESCRIPTION
--------------   ------------------------------------------------------------
   *11           Computation of Net Loss Per Share
   +21           List of Significant Subsidiaries
   *23.1         Consent of Epstein Becker & Green, P.C. (included as part of
                   Exhibit 5 hereto)
    23.2         Consent of Ernst & Young LLP regarding Registrant
    23.3         Consent of Ernst & Young LLP regarding Innovative Resources
                   Group, LLC
    23.4         Consent of McGladrey & Pullen, LLP
   +24           Power of Attorney (included on Signature Page hereto)
   *27           Financial Data Schedule


------------------------

*   To be filed by amendment.


** Registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.



+   Previously filed.



++ Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


    (b) Financial Statement Schedules


        Schedule II -- Valuation and Qualifying Accounts


    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

(1) We will provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Bethesda, Maryland, on this 24th day of April, 2002.


                                                       APS HEALTHCARE, INC.

                                                       By:          /s/ KENNETH A. KESSLER, MD
                                                            -----------------------------------------
                                                                      Kenneth A. Kessler, MD
                                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                      POWER OF ATTORNEY TO SIGN AMENDMENTS


    KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint KENNETH A. KESSLER, MD and VINCENT M. ACHILARRE, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including without limitation any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.



    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
             /s/ KENNETH A. KESSLER, MD                Chairman and Chief Executive
     -------------------------------------------         Officer (Principal Executive   April 24, 2002
               Kenneth A. Kessler, MD                    Officer)

                                                       Executive Vice President and
              /s/ VINCENT M. ACHILARRE                   Chief Financial Officer
     -------------------------------------------         (Principal Financial and       April 24, 2002
                Vincent M. Achilarre                     Accounting Officer)

                          *
     -------------------------------------------       Director                         April 24, 2002
                  Steven B. Epstein

                 /s/ PETER J. BABIN
     -------------------------------------------       Director                         April 24, 2002
                   Peter J. Babin

                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
                          *
     -------------------------------------------       Director                         April 24, 2002
                  Robert J. Becker

                          *
     -------------------------------------------       Director                         April 24, 2002
                  Marlene R. Krauss

                          *
     -------------------------------------------       Director                         April 24, 2002
                  Jeffrey M. Krauss

                 /s/ WAYNE B. LOWELL
     -------------------------------------------       Director                         April 24, 2002
                   Wayne B. Lowell



*By:               /s/ KENNETH A. KESSLER, MD
             --------------------------------------
                     Kenneth A. Kessler, MD
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


NUMBER EXHIBIT                                    DESCRIPTION
--------------            ------------------------------------------------------------
                +1        Form of Underwriting Agreement
                +2.1      Stock Purchase Agreement, dated September 26, 1997, between
                            Registrant and Principal Health Care, Inc.
                +2.2      Stock Purchase Agreement, dated October 8, 1999 between
                            Registrant, Combined Benefits Management, Inc. and Vydas
                            Resources, Inc.
               **2.3      Transaction Agreement, dated as of August 31, 2001, by and between Sheppard Pratt Health System, Inc. and APS
                            Healthcare Bethesda, Inc.
               **2.4      Purchase and Sale Agreement, effective March 29, 2002, by
                            and among APS Healthcare Bethesda, Inc., CC Holdings, LLC,
                            Innovative Resource Group, LLC and Cobalt Corporation
                *3.1      Form of Restated Certificate of Incorporation
                *3.2      Form of Amended and Restated Bylaws
                *4.1      Form of Common Stock Certificate
                 4.2      Note and Stock Purchase Agreement, dated as of
                            September 15, 2000 among Psych Systems Holdings, Inc.,
                            certain guarantors, Canpartners Investments IV, LLC and
                            certain other purchasers
                 4.2.1    First Amendment to Note and Stock Purchase Agreement, dated as of March 29, 2002, by and among APS Healthcare
                            Holdings, Inc., certain guarantors, Canpartners
                            Investments IV, LLC and certain other purchasers
                +4.3      Class A Common Stock Purchase Warrant, dated August 21,
                            2000, between Registrant and Kenneth A. Kessler, MD
                 4.4      Amended and Restated Common Stock Purchase Warrant, between
                            Registrant and Bank of America, NA
                +4.5      Common Stock Purchase Warrant, dated February 1, 1996,
                            between Registrant and KBL Healthcare, Inc.
                +4.6      Form of Common Stock Purchase Warrant, issued November 8,
                            1994
                +4.7      Form of Common Stock Purchase Warrant, issued February 19,
                            1994
                +4.8      Form of Series I Convertible Preferred Stock Purchase
                            Warrant
                +4.9      Form of Unit Purchase Option Agreement
                +4.10     Amended and Restated Registration and Shareholder Rights
                            Agreement, dated September 15, 2000, between Registrant,
                            Canpartners Investments IV, LLC, Nazem & Company IV, LP
                            and Transatlantic Venture Partners, CV
                +4.10.1   Amendment to Amended and Restated Registration and
                            Shareholder Rights Agreement, dated November 30, 2000,
                            between Registrant, Canpartners Investments IV, LLC, Nazem
                            & Company IV, LP and Transatlantic Venture Partners, CV
                +4.11     Shareholder Rights Agreement, dated October 18, 1999,
                            between Registrant and Combined Benefits Management, Inc.
                +4.12     Warrantholders Rights Agreement, dated December 23, 1998,
                            between Registrant, the investors listed therein and
                            NationsCredit Commercial Corporation
                +4.12.1   First Amendment to Warrantholders Rights Agreement, dated
                            October 18, 1999, between Registrant, the investors listed therein and Banc of America Commercial Finance Corporation
                +4.13     Second Amended and Restated Registration Rights Agreement,
                            dated June 17, 1996, between Registrant, Applewood
                            Associates, LP, Seneca Ventures, Woodland Partners,
                            Woodland Venture Fund, Nazem & Company IV, LP and Oxford
                            Health Plans, Inc.

NUMBER EXHIBIT                                    DESCRIPTION
--------------            ------------------------------------------------------------
                +4.13.1   Amendment to the Second Amended and Restated Registration
                            Rights Agreement, dated September 26, 1997, between
                            American Psych Systems, Inc., Applewood Associates, LP,
                            Woodland Partners, Woodland Venture Fund, Nazem & Company
                            IV, LP, Oxford Health Plans and Principal Health Care,
                            Inc.
                +4.14     Registration Rights Agreement, dated February 3, 1995,
                            between American Psych Systems, Inc. for the benefit of
                            KBL Healthcare, Inc. and its designees listed therein
                +4.15     Registration Rights Agreement, dated February 3, 1995,
                            between American Psych Systems, Inc. for the benefit of
                            the investors listed therein
                +4.16     Registration Rights Agreement, dated March 20, 1994, between
                            American Psych Systems, Inc. for the benefit of KBL
                            Healthcare, Inc. and its designees listed therein
                +4.17     Registration Rights Agreement, dated March 30, 1994, between
                            American Psych Systems, Inc. and certain investors listed
                            therein
                +4.18     Promissory Note, dated March 31, 2000 between Registrant and
                            Kenneth A. Kessler, MD
                 4.19     Amended and Restated Common Stock Purchase Warrant between
                            Registrant and CapitalSource Holdings LLC
                *5        Opinion of Epstein Becker & Green, P.C. as to legality of
                            the securities
               +10.1      Amended and Restated 1993 Stock Option Plan
               +10.2      Employment Agreement, dated April 3, 1995, between
                            Registrant and Kenneth A. Kessler, MD
               +10.2.1    First Amendment to Employment Agreement, dated September 26,
                            1997, between Registrant and Kenneth A. Kessler, MD
               +10.2.2    Second Amendment to Employment Agreement, dated December 23,
                            1998 between Registrant and Kenneth A. Kessler, MD
               +10.2.3    Third Amendment to Employment Agreement, dated September 15,
                            2000, between Registrant and Kenneth A. Kessler, MD
               +10.3      Employment Agreement, dated January 5, 2000, between
                            Registrant and Richard Kodora
               +10.4      Employment Offer Letter, dated October 20, 2000, from
                            Registrant to Paul Barnes
               +10.5      Employment Offer Letter, dated January 12, 2000, from
                            Registrant to Laura Tarantino
                10.6      Employment Offer Letter, dated February 15, 2001, from
                            Registrant to Vincent Achilarre
                10.7      Services Agreement, dated February 28, 2002, between APS
                            Healthcare Bethesda, Inc. and the Trizetto Group
              ++10.8      Contract for Managed Mental Health and Substance Abuse
                            Services, dated October 1, 2001, between the Puerto Rico
                            Health Insurance Administration, the Administration for
                            Mental Health and Substance Abuse Services and APS
                            Healthcare Puerto Rico, Inc.
                10.9      Form of Behavioral Health Services Contract, effective as of
                            March 29, 2002, relating to Innovative Resource Group, LLC
                10.10     Amended and Restated Credit Agreement, dated as of July 23,
                            2001, between APS Healthcare Holdings, Inc. and
                            CapitalSource Finance LLC
                10.10.1   First Amendment to Amended and Restated Credit Agreement,
                            dated as of March 29, 2002, between APS Healthcare
                            Holdings, Inc. and CapitalSource Finance LLC
                10.10.2   Notes relating to First Amendment to Amended and Restated
                            Credit Agreement, dated as of March 29, 2002, between APS
                            Healthcare Holdings, Inc. and CapitalSource Finance LLC
              ++10.11     Amended and Restated Behavioral Health Services Agreement,
                            dated as of December 17, 2001, between Registrant, APS
                            Healthcare Bethesda, Inc., Coventry Health Care, Inc. and
                            HMO subsidiaries of Coventry Health Care, Inc. listed
                            therein

NUMBER EXHIBIT                                    DESCRIPTION
--------------            ------------------------------------------------------------
                10.12     Subordinated Promissory Note, dated March 29, 2002, in the principal amount of $10,000,000, in favor of CC Holdings,
                            LLC
                10.13     Employment Offer Letter, dated January 29, 2002, from
                            Registrant to Leslie Young
               *11        Computation of Net Loss Per Share
               +21        List of Significant Subsidiaries
               *23.1      Consent of Epstein Becker & Green, P.C. (included as part of
                            Exhibit 5 hereto)
                23.2      Consent of Ernst & Young LLP regarding Registrant
                23.3      Consent of Ernst & Young LLP regarding Innovative Resources
                            Group, LLC
                23.4      Consent of McGladrey & Pullen, LLP
               +24        Power of Attorney (included on Signature Page hereto)
               *27        Financial Data Schedule


------------------------

*   To be filed by amendment.


** Registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.



+   Previously filed.



++ Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.